Exhibit 4.5

FERROGLOBE FINANCE COMPANY, PLC

as Issuer

Ferroglobe PLC

as Parent Guarantor

and the Guarantors party hereto

9.0% Senior Secured Notes due 2025

INDENTURE

Dated as of May 17, 2021

GLAS Trustees Limited,
as Trustee

Global Loan Agency Services Limited,
as Paying Agent

GLAS Americas LLC

as Registrar and Transfer Agent

GLAS Trust Corporation Limited,

as Security Agent

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Section 4.11.	Amendments to the Intercreditor Agreement, the ABL Intercreditor Agreement and Additional Intercreditor Agreements	77
Section 4.12.	Payment of Notes	79
Section 4.13.	Withholding Taxes	79
Section 4.14.	Change of Control	82
Section 4.15.	Impairment of Security Interest	84
Section 4.16.	Compliance Certificate	86
Section 4.17.	Listing	86
Section 4.18.	Financial Calculations for Limited Condition Acquisitions	86
Section 4.19.	Stay, Extension and Usury Laws	86
Section 4.20.	Taxes	87
Section 4.21.	Corporate Existence	87
Section 4.22.	Center of Main Interests and Establishments	87
Section 4.23.	Ratings. The Issuer and the Guarantors will use their commercially reasonable efforts to maintain an instrument rating from one of Moody’s, Fitch or S&P	87
Section 4.24.	Use of Proceeds	88
Article V Successor Company		88
Section 5.01.	Merger and Consolidation	88
Article VI Defaults And Remedies		90
Section 6.01.	Events of Default	90
Section 6.02.	Remedies Upon Event of Default	93
Section 6.03.	Acceleration	94
Section 6.04.	Other Remedies	94
Section 6.05.	Waiver of Past Defaults	94
Section 6.06.	Control by Majority	95
Section 6.07.	Limitation on Suits	95
Section 6.08.	Rights of Holders to Receive Payment	95
Section 6.09.	Collection Suit by Trustee	95
Section 6.10.	Trustee May File Proofs of Claim	96
Section 6.11.	Priorities	96
Section 6.12.	Undertaking for Costs	97
Section 6.13.	Waiver of Stay or Extension Laws	97
Section 6.14.	Restoration of Rights and Remedies	97
Section 6.15.	Rights and Remedies Cumulative	97
Section 6.16.	Delay or Omission Not Waiver	97
Section 6.17.	Indemnification of Trustee	98
Article VII Trustee		98
Section 7.01.	Duties of Trustee	98
Section 7.02.	Rights of Trustee	99
Section 7.03.	Individual Rights of Trustee	103
Section 7.04.	Trustee’s Disclaimer	103
Section 7.05.	Notice of Defaults	104

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Exhibits

Exhibit AProvisions Relating to the Notes

Exhibit A-1Form of Note

Exhibit BForm of Supplemental Indenture

Exhibit CForm of ABL Intercreditor Agreement

Schedules

Schedule 1Certain Existing Indebtedness

Schedule 2Security Documents

Schedule 3Agreed Security Principles

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INDENTURE dated as of May 17, 2021, among Ferroglobe Finance Company, PLC, a public limited company incorporated under the laws of England and Wales (the “Issuer”), Ferroglobe PLC, a public limited company incorporated under the laws of England and Wales as the parent guarantor (the “Parent”), the Guarantors (as defined herein) from time to time party hereto, and GLAS Trustees Limited, as trustee (in such capacity, the “Trustee”), GLAS Trust Corporation Limited as security agent (in such capacity, the “Security Agent”), Global Loan Agency Services Limited as paying agent (in such capacity, the “Paying Agent”) and GLAS Americas LLC as registrar (in such capacity, the “Registrar”) and transfer agent (in such capacity, the “Transfer Agent”).

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders (as defined herein) of (a) the Issuer’s U.S. dollar-denominated 9.0% Senior Secured Notes due 2025 issued on the Issue Date (the “Initial Notes”) and (b) additional securities having identical terms and conditions as the Notes that may be issued on any later issue date subject to the conditions and in compliance with the covenants set forth herein (the “Additional Notes”). Unless the context otherwise requires, in this Indenture references to the “Notes” include the Initial Notes and any Additional Notes that are actually issued.

ARTICLE I

DEFINITIONS

Section 1.01. Definitions.

“ABL Intercreditor Agreement” means the intercreditor agreement to be entered into after the Issue Date, among, inter alios, the Trustee, the Security Agent, the Parent, the Issuer, and the Guarantors party thereto, in the form attached to this Indenture as Exhibit C, as amended from time to time.

“ABL Guarantors” means the Guarantors party to the ABL Intercreditor Agreement.

“ABL Priority Collateral” has the meaning given to it under the ABL Intercreditor Agreement.

“ABL Priority Obligations” has the meaning given to it under the ABL Intercreditor Agreement.

“ABL Facility” means an asset-based lending facility designated by the Issuer as an “ABL Facility” by written notice to the Trustee and which will be subject to the terms of the ABL Intercreditor Agreement.

“Acquired Indebtedness” means Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, (2) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with such Person becoming a Restricted Subsidiary or such acquisition or (3) of a Person at the time such Person merges with or into or consolidates or otherwise combines with the Parent or any Restricted Subsidiary. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets and, with respect to clause (3) of the preceding sentence, on the date of the relevant merger, consolidation or other combination.

“Additional Notes Offer Condition” means, in connection with the Incurrence of Indebtedness represented by Additional Notes under Section 4.01(b)(iv)(A), the Issuer shall have made an offer in good faith prior to the Transaction Effective Date to holders of Existing Notes to issue Notes in an aggregate principal amount equal to the full amount of Notes permitted to be Incurred under Section 4.01(b)(iv)(A) to such holders (calculated based on the percentage such holders’ aggregate principal amount of Existing Notes represents to the aggregate principal amount of all Existing Notes then outstanding), subject to any rounding and minimum denomination required to be exempt from Regulation (EU) 2017/1129, as amended.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” means any Registrar, co-registrar, Transfer Agent, Paying Agent or additional paying agent.

“Agreed Security Principles” means the agreed security principles set out in Schedule 3 hereto.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases (other than operating leases entered into in the ordinary course of business), transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Parent or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction. Notwithstanding the preceding provisions of this definition, the following items shall not be deemed to be Asset Dispositions:

(1)

a disposition by a Restricted Subsidiary to the Parent or by the Parent or a Restricted Subsidiary to a Restricted Subsidiary, provided that any Restricted Subsidiary that is not a Guarantor to which Collateral is disposed of (other than by way of an Investment pursuant to clause (1) of the definition of “Permitted Investment” by the Issuer or any Guarantor in a Restricted Subsidiary that is not a Guarantor) shall grant or maintain the Lien on such Collateral securing the Notes;

(2)	a disposition of cash, Cash Equivalents, Temporary Cash Investments or Investment Grade Securities;

(3)	a disposition of inventory, trading stock, security equipment or other equipment or assets in the ordinary course of business;

(4)

a disposition of obsolete, damaged, retired, surplus or worn out equipment or assets or equipment, facilities or other assets that are no longer useful in the conduct of the business of the Parent and its Restricted Subsidiaries and any transfer, termination, unwinding or other disposition of hedging instruments or arrangements not for speculative purposes;

(5)	transactions permitted under Section 5.01 or a transaction that constitutes a Change of Control;

(6)

an issuance of Capital Stock by a Restricted Subsidiary to the Parent or to another Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors or the issuance of directors’ qualifying shares and shares issued to individuals as required by applicable law;

(7)

any dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by the Board of Directors or an Officer of the Parent) of less than

$10.0 million;

(8)	any Restricted Payment that is permitted to be made, and is made, under Section 4.02, and the making of any Permitted Payment or Permitted Investment;

(9)	the granting of Liens not prohibited by Section 4.03;

(10)

dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements or any sale of assets received by the Parent or a Restricted Subsidiary upon the foreclosure of a Lien granted in favor of the Parent or any Restricted Subsidiary;

(11)

the licensing or sub-licensing of intellectual property or other general intangibles and licenses, sub-licenses, leases or subleases of other property, in each case, in the ordinary course of business;

(12)	foreclosure, condemnation, taking by eminent domain or any similar action with respect to any property or other assets;

(13)

the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable;

(14)	sales or dispositions of receivables in connection with any factoring, receivables or securitization financing, including any Qualified Securitization Financing, or in the ordinary course of business;

(15)	[Reserved];

(16)

any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Parent or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(17)	any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(18)

any disposition of assets to a Person who is providing services related to such assets, the provision of which have been or are to be outsourced by the Parent or any Restricted Subsidiary to such Person; provided, however, that the Board of Directors shall certify that in the opinion of the Board of Directors, the outsourcing transaction will be economically beneficial to the Parent and its Restricted Subsidiaries (considered as a whole); provided further that the fair market value of the assets disposed of, when taken together with all other dispositions made pursuant to this clause (18), does not exceed $25.0 million;

(19)

an issuance of Capital Stock by a Restricted Subsidiary to the Parent or to another Restricted Subsidiary, an issuance or sale by a Restricted Subsidiary of Preferred Stock or redeemable Capital Stock that is permitted by Section

4.01 or an issuance of Capital Stock by the Parent pursuant to an equity incentive or compensation plan approved by the Board of Directors;

(20)

sales, transfers or other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding agreements; provided that any cash or Cash Equivalents received in such sale, transfer or disposition is applied in accordance with Section 4.05;

(21)

any disposition with respect to property built, owned or otherwise acquired by the Parent or any Restricted Subsidiary pursuant to customary sale and lease-back transactions, asset securitizations and other similar financings permitted by this Indenture; and

(22)	any disposition of Capital Stock, properties or assets of Ferroatlántica de Venezuela (Ferroven), S.A. and Cuarzos Industriales de Venezuela, S.A.

“Associate” means (i) any Person engaged in a Similar Business of which the Parent or its Restricted Subsidiaries are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock and (ii) any joint venture entered into by the Parent or any Restricted Subsidiary.

“Bankruptcy Law” means (a) the United States Bankruptcy Code of 1978, as amended, or any similar U.S. federal or state law for the relief of debtors and (b) any other bankruptcy, insolvency, liquidation or similar laws of any relevant jurisdiction that are of general application (including, without limitation, the laws of England and Wales relating to moratorium, bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors), and in each case, any amendment to, succession to or change in any such law.

“Board of Directors” means (1) with respect to the Issuer or any corporation or other body corporate, the board of directors or managers, as applicable, of the corporation or other body corporate, or any duly authorized committee thereof; (2) with respect to any partnership, the board of directors or other governing body of the general partner of the partnership or any duly authorized committee thereof; and (3) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. Whenever any provision of this Indenture requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors (excluding employee representatives, if any) on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval). The obligations of the “Board of Directors” of the Issuer under this Indenture may be exercised by the Board of Directors of a Restricted Subsidiary or a Parent Holdco pursuant to a delegation of powers of the Board of Directors of the Issuer.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in London, United Kingdom, New York, United States, Madrid, Spain, Amsterdam, the Netherlands or Dublin, Ireland are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes on the basis of IFRS (as in effect on the Issue Date for purposes of determining whether a lease is a capitalized lease). The amount of Indebtedness will be, at the time any determination is to be made, the amount of such obligation required to be capitalized on a balance sheet (excluding any notes thereto) prepared in accordance with IFRS, and the stated maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1)

securities issued or directly and fully Guaranteed or insured by the United States or Canadian governments, a Permissible Jurisdiction, Switzerland or Norway or, in each case, any agency or instrumentality thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition;

(2)

certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof (a “Deposit”) or cash in credit balance or deposit which are freely transferable or convertible within 90 days issued or held by any lender party to any ABL Facility or by any bank or trust company (a) if at any time since January 1, 2007 the Parent or any of its Subsidiaries held Deposits with such bank or trust company (or any branch or subsidiary thereof), (b) whose commercial paper is rated at least “A-3” or the equivalent thereof by S&P or at least “P-3” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (c) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of $250 million;

(3)

repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (1) and (2) entered into with any bank meeting the qualifications specified in clause (2) above;

(4)

commercial paper rated at the time of acquisition thereof at least “A-3” or the equivalent thereof by S&P or “P-3” or the equivalent thereof by Moody’s or carrying an equivalent rating by a Nationally Recognized Statistical Rating Organization, if both of the two named rating agencies cease publishing ratings of investments or, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt, and in any case maturing within one year after the date of acquisition thereof;

(5)

readily marketable direct obligations issued by any state of the United States of America, any province or territory of Canada, a Permissible Jurisdiction, Switzerland or Norway or any political subdivision thereof, in each case, having one of the two highest rating categories obtainable from either Moody’s or S&P (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of not more than two years from the date of acquisition;

(6)

Indebtedness or preferred stock issued by Persons with a rating of “BBB-” or higher from S&P or “Baa3” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another

Nationally Recognized Statistical Rating Organization) with maturities of 12 months or less from the date of acquisition;

(7)

bills of exchange issued in the United States, Canada, a Permissible Jurisdiction, Switzerland, Norway or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(8)	interests in investment funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (7) of this definition; and

(9)	for purposes of clause (2) of the definition of “Asset Disposition”, the marketable securities portfolio owned by the Parent and its Subsidiaries on the Issue Date.

“Change of Control” means the occurrence of any of the following:

(1)

the Parent becoming aware that (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Issue Date), directly or indirectly, of 35% or more of the total voting power of the Voting Stock of the Parent and the Permitted Holders “beneficially own” directly or indirectly in the aggregate the same or a lesser percentage of the total voting power of the Voting Stock of the Parent than such other “person” or “group” of related persons; provided that for the purposes of this clause, (x) no Change of Control shall be deemed to occur by reason of the Parent becoming a Subsidiary of a Successor Parent; and (y) any Voting Stock of which any Permitted Holder is the “beneficial owner” (as so defined) shall not be included in any Voting Stock of which any such “person” or “group of related persons” is the “beneficial owner” (as so defined), unless such Permitted Holder is controlled by such “person” or “group” of related persons;

(2)

the sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of the Parent and its Restricted Subsidiaries taken as a whole to a Person, other than a Restricted Subsidiary or one or more Permitted Holders;

(3)	the Parent ceases to directly or indirectly hold 100% of the Capital Stock of the Issuer; or

(4)	the shareholders of the Parent or the Issuer approve any plan of liquidation or dissolution of the Parent or the Issuer.

Notwithstanding the foregoing, no “Change of Control” shall occur or deemed to occur by reason of:

(1)	any enforcement of rights or exercise of remedies under the GVM Share Pledge, including any sale, transfer or other disposal or disposition of the shares in the Parent in connection therewith;

(2)

any disposal by GVM of its shares in the Parent where the purpose of that transaction is to facilitate the repayment or discharge (in full or in part) of the GVM Loan and the proceeds of sale are promptly applied towards such repayment or discharge; or

(3)

any mandatory offer (or analogous offer) required under the City Code on Takeovers and Mergers or any analogous regulation applied in any jurisdiction as a consequence of a transaction under limbs (1) or (2) above, provided that, if any transaction under paragraphs (1) to (3) above occurs which, but for such paragraph(s), would be a “Change of Control” as a consequence of any Person or Persons (other than Tyrus) (x) acquiring any Voting Stock of the Parent or (y) being or becoming the “beneficial owner” of the voting power of any Voting Stock of the Parent (such Person(s), the “Controlling Shareholder”) either:

(A)the Controlling Shareholder has, within 60 days of that transaction, and at its election:

(x)paid to the Holders, on a pro rata basis, a fee in an aggregate amount equal to the product of (i) the aggregate principal amount outstanding of the Notes then outstanding, (ii) 0.02 and (iii) the number of years (or part- thereof, with any part of a year calculated on the basis of the number of days divided by 360) from the payment date of such fee to June 30, 2025; or

(y)made an offer to all Holders to purchase one-third of the outstanding principal amount of the Notes then outstanding on a pro rata basis at a price equal to (A) in the first fifteen months after the Issue Date, 100% of the principal amount of such Notes plus accrued and unpaid interest to the date of such purchase or (B) at any time after the first fifteen months following the Issue Date, 101% of the principal amount of such Notes plus accrued and unpaid interest to the date of such purchase; or

(B)the Issuer, within 60 days of that transaction, has made an offer to all Holders to repurchase or purchase (as applicable), or has otherwise redeemed, one-third of the outstanding principal amount of the Notes then outstanding on a pro rata basis at a price equal to (A)in the first fifteen months after the Issue Date, 100% of the principal amount of such Notes plus accrued and unpaid interest to the date of such repurchase, purchase or redemption or (B) at any time after the fifteen months following the Issue Date, 101% of the principal amount of such Notes plus accrued and unpaid interest to the date of such repurchase, purchase or redemption, resulting in such repurchased, purchased or redeemed Notes being cancelled, and provided further that, the Controlling Shareholder is not a Restricted Person.

“Clearstream” means Clearstream Banking, S.A., as currently in effect or any successor securities clearing agency.

“Collateral” means (a) the collateral that secures the Notes and the obligations under this Indenture pursuant to the Security Documents set forth in Schedule 2 to this Indenture and (b) any other collateral that secures the Notes and the obligations under this Indenture from time to time.

“Commodity Hedging Agreements” means, in respect of a Person, any commodity purchase contract, commodity futures or forward contract, commodities option contract or other similar contract (including commodities derivative agreements or arrangements), to which such Person is a party or a beneficiary.

“Consolidated EBITDA” for the period of the four most recent fiscal quarters ending prior to the relevant date of measurement for which internal consolidated financial statements are available, means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1)	Consolidated Interest Expense;

(2)	Consolidated Income Taxes;

(3)	consolidated depreciation expense;

(4)	consolidated amortization or impairment expense;

(5)

any expenses, charges or other costs related to any issuance of Capital Stock, listing of Capital Stock, Investment, acquisition (including amounts paid in connection with the acquisition or retention of one or more individuals comprising part of a management team retained to manage the acquired business and any expenses, charges or other costs related to deferred or contingent payments), disposition, recapitalization or the Incurrence, issuance, redemption or refinancing of any Indebtedness permitted by this Indenture or any amendment, waiver, consent or modification to any document governing any such Indebtedness (whether or not successful), in each case, as determined in good faith by the Board of Directors or an Officer of the Parent;

(6)

any minority interest expense (whether paid or not) consisting of income attributable to minority equity interests of third parties in such period or any prior period or any net earnings, income or share of profit of any Associates, associated company or undertaking;

(7)

other non-cash charges, write-downs or items reducing Consolidated Net Income (excluding any such non-cash charge, write-down or item to the extent it represents an accrual of or reserve for cash charges expected to be paid in any future period) or other items classified by the Parent as special, extraordinary, exceptional, unusual or nonrecurring items less other non- cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash expected to be paid in any future period);

(8)

the proceeds of any business interruption insurance received or that become receivable during such period to the extent the associated losses arising out of the event that resulted in the payment of such business interruption insurance proceeds were included in computing Consolidated Net Income;

(9)

payments received or that become receivable with respect to, expenses that are covered by the indemnification provisions in any agreement entered into by such Person in connection with an acquisition to the extent such expenses were included in computing Consolidated Net Income;

(10)

any Securitization Fees and discounts on the sale of accounts receivables in connection with any Qualified Securitization Financing representing, in the Parent’s reasonable determination, the implied interest component of such discount for such period, and any gains (or losses) on the sale of accounts receivables, Securitization Assets and related assets in connection with a Qualified Securitization Financing;

(11)

any extraordinary, one-off, non-recurring, exceptional or unusual gain, loss, expense or charge, including any charges or reserves in respect of any restructuring, redundancy, relocation, refinancing, integration or severance or other post-employment arrangements, signing, retention or completion bonuses, transaction costs (including costs related to any investments), acquisition costs, business optimization, system establishment, software or information technology implementation or development, costs related to governmental investigations and curtailments or modifications to pension or post-retirement benefits schemes, litigation or any asset impairment charges or the financial impacts of natural disasters (including fire, flood and storm and related events); and

(12)

any one-time non-cash charges or any amortization or depreciation, in each case to the extent related to any acquisition of another Person or business or resulting from any reorganization or restructuring or Incurrence of Indebtedness involving the Parent or its Restricted Subsidiaries.

Unless otherwise specified, Consolidated EBITDA shall be determined on a pro forma basis, including the pro forma application of proceeds of Indebtedness being Incurred in connection with such determination, as per the most recent four fiscal quarters for which financial statements are available immediately preceding such determination.

“Consolidated Income Taxes” means taxes or other payments, including deferred Taxes, based on income, profits or capital of any of the Parent and its Restricted Subsidiaries whether or not paid, estimated, accrued or required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, for any period (in each case, determined on the basis of IFRS), the consolidated net interest income/expense of the Parent and its Restricted Subsidiaries under IFRS, whether paid or accrued, plus or including (without duplication) any interest, costs and charges consisting of:

(1)	interest expense attributable to Capitalized Lease Obligations;

(2)	amortization of original issue discount but excluding amortization of debt issuance costs, fees and expenses and the expensing of any finance costs;

(3)	non-cash interest expense;

(4)	costs associated with Hedging Obligations (excluding amortization of fees or any non-cash interest expense attributable to the movement in mark-to- market valuation of such obligations);

(5)

the product of (a) all dividends or other distributions in respect of all Disqualified Stock of the Parent and all Preferred Stock of any Restricted Subsidiary, to the extent held by Persons other than the Parent or a subsidiary of the Parent, multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined national, state and local statutory tax rate of such Person, expressed as a decimal, as estimated in good faith by a responsible accounting or financial officer of the Parent;

(6)	the consolidated interest expense that was capitalized during such period; and

(7)	interest actually paid by the Parent or any Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person,

minus (i) accretion or accrual of discounted liabilities other than Indebtedness, (ii) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (iii) interest with respect to Indebtedness of any Holding Company of such Person appearing upon the balance sheet of such Person solely by reason of push-down accounting under IFRS and (iv) any Additional Amounts with respect to the Notes included in interest expense under IFRS or other similar tax gross up on any Indebtedness included in interest expense under IFRS; and excluding amortization of debt discount, premium, issuance costs, commissions, fees and expenses, any commissions, discounts, yield or other fees and charges related to any Qualified Securitization Financing or other factoring, receivables or securitization financings that are non-recourse to the Parent or its Restricted Subsidiaries.

“Consolidated Net Income” means, for any period, the net income (loss) of the Parent and its Restricted Subsidiaries determined on a consolidated basis on the basis of IFRS; provided, however, that there will not be included in such Consolidated Net Income:

(1)

subject to the limitations contained in clause (3) below, any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that the Parent’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Person during such period to the Parent or a Restricted Subsidiary as a dividend or other distribution or return on investment or could have been distributed, as reasonably determined by an Officer (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (2) below);

(2)	[Reserved];

(3)

any net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations of the Parent or any Restricted Subsidiaries (including pursuant to any sale/leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by an Officer or the Board of Directors of the Parent);

(4)	[Reserved];

(5)	the cumulative effect of a change in accounting principles;

(6)

any non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards, any non-cash deemed finance charges in respect of any pension liabilities or other provisions, any non-cash net after tax gains or losses attributable to the termination or modification of any employee pension benefit plan and any charge or expense relating to any payment made to holders of equity based securities or rights in respect of any dividend sharing provisions of such securities or rights to the extent such payment was made pursuant to Section 4.02;

(7)

all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness or Hedging Obligations and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(8)

any unrealized gains or losses in respect of Hedging Obligations or other financial instruments or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value or changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations;

(9)

any unrealized foreign currency transaction gains or losses in respect of Indebtedness or other obligations of the Parent or any Restricted Subsidiary denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses resulting from re- measuring assets and liabilities denominated in foreign currencies;

(10)

any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Parent or any Restricted Subsidiary owing to the Parent or any Restricted Subsidiary;

(11)	any one-time non-cash charges or any amortization or depreciation, in each case to the extent related to any acquisition of another Person or business; and

(12)	any goodwill or other intangible asset impairment charge or write-off or write-down.

“Consolidated Net Leverage” means the aggregate outstanding Indebtedness of the Parent and its Restricted Subsidiaries (excluding Hedging Obligations) as of the relevant date of calculation minus cash and cash equivalents at such date, in each case on a consolidated basis and in accordance with IFRS.

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Net Leverage at such date to (y) the aggregate amount of Consolidated EBITDA for the period of the four most recent fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Parent are available.

In addition, for purposes of calculating the Consolidated Net Leverage Ratio:

(1)

acquisitions and Investments (each, a “Purchase”) that have been made by the Parent or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Subsidiaries which are Restricted Subsidiaries acquired by the Parent or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Subsidiaries which are Restricted Subsidiaries, during the reference period or subsequent to such reference period and on or prior to the date on which the calculation of the Consolidated Net Leverage Ratio is made (the “Calculation Date”), or that are to be made on the Calculation Date, will be given pro forma effect (as determined in good faith by a responsible accounting or financial officer of the Parent) as if they had occurred on the first day of the reference period; provided that if definitive documentation has been entered into with respect to a Purchase that is part of the transaction causing a calculation to be made hereunder, Consolidated EBITDA for such period will be calculated after giving pro forma effect to such Purchase as if such Purchase had occurred on the first day of such period, even if the Purchase has not yet been consummated as of the date of determination;

(2)

the Consolidated EBITDA (whether positive or negative) attributable to discontinued operations, as determined in accordance with IFRS, and operations, businesses or group of assets constituting a business or operating unit (and ownership interests therein) disposed of during the reference period or subsequent to such reference period and prior to the Calculation Date, will be excluded on a pro forma basis as if such disposition occurred on the first day of such period;

(3)

the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with IFRS, and operations, businesses or group of assets constituting a business or operating unit (and ownership interests therein) disposed of during the reference period or subsequent to such reference period and prior to the Calculation Date, will be excluded on a pro forma basis as if such disposition occurred on the first day of such period, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the Parent or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such reference period;

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such reference period; and

(6)	if any Indebtedness is not denominated in the Parent’s functional currency, that Indebtedness for purposes of the calculation of Consolidated Net Leverage shall be treated in accordance with IFRS.

For the purposes of the definitions of Consolidated EBITDA, Consolidated Income Taxes, Consolidated Interest Expense and Consolidated Net Income, calculations will be determined in accordance with the terms set forth above.

“Consolidated Net Tangible Assets” means, as of any date of determination, the total amount of assets of the Parent on a consolidated basis (including deferred pension cost and deferred tax assets (without reducing such deferred tax assets by deferred tax liabilities), and less applicable reserves and other properly deductible items), after deducting therefrom:

(1)	all current liabilities (excluding any Indebtedness or obligations under capital leases classified as a current liability); and

(2)	all goodwill, trade names, trademarks, patents, unamortized debt discount and financing costs and all similar intangible assets,

all as set forth in the Parent’s most recent consolidated balance sheet internally available (but, in any event, as of a date within 150 days of the date of determination) and computed in accordance with IFRS.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)	to advance or supply funds:

(A)	for the purchase or payment of any such primary obligation; or

(B)	to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)

to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facility” means, with respect to the Parent or any of its Subsidiaries, one or more debt facilities, arrangements, instruments or indentures (including any ABL Facility or commercial paper facilities and overdraft facilities) with banks, institutions or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), notes, letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks, institutions or investors and whether provided under any ABL Facility or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (1) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Parent as additional borrowers or guarantors thereunder, (3) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract, currency derivative or other similar agreement to which such Person is a party or beneficiary.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Board of Directors or an Officer of the Parent) of non-cash consideration received by the Parent or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash, Cash Equivalents or Temporary Cash Investments received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 4.05.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, in each case on or prior to the date that is 90 days after the earlier of (a) the Stated Maturity of the Notes or (b) the date on which there are no Notes outstanding. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the issuer thereof to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Disposition will not constitute Disqualified Stock if the terms of such Capital Stock provide that the issuer thereof may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.02. For purposes hereof, the amount of Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value to be determined as set forth herein. Only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock.

“Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time of determination thereof by the Parent, the amount of U.S. dollars obtained by converting such currency other than U.S. dollars involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable currency other than U.S. dollars as published in The Financial Times in the “Currency Rates” section (or, if The Financial Times is no longer published, or if such information is no longer available in The Financial Times, such source as may be selected in good faith by the Board of Directors or an Officer of the Parent) on the date of such determination.

“EBITDA” for a Person for the period of the four most recent fiscal quarters ending prior to the relevant date of measurement for which internal consolidated financial statements are available, means, without duplication earnings before interest, tax, depreciation and amortization, calculated on a basis consistent with Consolidated EBITDA.

“Equity Offering” means (x) a sale of Capital Stock of a Parent Holdco, the Parent or a Restricted Subsidiary (other than Disqualified Stock and other than offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions and other than offerings to the Parent or any Restricted Subsidiary), or (y) the sale of Capital Stock or other securities by any Person (other than to the Parent or a Restricted Subsidiary), the proceeds of which are contributed to the equity (other than through the issuance of Disqualified Stock) of the Parent or any of its Restricted Subsidiaries.

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into escrow accounts with an independent escrow agent on the date of the applicable offering or Incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow accounts upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“Euroclear” means Euroclear Bank S.A./N.V.

“European Union” means all members of the European Union as of January 1, 2021.

“Excess ABL Debt” has the meaning given to it under the ABL Intercreditor Agreement.

“Excess Junior Note Debt” has the meaning given to it under the ABL Intercreditor Agreement.

“Excess Senior Note Debt” has the meaning given to it under the ABL Intercreditor Agreement.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Existing A/R Facility” means the facilities available under two Factoring Agreements dated as of October 2, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among, inter alios, Ferropem SAS, Grupo Ferroatlantica S.A, and La Banque Postale Leasing & Factoring.

“Existing Notes” means the $350.0 million aggregate principal amount 9 3/8% Senior Notes due 2022, issued on February 15, 2017.

“fair market value” wherever such term is used in this Indenture (except as otherwise specifically provided in this Indenture), may be conclusively established by means of an Officer’s Certificate or a resolution of the Board of Directors of the Parent setting out such fair market value as determined by such Officer or such Board of Directors in good faith.

“Fairness Opinion” means a written opinion of an accounting, appraisal, or investment banking firm of international standing, or other recognized independent expert with experience appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required, stating that such transaction or series of related transactions is on terms not less favorable than might have been obtained in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate.

“Fitch” means Fitch Ratings, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Ratings Organization.

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the four most recent fiscal quarters prior to the date of such determination for which internal consolidated financial statements are available to (y) the Fixed Charges of such Person for such four fiscal quarters.

In the event that the specified Person or any of its Restricted Subsidiaries Incurs, assumes, guarantees, repays, repurchases, redeems, defeases, retires, extinguishes or otherwise discharges any Indebtedness (other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the four-quarter period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (as determined in good faith by a responsible accounting or financial officer of such Person) to such Incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance, retirement, extinguishment or other discharge of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter period; provided, however, that the pro forma calculation of Fixed Charges shall not give effect to (i) any Indebtedness Incurred on the Calculation Date pursuant to the provisions described in Section 4.01(b) or (ii) the discharge on the Calculation Date of any Indebtedness to the extent that such discharge results from the proceeds of Indebtedness Incurred pursuant to the provisions described in Section 4.01(b).

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)

Purchases that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or by any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Subsidiaries which are Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (as determined in good faith by a responsible accounting or financial officer of such Person) as if they had occurred on the first day of the four-quarter reference period; provided that, if definitive documentation has been entered into with respect to a Purchase that is part of the transaction causing a calculation to be made hereunder, Consolidated EBITDA for such period will be calculated after giving pro forma effect to such Purchase as if such Purchase had occurred on the first day of such period, even if the Purchase has not yet been consummated as of the date of determination;

(2)

the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with IFRS, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)

the Fixed Charges attributable to discontinued operations, as determined in accordance with IFRS, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four- quarter period;

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period;

(6)

if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months, or, if shorter, at least equal to the remaining term of such Indebtedness); and

(7)

Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Parent to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with IFRS.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the Consolidated Interest Expense of such Person for such period; plus

(2)	all dividends, whether paid or accrued and whether or not in cash, on or in respect of all Disqualified Stock of the Parent or any series of Preferred

Stock of any Restricted Subsidiary, other than dividends on equity interests payable to the Parent or a Restricted Subsidiary.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(1)

to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)

entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Government Loan” means a loan granted by the government or any department, division, agency or any other instrumentality of a government.

“Government Obligations” means any security that is (1) a direct obligation of the United States government, for the payment of which the full faith and credit of the United States government is pledged or (2) an obligation of a person controlled or supervised by and acting as an agency or instrumentality of the United States government the payment of which is unconditionally Guaranteed as a full faith and credit obligation by the United States, which, in either case under the preceding clause (1) or (2), is not callable or redeemable at the option of the issuer thereof.

“Guarantor” means any Person that executes a Note Guarantee in accordance with the provisions of this Indenture from time to time, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“GVM” means Grupo Villar Mir S.A.U. and its successors or assigns.

“GVM Share Pledge” means any share pledge or charge or other similar security over the shares in the Parent held by GVM granted by GVM in support of or as collateral for its obligations under any GVM Loan from time to time.

“GVM Loan” means any financing provided by Tyrus to GVM or owing by GVM to Tyrus, from time to time.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Hedging Agreement.

“Holder” means each Person in whose name the Notes are registered on the Registrar’s books.

“Holding Company” means, in relation to any Person, any other Person in respect of which it is a Subsidiary.

“IFRS” means International Financial Reporting Standards (formerly International Accounting Standards) endorsed from time to time by the European Union or any variation thereof with which the Parent or its Restricted Subsidiaries are, or may be, required to comply. All ratios and calculations contained in this Indenture shall be computed in accordance with IFRS.

“Incur” means issue, create, assume, enter into any Guarantee of, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)	the principal of indebtedness of such Person for borrowed money;

(2)	the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)

all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have been reimbursed) (except to the extent such reimbursement obligations relate to trade payables or other obligations not constituting Indebtedness and such obligations are satisfied within 30 days of Incurrence), in each case only to the extent that the underlying obligation in respect of which the instrument was issued would be treated as Indebtedness;

(4)

the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), where the deferred payment is arranged primarily as a means of raising finance, which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(5)	Capitalized Lease Obligations of such Person;

(6)

the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7)

the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Board of Directors or an Officer of the Parent) and (b) the amount of such Indebtedness of such other Persons;

(8)	Guarantees by such Person of the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and

(9)

to the extent not otherwise included in this definition, net obligations of such Person under Currency Agreements, Interest Rate Agreements and Commodity Hedging Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).

The term “Indebtedness” shall not include (i) any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under IFRS as in effect on the Issue Date, (ii) prepayments of deposits received from clients or customers in the ordinary course of business, (iii) obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) Incurred prior to the Issue Date or in the ordinary course of business, (iv) any asset retirement obligations, or (v) obligations under or in respect of Qualified Securitization Financings.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amounts of funds borrowed and then outstanding. The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in this Indenture, and (other than with respect to letters of credit or Guarantees or Indebtedness specified in clause (7) or (8) above) shall equal the amount thereof that would appear on a balance sheet of such Person (excluding any notes thereto) prepared on the basis of IFRS.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i)Contingent Obligations Incurred in the ordinary course of business and accrued liabilities Incurred in the ordinary course of business that are not more than 90 days past due;

(ii)in connection with the purchase by the Parent or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter;

(iii)for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes;

(iv)any “parallel debt” obligations (including any Guarantees with respect thereof); or

(v)any Subordinated Shareholder Funding.

“Independent Financial Advisor” means an investment banking or accounting firm of international standing or any third party appraiser of international standing; provided, however, that such firm or appraiser is not an Affiliate of the Parent.

“Initial Notes Reduction Amount” means the aggregate principal amount of the Additional Notes issued on the Issue Date in excess of $20.0 million.

“Intercreditor Agreement” means the Intercreditor Agreement dated on or about the Issue Date, among, inter alios, the Trustee, the Security Agent, the Parent, the Issuer, and the Guarantors, as amended from time to time.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any advance, loan or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet (excluding any notes thereto) prepared on the basis of IFRS; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment. If the Parent or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Parent or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new

Investment equal to the fair market value of the Capital Stock of such Subsidiary not sold or disposed of in an amount determined as provided in Section 4.02(d).

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Parent’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully Guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)	securities issued or directly and fully guaranteed or insured by a Permissible Jurisdiction, Switzerland or Norway or any agency or instrumentality thereof (other than Cash Equivalents);

(3)

debt securities or debt instruments with a rating of “BBB-” or higher from S&P or “Baa3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization, but excluding any debt securities or instruments constituting loans or advances among the Parent and its Subsidiaries;

(4)

investments in any fund that invests exclusively in investments of the type described in clauses (1), (2) and (3) above which fund may also hold cash and Cash Equivalents pending investment or distribution; and

(5)	any investment in repurchase obligations with respect to any securities of the type described in clauses (1), (2) and (3) above which are collateralized at par or over.

“Investment Grade Status” shall occur when all of the Notes receive both of the following:

(1)	a rating of “BBB-” or higher from Fitch; and

(2)	a rating of “Baa3” or higher from Moody’s,

or the equivalent of such rating by either such rating organization or, if no rating of

Moody’s or Fitch then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization.

“Issue Date” means May 17, 2021.

“Issuer” means Ferroglobe Finance Company, PLC.

“Junior Note Obligations” has the meaning given to it under the ABL Intercreditor Agreement.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Limited Condition Acquisition” means any acquisition, including by way of merger, amalgamation or consolidation, by the Parent or one or more of its Restricted Subsidiaries the consummation of which is not conditioned upon the availability of, or on obtaining, third-party financing; provided that Consolidated EBITDA, other than for purposes of calculating any ratios in connection with the Limited Condition Acquisition and the related transactions, shall not include any Consolidated EBITDA of or attributable to the target company or assets involved in any such Limited Condition Acquisition unless and until the closing of such Limited Condition Acquisition shall have actually occurred.

“Lock-Up Agreement” means the lock-up agreement dated March 27, 2021 (as amended, extended, renewed, restated, supplemented, modified or replaced), between, among others, the Parent and the Original Consenting Noteholders (as defined therein), to facilitate the restructuring of the Parent and its subsidiaries.

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers, employees or consultants of any Parent Holdco, the Parent or any Restricted Subsidiary:

(1)

(a) in respect of travel, entertainment or moving related expenses incurred in the ordinary course of business or (b) for purposes of funding any such person’s purchase of Capital Stock of the Parent, its Subsidiaries or any Parent Holdco with (in the case of this sub-clause (b)) the approval of the Board of Directors; or

(2)	in respect of moving related expenses incurred in connection with any closing or consolidation of any facility or office.

“Material Company” means the Parent and any Restricted Subsidiary whose total assets, sales or EBITDA on a standalone basis represents 5% of consolidated total assets, consolidated sales or Consolidated EBITDA (excluding intra-group items and investments in Subsidiaries) as of the relevant test date under Section 4.07(c).

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Exchange Act.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)

all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all Taxes paid or required to be paid or accrued as a liability under IFRS (after taking into account any available tax credits or deductions and any Tax Sharing Agreements), as a consequence of such Asset Disposition;

(2)

all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3)

all distributions and other payments required to be made to minority interest holders (other than any Parent Holdco, the Parent or any of their respective Subsidiaries) in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4)

the deduction of appropriate amounts required to be provided by the seller as a reserve, on the basis of IFRS, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Parent or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any Tax Sharing Agreements).

“Note Guarantee” means the Guarantee by any Guarantor of the Issuer’s obligations under this Indenture and the Notes.

“Note Priority Collateral” has the meaning given to it under the ABL Intercreditor Agreement.

“Notes Documents” means the Notes (including Additional Notes), this Indenture, the Security Documents, the Intercreditor Agreement, the ABL Intercreditor Agreement and any Additional Intercreditor Agreements.

“Officer” means, with respect to any Person, (1) any member of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “Officer” for the purposes of this Indenture by the Board of Directors of such Person. The obligations of an “Officer of the Parent” may be exercised by the Officer of any Restricted Subsidiary who has been delegated such authority by the Board of Directors of the Parent.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person.

“Opinion of Counsel” means a written opinion from legal counsel reasonably satisfactory to the Trustee. The counsel may be an employee of or counsel to the Parent or its Subsidiaries.

“Parent” means Ferroglobe PLC or any other Successor Company in accordance with this Indenture.

“Parent Holdco” means any Person of which the Parent at any time is or becomes a Subsidiary after the Issue Date and any holding companies established by any Permitted Holder for purposes of holding its investment in the Parent.

“Pari Passu Indebtedness” means Indebtedness of the Issuer or any Guarantor which does not constitute Subordinated Indebtedness.

“Paying Agent” means any Person authorized by the Parent to pay the principal of (and premium, if any) or interest on any Note on behalf of the Parent, which shall include the Paying Agent.

“Permissible Jurisdiction” means any member state of the European Union (excluding Greece) and the United Kingdom.

“Permitted Collateral Liens” means:

(1)

Liens on the Collateral to secure the Reinstated Notes, including any Guarantee of such Reinstated Notes, and any Refinancing Indebtedness in respect thereof (and any Refinancing Indebtedness in respect of Refinancing Indebtedness); provided that each of the parties thereto will have entered into the Intercreditor Agreement, the ABL Intercreditor Agreement or an Additional Intercreditor Agreement;

(2)

Liens on the Collateral that are described in one or more of clauses (2), (3), (4), (5), (6), (8), (9), (10), (11), (12), (13), (15), (17), (18), (19), (20), (21), (22), (24), (27), (28) and (29), of the definition of “Permitted Liens”;

(3)

Liens on the Collateral to secure any Indebtedness (including any Additional Notes) that is permitted to be Incurred under (x) Section 4.01(a), and (y) Section 4.01(b)(xi) and any Refinancing Indebtedness in respect of any of the foregoing (and any Refinancing Indebtedness in respect of Refinancing Indebtedness);

(4)

Liens on the Collateral to secure any Indebtedness that is permitted to be Incurred under clauses (i), (ii) (in the case of clause (ii), to the extent such Guarantee is in respect of Indebtedness otherwise permitted to be secured and specified in clause (3) and this clause (4) of the definition of “Permitted Collateral Liens”), (iv)(A), (vi), (vii) and (xiii) of Section 4.01(b) and any Refinancing Indebtedness in respect of any of the foregoing (and any Refinancing Indebtedness in respect of Refinancing Indebtedness); and

(5)	any Lien securing Indebtedness (including any Guarantee thereof) on a basis junior to the Notes,

provided, however, in the case of clauses (3), (4) and (5) above, that:

(A)

any such Indebtedness is subject to the Intercreditor Agreement or to an Additional Intercreditor Agreement and, if incurred under any ABL Facility, is subject to the ABL Intercreditor Agreement or to an Additional Intercreditor Agreement with respect to such ABL Facility; and

(B)

the Collateral securing such Indebtedness shall also secure the Notes or the Note Guarantees on a senior or pari passu basis; provided that (I) Indebtedness that is Incurred under clauses (i) (to the extent such Indebtedness does not constitute an ABL Facility) and (iv)(A) (and any refinancing and subsequent refinancings thereof covered under (iv)(D)) of Section 4.01(b) may receive priority with respect to distributions of proceeds of any enforcement of Collateral, in which case such Indebtedness shall constitute “Super Senior Liabilities” under the Intercreditor Agreement and (II) Indebtedness incurred under Section 4.01(b)(i) (to the extent such Indebtedness constitutes an ABL Facility) shall constitute “ABL Obligations” under the ABL Intercreditor Agreement.

For purposes of determining compliance with this definition, in the event that a Permitted Collateral Lien meets the criteria of one or more of the categories of Permitted Collateral Liens described above, the Issuer will be permitted to classify such Permitted Collateral Lien on the date of its Incurrence and reclassify such Permitted Collateral Lien at any time and in any manner that complies with this definition.

“Permitted Holders” means, collectively, (i) Grupo Villar Mir, S.A.U., (ii) members of the senior management team of the Parent as of the Issue Date, (iii) Alan Kestenbaum and (iv) any Related Person of any Persons specified in clause (i) to (iii). Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investment” means (in each case, by the Parent or any of its Restricted Subsidiaries):

(1)	Investments in (a) a Restricted Subsidiary (including the Capital Stock of a Restricted Subsidiary) or the Parent or (b) a Person that is engaged in any

Similar Business (including the Capital Stock of any such Person) and such Person will, upon the making of such Investment, become a Restricted Subsidiary; provided that the aggregate of Investments in Restricted Subsidiaries that are not Guarantors made pursuant to this clause (1) and clause (2) of this definition by the Issuer and the Guarantors shall not exceed $10.0 million outstanding at any one time;

(2)

Investments in another Person if such Person is engaged in any Similar Business and as a result of such Investment such other Person is merged, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets to, the Parent or a Restricted Subsidiary; provided that the aggregate of Investments in Restricted Subsidiaries that are not Guarantors made pursuant to this clause (2) and clause (1) of this definition by the Issuer and the Guarantors shall not exceed $10.0 million outstanding at any one time;

(3)	Investments in cash, Cash Equivalents, Temporary Cash Investments or Investment Grade Securities;
(4)	Investments in receivables owing to the Parent or any Restricted Subsidiary created or acquired in the ordinary course of business;
(5)

Investments in payroll, travel, relocation, entertainment and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)

Management Advances and any advances or loans not to exceed $10.0 million at any one time outstanding to any management equity plan or stock option plan or any other management or employee benefit or incentive plan or unit trust or the trustees of any such plan or trust to pay for the purchase or other acquisition for value of Capital Stock (other than Disqualified Stock) of the Parent or a Parent Holdco;

(7)

Investments in Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Parent or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor;

(8)

Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including an Asset Disposition, in each case, that was made in compliance with Section 4.05;

(9)

Investments in existence on, or made pursuant to legally binding commitments in existence on, the Issue Date, and any extension, modification or renewal of any such Investment; provided that the amount of the Investment may be increased (a) as required by the terms of the Investment as in existence on the Issue Date or (b) as otherwise permitted under this Indenture;

(10)	Currency Agreements, Interest Rate Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 4.01;
(11)	[Reserved];
(12)

pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 4.03;

(13)	any Investment to the extent made using Capital Stock of the Parent (other than Disqualified Stock), or Capital Stock of any Parent Holdco as consideration;
(14)

any transaction to the extent constituting an Investment that is permitted and made in accordance with Section 4.06(b) (except those described in clauses (b)(i), (b)(iii), (b)(viii), (b)(ix) and (b)(xii) of Section 4.06);

(15)

Guarantees of Indebtedness of the Parent or any of its Restricted Subsidiaries not prohibited by Section 4.01 and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business;

(16)	[Reserved];
(17)

Investments in loans under any ABL Facility, the Existing Notes (including any related additional notes), the Reinstated Notes (including any related additional notes), the Notes and any Additional Notes;

(18)

Investments acquired after the Issue Date as a result of the acquisition by the Parent or any of its Restricted Subsidiaries of another Person, including by way of a merger, amalgamation or consolidation with or into the Parent or any of its Restricted Subsidiaries in a transaction that is not prohibited by Section 5.01 to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(19)	Investments in licenses, concessions, authorizations, franchises, permits or similar arrangements that are related to the Parent’s or any Restricted Subsidiary’s business; and

(20)

Investments made in connection with any Qualified Securitization Financing, including Investments in funds held in accounts required by the arrangements governing such Qualified Securitization Financing or any related Indebtedness.

“Permitted Joint Venture” means any entity formed for purposes of implementing the joint venture agreement, dated as of December 20, 2016, among Grupo FerroAtlántica, S.A.U., Silicio FerroSolar, S.L.U., FerroAtlántica, S.A., Blue Power Corporation, S.L. and Aurinka Photovoltaic Group, S.L., as the same may be amended, extended or otherwise modified from time to time.

“Permitted Liens” means, with respect to any Person:

(1)	Liens on assets or property of any Restricted Subsidiary that is not a Guarantor securing Indebtedness of such Restricted Subsidiary that is not a Guarantor;
(2)

pledges, deposits or Liens under workmen’s compensation laws, unemployment insurance laws, social security laws or similar legislation, or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), or in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, or to secure surety, indemnity, judgment, appeal or performance bonds, guarantees of government contracts (or other similar bonds, instruments or obligations), or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case Incurred in the ordinary course of business;

(3)

Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmens’ and repairmen’s or other similar Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;

(4)

Liens for taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to IFRS have been made in respect thereof;

(5)

Liens in favor of issuers of surety, performance or other bonds, guarantees or letters of credit or bankers’ acceptances or similar arrangements (not issued to support Indebtedness for borrowed money) issued pursuant to the request of and for the account of the Parent or any Restricted Subsidiary, in each case in the ordinary course of its business;

(6)	encumbrances, ground leases, easements (including reciprocal easement agreements), survey exceptions, or reservations of, or rights of others for,

licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Parent and its Restricted Subsidiaries or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Parent and its Restricted Subsidiaries;

(7)

Liens on assets or property of the Parent or any Restricted Subsidiary securing Hedging Obligations permitted under this Indenture relating to Indebtedness permitted to be Incurred under this Indenture and which is secured by a Lien on the same assets or property that secure such Indebtedness;

(8)	leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business;
(9)

Liens arising out of judgments, decrees, orders or awards not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10)

Liens on assets or property of the Parent or any Restricted Subsidiary for the purpose of securing Capitalized Lease Obligations or Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing other Indebtedness Incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that (a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under Section 4.01(b)(vii) and (b) any such Lien may not extend to any assets or property of the Parent or any Restricted Subsidiary other than assets or property acquired, improved, constructed or leased with the proceeds of such Indebtedness and any improvements or accessions to such assets and property;

(11)

Liens arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies (including any Liens or right of set-off arising under the general banking conditions (algemene bankvoorwaarden) in respect of costs incurred in relation to administering the respective bank accounts) as to deposit accounts or other funds maintained with a depositary or financial institution;

(12)	Liens arising from Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Parent and its Restricted Subsidiaries in the ordinary course of business;

(13)	Liens existing on, or provided for or required to be granted under written agreements existing on, the Issue Date;
(14)	[Reserved];
(15)

(i) Liens on assets or property of the Issuer or any Guarantor securing Indebtedness or other obligations of the Issuer or such Guarantor owing to the Issuer or any Guarantor, or (ii) Liens in favor of the Issuer or any Guarantor;

(16)

Liens (other than Permitted Collateral Liens) securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under this Indenture; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is or could be the security for or subject to a Permitted Lien hereunder;

(17)	any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;
(18)

(a) mortgages, liens, security interest, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Parent or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;

(19)

any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of, or assets owned by, any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(20)

Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(21)

Liens arising under general business conditions in the ordinary course of business, including without limitation the general business conditions of any bank or financial institution with whom the Parent or any of its Restricted Subsidiaries maintains a banking relationship in the ordinary course of business (including arising by reason of any treasury or cash management, cash pooling, netting or set-off arrangement or other trading activities);

(22)	Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;
(23)	[Reserved];
(24)	any security granted over the marketable securities portfolio described in clause (9) of the definition of “Cash Equivalents” in connection with the disposal thereof to a third party;
(25)

(a) Liens created for the benefit of or to secure, directly or indirectly, the Notes and the Note Guarantees, and the Reinstated Notes and the guarantees of the Reinstated Notes as of the Transaction Effective Date, (b) Liens securing Indebtedness Incurred under Section 4.01(b)(i) (other than an ABL Facility); provided that (i) any Government Loan incurred pursuant to Section 4.01(b)(i) prior to the Transaction Effective Date shall be unsecured, and (ii) any Qualified Securitization Financing (other than an ABL Facility) incurred pursuant to Section 4.01(b)(i) shall not be secured by the Collateral and (c) Liens in respect of property and assets securing Indebtedness if the recovery in respect of such Liens is subject to loss- sharing or sharing of recoveries as among the Holders of the Notes and the creditors of such Indebtedness;

(26)	[Reserved];
(27)	Liens on (a) Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or

(b) on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in escrow accounts or similar arrangement to be applied for such purpose;

(28)

limited recourse Liens in respect of the ownership interests in, or assets owned by the Permitted Joint Venture and any joint ventures which are not Restricted Subsidiaries securing obligations of such joint ventures; and

(29)	Liens on Securitization Assets and related assets incurred in connection with any Qualified Securitization Financing.

“Person” means any individual, corporation, other body corporate, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Public Debt” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (1) a public offering registered under the Securities Act or

(2)a private placement to institutional investors that is underwritten for resale in accordance with Rule 144A or Regulation S under the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC for public resale.

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Qualified Securitization Financing” means any financing pursuant to which the Parent or any Restricted Subsidiary may sell, convey or otherwise transfer to any other Person or grant a security interest in any accounts receivable (and related assets) in an aggregate principal amount equivalent to the fair market value of such accounts receivable (and related assets) of the Parent or any Restricted Subsidiary; provided that (a) the financing terms, covenants, events of default and other provisions applicable to such financing shall be in the aggregate economically fair and reasonable to the Parent and its Restricted Subsidiaries and all sales of accounts receivable (and related assets) are made on market terms (each as determined in good faith by the board of directors or a member of senior management of the Parent) at the time such financing is entered into and (b) such financing shall be non-recourse to the Parent and the Restricted Subsidiaries, except to the extent of any Securitization Repurchase Obligation or to the limited extent customary for such transactions.

“refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances”, “refinanced” and “refinancing” as used for any purpose in this Indenture shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the date of this Indenture or Incurred in compliance with this Indenture (including Indebtedness of the Issuer that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Issuer or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1)

if the Indebtedness being refinanced constitutes Subordinated Indebtedness, the Refinancing Indebtedness has a final stated maturity at the time such Refinancing Indebtedness is Incurred that is the same as or later than the final stated maturity of the Indebtedness being refinanced or, if shorter, the Notes;

(2)

such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and costs, expenses and fees Incurred in connection therewith);

(3)

if the Indebtedness being refinanced is expressly subordinated to the Notes and the Reinstated Notes, such Refinancing Indebtedness is subordinated to the Notes and the Reinstated Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced, provided, however, that Refinancing Indebtedness shall not include Indebtedness of a Restricted Subsidiary that is not the Issuer or a Guarantor that refinances Indebtedness of the Issuer or a Guarantor.

“Reinstated Notes” means the senior secured notes issued in connection with an Exchange Offer and Covenant Strip or a Scheme (each as defined in the Lock-Up Agreement).

“Related Fund” means:

(a)in relation to a fund (the “First Fund”), a fund which is managed or advised by the same investment manager or advisor as the First Fund or, if it is managed by a different investment manager or adviser, a fund whose investment manager or advisor is an Affiliate of the investment manager or advisor of the First Fund;

(b)in relation to any other person, any fund in respect of which such person or an Affiliate of such person is investment manager or investment adviser; and

(c)any Affiliate of any fund described in sub-paragraphs (a) or (b) above.

“Related Person” with respect to any Permitted Holder, means:

(1)	any controlling equity holder, majority (or more) owned Subsidiary or partner or member of such Person; or
(2)

in the case of an individual, any spouse, family member or relative of such individual, any trust or partnership for the benefit of one or more of such individual and any such spouse, family member or relative, or the estate, executor, administrator, committee or beneficiaries of any thereof; or

(3)

any trust, corporation, other body corporate, partnership or other Person for which one or more of the Permitted Holders and other Related Persons of any thereof constitute the beneficiaries, stockholders, partners or owners thereof, or Persons beneficially holding in the aggregate a majority (or more) controlling interest therein; or

(4)	any investment fund or vehicle managed, sponsored or advised by such Person or any successor thereto, or by any Affiliate of such Person or any such successor.

“Related Taxes” means:

any Taxes, including sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles or similar Taxes (other than (x) Taxes measured by income and (y) withholding imposed on payments made by any Parent Holdco), required to be paid (provided such Taxes are in fact paid) by any Parent Holdco by virtue of its:

(i)

being incorporated or otherwise being established or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, the Parent or any of the Parent’s Subsidiaries);

(ii)	being a holding company parent, directly or indirectly, of the Parent or any of the Parent’s Subsidiaries;
(iii)	receiving dividends from or other distributions in respect of the Capital Stock of, directly or indirectly, the Parent or any of the Parent’s Subsidiaries; or
(iv)	having made any payment with respect to any of the items for which the Parent is permitted to make payments to any Parent Holdco pursuant to Section 4.02.

“Replacement Assets” means non-current properties and assets that replace the properties and assets that were the subject of an Asset Disposition or non-current properties and assets that will be used in the Parent’s business or in that of the Restricted Subsidiaries or any and all businesses that in the good faith judgment of the Board of Directors or any Officer of the Parent are reasonably related, in each case subject to the provisions of Section 11.05(a)(3).

“Representative” means any trustee, agent or representative (if any) for an issue of Indebtedness or the provider of Indebtedness (if provided on a bilateral basis), as the case may be.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the applicable corporate trust services department of the Trustee, including any director, assistant director, trust manager, deputy trust manager, assistant trust manager, senior trust officer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Person” means any Person that: (a) is listed on the United States Specifically Designated Nationals and Blocked Persons List; the European Union Consolidated List of Persons, Groups and Entities subject to EU Financial Sanctions; or the United Kingdom Consolidated List of Financial Sanctions Targets (each a “Sanctions List”); (b) is owned or controlled by a Person identified on a Sanctions List, to the extent that such ownership or control results in such Person being subject to the same restrictions as if such person were themselves identified on the corresponding Sanctions List; (c) is located in or incorporated under the laws of a country or territory that is the target of comprehensive sanctions imposed by the United States, which for the purposes of this Indenture, as of the Issue Date are Iran, Syria, Cuba, the Crimea Region, and North Korea; (d) has, within the last five years, been prosecuted by a relevant authority in the United States, the United Kingdom or any member state of the European Union, in relation to a breach of securities laws (in so far as such prosecution relates to insider dealing, unlawful disclosure, market manipulation or prospectus liability) or criminal laws relating to fraud or anti- corruption, except for instances where the prosecution has concluded and did not result in any criminal or civil settlement or penalty being imposed in relation to such breaches; or (e) is a Subsidiary of a person described in (d) above.

“Restricted Subsidiary” means any Subsidiary of the Parent.

“ROFO Condition” means, in connection with the Incurrence of Indebtedness under Section 4.01(b)(xi), (I) the Issuer, the Parent or any of its other Restricted Subsidiaries, as the case may be, shall have issued a written offer setting forth the material terms of such Indebtedness in good faith to the Holders to provide such Indebtedness on a pro rata basis (calculated based on the percentage such Holder’s aggregate principal amount of Notes represents to the aggregate principal amount of all Notes then outstanding); (II) the Holders shall have been given five Business Days to accept such written offer in a legally binding acceptance letter and (III) to the extent such Holders fail to deliver one or more legally binding acceptance letters evidencing subscriptions for the full amount of Indebtedness permitted under Section 4.01(b)(xi) in accordance with clause (II) of this definition, such Issuer, Parent or Restricted Subsidiary has offered or will offer such Indebtedness for subscription by any other Person on terms no less favorable than the terms offered to Holders pursuant to clause (I) of this definition.

“S&P” means S&P Global Ratings (formerly Standard & Poor’s Ratings Services) or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Securitization Assets” means any accounts receivable that are or will be subject to a Qualified Securitization Financing.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other commissions, discounts, charges or fees paid to a Person that is not the Parent or a Restricted Subsidiary in connection with, any Qualified Securitization Financing.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or a portion thereof becoming subject to any asserted defense, dispute, off- set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Security Agent” means GLAS Trust Corporation Limited, as security agent pursuant to the Intercreditor Agreement, or any successor or replacement security agent acting in such capacity.

“Security Documents” means each collateral pledge agreement or other document under which Collateral is pledged to secure the Notes.

“Senior Note Obligations” has the meaning given to it under the ABL Intercreditor Agreement.

“Significant Subsidiary” means any Restricted Subsidiary that meets any of the following conditions:

(1)

the Parent’s and its Restricted Subsidiaries’ investments in and advances to the Restricted Subsidiary exceed 10% of the total assets of the Parent and its Restricted Subsidiaries on a consolidated basis as of the end of the most recently completed fiscal year;

(2)

the Parent’s and its Restricted Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the Restricted Subsidiary exceeds 10% of the total assets of the Parent and its Restricted Subsidiaries on a consolidated basis as of the end of the most recently completed fiscal year; or

(3)

the Parent’s and its Restricted Subsidiaries’ proportionate share of the Consolidated EBITDA of the Restricted Subsidiary exceeds 10% of the Consolidated EBITDA of the Parent and its Restricted Subsidiaries on a consolidated basis for the most recently completed fiscal year.

“Similar Business” means (a) any businesses, services or activities engaged in by the Parent or any of its Subsidiaries or any Associates on the Issue Date and (b) any businesses, services and activities that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any Contingent Obligations, including those described Section 4.14 and Section 4.05, to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means, with respect to any person, except for the Existing Notes, Government Loans and an ABL Facility,

(1)any Indebtedness (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinated in right of payment to the Notes and any Note Guarantee and the Reinstated Notes and the guarantees of the Reinstated Notes pursuant to a written agreement;

(2)for purposes of Section 4.02, any Indebtedness for borrowed money that is secured solely by a Lien that ranks junior to any Liens securing the Notes and the Note Guarantees and the Reinstated Notes and the guarantees of the Reinstated Notes; and

(3)	for purposes of Section 4.02, any unsecured Indebtedness for borrowed money.

“Subordinated Shareholder Funding” means, any indebtedness that satisfies all of the following conditions: (1) it is provided by a shareholder of the Parent to the Parent (and not to any Restricted Subsidiary), (2) it is subordinated in right of payment to the Notes by being designated as “Subordinated Liabilities” under the Intercreditor Agreement, (3) it is unsecured and does not benefit from any guarantees from the Parent or any of its Restricted Subsidiaries, (4) it does not accrue interest payable in cash and (5) it provides that no repayment of principal may be made in cash until at least six months after the final maturity date of the Notes.

“Subsidiary” means, with respect to any Person:

(1)

any corporation, other body corporate, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or

(2)	any partnership, joint venture, limited liability company or similar entity of which:
(i)

more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

(ii)	such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Successor Parent” with respect to any Person means any other Person with more than 50% of the total voting power of the Voting Stock of which is, at the time the first Person becomes a Subsidiary of such other Person, “beneficially owned” (as defined below) by one or more Persons that “beneficially owned” (as defined below) more than 50% of the total voting power of the Voting Stock of the first Person immediately prior to the first Person becoming a Subsidiary of such other Person. For purposes hereof, “beneficially own” has the meaning correlative to the term “beneficial owner”, as such term is defined in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Issue Date).

“Tax Sharing Agreement” means any tax sharing or profit and loss pooling or similar agreement with customary or arm’s-length terms entered into with any Parent Holdco or its Subsidiary, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of this Indenture.

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any similar charges in the nature of a tax (including interest and penalties with respect thereto) that are imposed by any government or other taxing authority.

“Temporary Cash Investments” means any of the following:

(1)	any investment in:
(a)

direct obligations of, or obligations Guaranteed by, (i) the United States of America or Canada, (ii) a Permissible Jurisdiction, (iii) Switzerland or Norway, (iv) any country in whose currency funds are being held specifically pending application in the making of an investment or capital expenditure by the Parent or a Restricted Subsidiary in that country with such funds or (v) any agency or instrumentality of any such country or member state; or

(b)

direct obligations of any country recognized by the United States of America rated at least “A” by S&P or “A-2” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

(2)

overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by:

(a)	any lender under an ABL Facility;
(b)	any institution authorized to operate as a bank in any of the countries or member states referred to in sub-clause (1)(a) above; or
(c)	any bank or trust company organized under the laws of any such country or member state or any political subdivision thereof,

in each case, having capital and surplus aggregating in excess of $250 million (or the foreign currency equivalent thereof) and whose long-term debt is rated at least “A” by S&P or “A-2” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization) at the time such Investment is made;

(3)

repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) or (2) above entered into with a Person meeting the qualifications described in clause (2) above;

(4)

Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than the Parent or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

(5)

Investments in securities maturing not more than one year after the date of acquisition issued or fully Guaranteed by any state, commonwealth or territory of the United States of America, Canada, a Permissible Jurisdiction or Switzerland, Norway or by any political subdivision or taxing authority of any such state, commonwealth, territory, country or member state, and rated at least “BBB-” by S&P or “Baa3” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

(6)

bills of exchange issued in the United States, Canada, a Permissible Jurisdiction, Switzerland, Norway or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(7)

any money market deposit accounts issued or offered by a commercial bank organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development, in each case, having capital and surplus in excess of $250 million (or the foreign currency equivalent thereof) or whose long term debt is rated at least “A” by S&P or “A2” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization) at the time such Investment is made;

(8)

investment funds investing 95% of their assets in securities of the type described in clauses (1) through (7) above (which funds may also hold reasonable amounts of cash pending investment or distribution); and

(9)	investments in money market funds complying with the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the U.S. Investment Company Act of 1940, as amended.

“Transaction” has the meaning given to it under the Lock-Up Agreement.

“Transaction Effective Date” has the meaning given to it under the Lock-Up Agreement.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Tyrus” means Tyrus Capital Event S.à r.l. and any of its Affiliates and/or Related Funds.

“Uniform Commercial Code” means the New York Uniform Commercial Code.

“United States” and “U.S.” means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

Section 1.02. Other Definitions.

Term	Defined in Section
“Additional Amounts”	4.13(a)
“Additional Intercreditor Agreement”	4.11(a)
“Additional Notes”	Preamble
“Affiliate Transaction”	4.06(a)
“Agent Members”	Exhibit A
“Asset Disposition Offer”	4.05(c)
“Asset Disposition Offer Amount”	4.05(g)
“Asset Disposition Offer Period”	4.05(g)
“Asset Disposition Purchase Date”	4.05(g)
“Authenticating Agent”	2.03
“Authentication Order”	2.03
“Authorized Agent”	12.08

“Calculation Date”	1.01
“Change of Control Offer”	4.14(b)
“Change of Control Payment”	4.14(b)(i)
“Change of Control Payment Date”	4.14(b)(ii)
“Code”	4.13(a)(ii)
“Common Depositary”	Exhibit A
“Controlling Shareholder”	1.01
“covenant defeasance option”	8.01(b)
“cross acceleration provision”	6.01(d)(ii)
“defeasance trust”	8.02(i)
“Definitive Registered Note”	Exhibit A
“Event of Default”	6.01
“Excess Proceeds”	4.05(c)
“Excluded Amounts”	4.02(b)
“Global Notes”	Exhibit A
“Global Notes Legend”	Exhibit A
“Guarantor Coverage Test”	4.07(a)
“Initial Agreement”	4.04(b)(iii)
“Initial Default”	6.02
“Initial Lien”	4.03
“Initial Notes”	Preamble
“judgment default provision”	6.01(f)
“legal defeasance option”	8.01(b)
“Notes”	Preamble
“payment default”	6.01(d)(i)
“Payor”	4.13(a)
“Permitted Debt”	4.01(b)
“Permitted Payments”	4.02(d)
“protected purchaser”	2.08
“QIB”	Exhibit A
“Registrar”	2.04(i)
“Regulation S”	Exhibit A
“Regulation S Global Notes”	Exhibit A
“Regulation S Notes”	Exhibit A
“Relevant Taxing Jurisdiction”	4.13(a)(ii)
“Restricted Global Notes”	Exhibit A
“Restricted Notes Legend”	Exhibit A
“Restricted Payment”	4.02(a)
“Reversion Date”	4.10
“Rule 144A”	Exhibit A
“Rule 144A Notes”	Exhibit A
“Sanctions List”	1.01
“Securities Act”	Exhibit A
“Successor Company”	5.01(a)(i)
“Suspension Event”	4.10
“Transfer Agent”	Preamble

“Transfer Restricted Notes”	Exhibit A
“Trustee”	Preamble
“US GAAP”	1.01

Section 1.03. Rules of Construction. Unless the context otherwise requires:

(i)	a term has the meaning assigned to it;
(ii)	an accounting term not otherwise defined has the meaning assigned to it in accordance with IFRS as of the Issue Date;
(iii)	“or” is not exclusive;
(iv)	“including” means including without limitation;

(v)words in the singular include the plural and words in the plural include the singular; and

(vi)this Indenture is not qualified under, does not incorporate by reference and does not include, and is not subject to, any of the provisions of the Trust Indenture Act.

ARTICLE II

THE NOTES

Section 2.01. Issuable in Series.

(a)The Notes may be issued in one or more series. All Notes of any one series shall be substantially identical except as to denomination.

With respect to any Additional Notes issued after the Issue Date (except for Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 2.08, Section 2.10, Section 2.11 or Section 3.06 or Exhibit A), there shall be (a) established in or pursuant to a resolution of the Board of Directors of the Issuer and (b) (i) set forth or determined in the manner provided in an Officer’s Certificate of the Issuer and (ii) established in one or more indentures supplemental hereto, prior to the issuance of such Additional Notes:

(1)whether such Additional Notes shall be issued as part of a new or existing series of Notes and the title of such Additional Notes (which shall distinguish the Additional Notes of the series from Notes of any other series);

(2)the aggregate principal amount of such Additional Notes which may be authenticated and delivered under this Indenture (except for Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes of the same series pursuant to Section 2.08, Section 2.10, Section 2.11 or Section 3.06 or Exhibit A and except for

Notes which, pursuant to Section 2.06, are deemed never to have been authenticated and delivered hereunder);

(3)the issue price and issuance date of such Additional Notes, including the date from which interest on such Additional Notes shall accrue; and

(4)if applicable, that such Additional Notes shall be issuable in whole or in part in the form of one or more Global Notes and, in such case, the Common Depositary or its nominees for such Global Notes, the form of any legend or legends which shall be borne by such Global Notes in addition to or in lieu of those set forth in Exhibit A hereto and any circumstances in addition to or in lieu of those set forth in Section 2.3 of Exhibit A in which any such Global Note may be exchanged in whole or in part for Additional Notes registered, or any transfer of such Global Note in whole or in part may be registered, in the name or names of Persons other than the Common Depositary or its nominees for such Global Note or a nominee thereof.

(b)If any of the terms of any Additional Notes are established by action taken pursuant to a resolution of the Board of Directors, a copy of an appropriate record of such action shall be certified by an Officer’s Certificate and delivered to the Trustee at or prior to the delivery of the Officer’s Certificate of the Issuer or this Indenture supplemental hereto setting forth the terms of the Additional Notes.

(c)This Indenture is unlimited in aggregate principal amount. The Issuer may, subject to applicable law and this Indenture, issue an unlimited principal amount of Additional Notes; provided, that if the Additional Notes are not fungible with the Notes issued as of the date of this Indenture for U.S. federal income tax purposes or (following the inclusion of clause (b) of Section 7 of the relevant Global Note) pursuant to clause (b) of Section 7 of the relevant Global Note, the Additional Notes will be issued with separate ISIN or Common Code numbers from such series of Notes. The Notes and, if issued, any related Additional Notes will be treated as a single class for all purposes under this Indenture, including, without limitation, with respect to waivers, amendments, redemptions and offers to purchase, except with respect to right of payment and optional redemption, as the relevant amendment, waiver, consent, modification or similar action affects the rights of the Holders of the different series of Notes dissimilarly or as otherwise provided for herein. For the purposes of calculating the aggregate principal amount of Notes that have consented to or voted in favor of any amendment, waiver, consent, modification or other similar action, the Issuer (acting reasonably and in good faith) shall be entitled to select a record date as of which the Dollar Equivalent of the principal amount of any Notes shall be calculated in such consent or voting process.

Section 2.02. Form and Dating. Provisions relating to the Notes are set forth in Exhibit A, which is hereby incorporated in and expressly made a part of this Indenture. The (a) Notes and the Trustee’s or the Authenticating Agent’s certificate of authentication (as the case may be) and (b) any related Additional Notes (if issued as Transfer Restricted Notes) and the Trustee’s or the Authenticating Agent’s certificate of authentication (as the case may be) shall each be substantially in the form included in Exhibit A-1, which is hereby incorporated in and expressly made a part of this Indenture. Any Additional Notes issued other than as Transfer Restricted Notes and the Trustee’s or the Authenticating Agent’s certificate of authentication (as the case may be) shall each be substantially in the form of Exhibit A-1 (without the Restricted Notes Legend), which is hereby incorporated in and expressly made part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Issuer is subject, if any, or usage; provided that any such notation, legend or endorsement is in a form acceptable to the Issuer, the Paying Agent and the Trustee. Each Note shall be dated the date of its authentication. The Notes shall be issuable only in registered form without interest coupons and only in minimum denominations of $1.00 and whole multiples of $1.00 in excess thereof. Notwithstanding anything to the contrary, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

Section 2.03. Execution and Authentication. An Officer of the Issuer shall sign the Notes for the Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Trustee or the Authenticating Agent (as the case may be) authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Trustee or the Authenticating Agent (as the case may be) manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture. Notwithstanding the foregoing, if any Note shall have been authenticated and delivered hereunder but never issued and sold by the Issuer, the Issuer shall deliver such Note to the Trustee for cancellation as provided for in Section 2.11.

The Trustee or the Authenticating Agent (as the case may be) shall authenticate and make available for delivery Notes as set forth in Exhibit A following receipt of an authentication order signed by an Officer of the Issuer directing the Trustee or the Authenticating Agent to authenticate such Notes (the “Authentication Order”).

The Trustee may appoint one or more authenticating agents (each, an “Authenticating Agent”) to authenticate the Notes. The term “Authenticating Agent” includes any successor of any Authenticating Agent appointed hereunder and any additional Authenticating Agent appointed hereunder. Unless limited by the terms of such appointment, the Authenticating Agent may authenticate the Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. The Authenticating Agent has the same rights as any Registrar, Paying Agent or any other Agent to deal with the Issuer or an Affiliate of the Issuer.

The Trustee or Authenticating Agent shall have the right to decline to authenticate and deliver any Notes under this Section 2.03 if the Trustee, being advised by counsel, determines that such action may not lawfully be taken or if the Trustee or Authenticating Agent in good faith shall determine that such action would expose the Trustee or Authenticating Agent to personal liability to existing Holders.

Section 2.04. Registrar and Paying Agent.

(i)The Issuer will maintain one or more Paying Agents for the Notes. The initial Paying Agent will be Global Loan Agency Services Limited (the

“Paying Agent”). The Issuer will also maintain one or more registrars (each, a “Registrar”) and a transfer agent (the “Transfer Agent”). The initial Registrar and Transfer Agent will be GLAS Americas LLC. Subject to any applicable laws and regulations, the Registrar shall keep a register (the “Register”) reflecting ownership of the Notes outstanding from time to time and of their transfer and exchange. Global Loan Agency Services Limited, in its capacity as Paying Agent, and GLAS Americas LLC in its capacity as Registrar and Transfer Agent, hereby accept such appointment.

(ii)The Issuer shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture. Such agreement shall implement the provisions of this Indenture that relate to such agent. The Issuer shall notify the Trustee of the name and address of any such agent. If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee may act, or may arrange for appropriate parties to act, as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.06. The Issuer or any other Restricted Subsidiary may act as Paying Agent or Registrar in respect of the Notes.

(iii)The Issuer may change any Registrar, Paying Agent or Transfer Agent upon written notice to such Registrar, Paying Agent or Transfer Agent and to the Trustee, without prior notice to the Holders; provided, however, that no such removal shall become effective until (i) acceptance of an appointment by a successor as evidenced by an appropriate agreement entered into by the Issuer and such successor Registrar, Paying Agent, or Transfer Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall, to the extent that the Trustee determines that it is able and agrees to, serve as Registrar or Paying Agent or Transfer Agent until the appointment of a successor in accordance with clause (i) above. The Registrar, any Paying Agent or the Transfer Agent may resign by providing 30 days’ written notice to the Issuer and the Trustee. If a successor Paying Agent, Registrar or Transfer Agent does not take office within 30 days after the retiring Paying Agent, Registrar or Transfer Agent, as the case may be, resigns or is removed the retiring Paying Agent, Registrar or Transfer Agent, as the case may be, may (after consulting with the Issuer) appoint a successor Paying Agent, Registrar or Transfer Agent, as applicable, at any time prior to the date on which a successor Paying Agent, Registrar or Transfer Agent takes office; provided that such appointment is reasonably satisfactory to the Issuer. If the successor Agent does not deliver its written acceptance within 30 days after the retiring Agent resigns or is removed, the retiring Agent, the Issuer or the Holders of 10% in principal amount of the outstanding Notes under this Indenture may, at the expense of the Issuer, petition any court of competent jurisdiction for the appointment of a successor Agent. In addition, for so long as Notes are listed on the Global Exchange Market of Euronext Dublin and the rules thereof so require, the Issuer will publish notice of any change of Paying Agent, Registrar or Transfer Agent in a daily newspaper with general circulation in Ireland (which is expected to be The Irish Times). Such notice of the change in a Paying Agent, Registrar or Transfer Agent may also be published on the official website of Euronext Dublin (www.euronext.com/en/markets/dublin) in lieu of publication in a daily newspaper, to the extent and in the manner permitted by the rules of the Global Exchange Market of Euronext Dublin.

Section 2.05. Paying Agent. No later than 11:00 a.m. London time on each Business Day prior to the due date of the principal of, interest and premium (if any) on any Note, the Issuer shall deposit with the Paying Agent (or if the Issuer or a Restricted Subsidiary is acting as Paying Agent, segregate and hold in trust for the benefit of the Persons entitled thereto) a sum in immediately available funds sufficient to pay such principal, interest and premium (if any) when so becoming due and, subject to receipt of such monies, the Paying Agent shall make payment on the Notes in accordance with this Indenture. The Paying Agent other than the Trustee, or an Affiliate of the Trustee, will hold for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, or interest on the Notes, and will notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. Money held by a Paying Agent need not be segregated, except as required by law, and in no event shall any Paying Agent be liable for any money received by it hereunder. If the Issuer or a Restricted Subsidiary acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee or such entity designated by the Trustee for this purpose and to account for any funds disbursed by the Paying Agent. Upon complying with this Section 2.05, the Paying Agent shall have no further liability for the money delivered to the Trustee. For the avoidance of doubt, the Paying Agent and the Trustee shall be held harmless and have no liability with respect to payments or disbursements to be made by the Paying Agent and Trustee (i) for which payment instructions are not made or that are not otherwise deposited by the respective times set forth in this Section 2.05, (ii) and until they have confirmed receipt of funds sufficient to make the relevant payment.

Section 2.06. Holder Lists. The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. Following the exchange of beneficial interests in Global Notes for Definitive Registered Notes, the Issuer shall furnish to the Trustee, the Transfer Agent and the Paying Agent in writing at least five Business Days before each interest payment date, and at such other times as the Trustee may reasonably require, the names and addresses of Holders of such Definitive Registered Notes.

Neither the Trustee, the Agents nor any of their agents will have any responsibility or be liable for any aspect of the records in relation to, or payments made on account of, beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Section 2.07. Transfer and Exchange. The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with Exhibit A. When a Note is presented to the Registrar or Transfer Agent, as the case may be, with a request to register a transfer, the Registrar or the Transfer Agent, as the case may be, shall register the transfer as requested if its requirements therefor are met. When Notes are presented to the Registrar or the Transfer Agent, as the case may be, with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the same requirements are met. To permit registration of transfers and exchanges, the Issuer shall execute and the Trustee or the Authenticating Agent, upon receipt of an authentication order, shall authenticate Notes at the request of the Registrar or the Transfer Agent, as the case may be. The Issuer, Registrar and Transfer Agent may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges in connection with any transfer or exchange pursuant to this Section 2.07. The Issuer is not required to register the transfer or exchange of any Notes (i) for a period of 15 days prior to any date fixed for the redemption of the Notes, (ii) for a period of 15 days immediately prior to the date fixed for selection of Notes to be redeemed in part (iii) for a period of 15 days prior to the record date with respect to any interest payment date, or (iv) which the Holder has tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Disposition Offer.

Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustee, each Agent, the Paying Agent, the Transfer Agent and the Registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and (subject to Section 2 of the Notes) interest, if any, on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuer, the Trustee, the Paying Agent, the Transfer Agent or the Registrar shall be affected by notice to the contrary.

Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interest in such Global Note may be effected only through a book-entry system maintained by (a) the Holder of such Global Note (or its agent) or (b) any Holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book-entry.

All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

Section 2.08. Replacement Notes. If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee or the Authenticating Agent, upon receipt of an authentication order, shall authenticate a replacement Note, such that the Holder (a) notifies the Issuer or the Trustee within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar does not register a transfer prior to receiving such notification, (b) makes such request to the Issuer or the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Trustee. If required by the Trustee, each Agent or the Issuer, such Holder shall furnish an indemnity bond sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, the Authenticating Agent, Paying Agent and the Registrar from any loss that any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge the Holder for their expenses in replacing a Note including reasonable fees and expenses of counsel.

In the event any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Issuer in its discretion may pay such Note instead of issuing a new Note in replacement thereof.

Every replacement Note is an additional obligation of the Issuer.

The provisions of this Section 2.08 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Notes.

Section 2.09. Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee or the Authenticating Agent except for those canceled by either of them, those delivered to either of them for cancellation and those described in this Section 2.09 as not outstanding. In addition, the aggregate principal amount of Initial Notes equivalent to the Initial Notes Reduction Amount shall not be deemed to be outstanding upon issuance of Additional Notes in excess of $20.0 million, unless such amount of Initial Notes is not redeemed on the Business Day following the Transaction Effective Date in accordance with clause (b) of Section 7 of the relevant Global Note, in which case such amount of Initial Notes will be deemed to be outstanding on and from the day immediately succeeding such Business Day. Subject to Section 12.04, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.08, it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the replaced Note is held by a protected purchaser.

If the Paying Agent receives (or the Issuer or another Restricted Subsidiary is acting as Paying Agent and such Paying Agent segregates and holds in trust) in accordance with this Indenture, by 11:00 a.m. London time on each redemption date or maturity date money sufficient to pay all principal and interest and premium, if any, payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such amount to the Holders on that date pursuant to the terms of this Indenture then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

Section 2.10. Temporary Notes. In the event that Definitive Registered Notes are to be issued under the terms of this Indenture, until such Definitive Registered Notes are ready for delivery, the Issuer may prepare and the Trustee or the Authenticating Agent, upon receipt of an authentication order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Registered Notes but may have variations that the Issuer consider appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee or the Authenticating Agent, upon receipt of an authentication order, shall authenticate Definitive Registered Notes and deliver them in exchange for temporary Notes upon surrender of such temporary Notes at the office or agency of the Issuer, without charge to the Holder.

Section 2.11. Cancellation. The Issuer at any time may deliver Notes to the Registrar for cancellation. The Paying Agent, Transfer Agent and the Trustee shall forward to the Registrar any Notes surrendered to them for registration of transfer, exchange or payment. The Registrar or the Paying Agent (or an agent authorized by the Registrar) and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and shall dispose of canceled Notes in accordance with its customary procedures or deliver canceled Notes to the Issuer pursuant to written direction by an Officer of the Issuer. Certification of the destruction of all canceled Notes shall be delivered to the Issuer. The Issuer may not issue new Notes to replace Notes they redeemed or delivered to the Registrar for cancellation. If the Issuer shall acquire any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes, unless and until the same are surrendered to the Registrar for cancellation pursuant to this Section 2.11. Neither the Trustee nor the Authenticating Agent shall authenticate Notes in place of canceled Notes other than pursuant to the terms of this Indenture.

Section 2.12. Common Code or ISIN Numbers. The Issuer in issuing the Notes may use Common Code or ISIN numbers (if then generally in use) and, if so, the Trustee and Agents shall use Common Code or ISIN numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer will promptly notify the Trustee and the Paying Agent of any change in the Common Code or ISIN numbers.

Section 2.13. Defaulted Interest. If the Issuer defaults in a payment of interest on the Notes, they will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.12 hereof. The Issuer will notify the Trustee as soon as practicable in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Issuer will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) will mail or deliver or cause to be mailed or delivered to the Holders in accordance with Section 12.01 a notice that states the special record date, the related payment date and the amount of such interest to be paid. The Issuer undertakes to promptly inform Euronext Dublin (for so long as the Notes are listed on the Global Exchange Market thereof) of any such special record date.

Section 2.14. Currency. The U.S. dollar is the sole currency of account and payment for all sums payable by the Issuer and the Guarantors under or in connection with this Indenture, the Notes and the Note Guarantees, including damages. Any amount received or recovered in a currency other than the U.S. dollar, whether as a result of, or the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuer, any Guarantor or otherwise by any Holder or by the Trustee, in respect of any sum expressed to be due to it from the Issuer or a Guarantor will only constitute a discharge to the Issuer or such Guarantor, as applicable, to the extent of the U.S. dollar amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

If that U.S. dollar amount is less than the U.S. dollar amount expressed to be due to the recipient or the Trustee under any Note, Note Guarantee, or this Indenture, the Issuer and the Guarantors will indemnify them against any loss sustained by such recipient or the Trustee as a result. In any event, the Issuer and the Guarantors will indemnify the recipient or the Trustee on a joint and several basis against the cost of making any such purchase. For the purposes of this Section 2.14, it will be prima facie evidence of the matter stated therein for the Holder of a Note or the Trustee to certify in a manner reasonably satisfactory to the Issuer (indicating the sources of information used) the loss it Incurred in making any such purchase. These indemnities constitute a separate and independent obligation from the Issuer’s and the Guarantors’ other obligations, will give rise to a separate and independent cause of action, will apply irrespective of any waiver granted by any Holder of a Note or the Trustee (other than a waiver of the indemnities set out herein) and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note or any Note Guarantee, or to the Trustee.

Except as otherwise specifically set forth herein, for purposes of determining compliance with any U.S. dollar-denominated restriction herein, the Dollar Equivalent amount for purposes hereof that is denominated in a non-U.S. dollar currency shall be calculated based on the relevant currency exchange rate in effect on the date such non-U.S. dollar amount is Incurred or made, as the case may be.

ARTICLE III

REDEMPTION

Section 3.01. Notices to Trustee and Paying Agents. If the Issuer elects to redeem Notes pursuant to Section 5 or Section 6 of the Notes, it shall notify, at least three Business Days before the publication, mailing or delivery of the notice of such redemption, the Trustee, the Registrar and the Paying Agent of the redemption date and the principal amount of Notes to be redeemed and the section of the Note pursuant to which the redemption will occur.

The Issuer shall give each notice to the Trustee, Registrar and the Paying Agent provided for in this Article III at least 10 days, but not more than 60 days, before the redemption date. In the case of a redemption pursuant to Section 5 of the Notes, such notice shall be accompanied by an Officer’s Certificate from the Issuer setting forth: (i) the redemption date; (ii) the ISIN, common code, CUSIP or other securities identification number of the Notes to be redeemed; (iii) the principal amount of Notes to be redeemed; (iv) the redemption price; (v) the paragraph of the Notes pursuant to which the redemption will occur and (vi) that such redemption will comply with the conditions herein.

In the case of a redemption pursuant to Section 6 of the Notes, at least three Business Days prior to the publication, mailing or delivery of any notice of redemption of Notes pursuant to the foregoing, the Issuer will deliver to the Trustee (a) an Officer’s Certificate stating that they are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to their right so to redeem have been satisfied and (b) an opinion of an independent tax counsel of recognized standing to the effect that the Issuer has been or will become obligated to pay Additional Amounts as a result of a Change in Tax Law. The Trustee will accept and shall be entitled to rely on such Officer’s Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, without further inquiry, in which event it will be conclusive and binding on the Holders. Any such notice may be canceled at any time prior to notice of such redemption being published, mailed or delivered to any Holder and shall thereby be void and of no effect.

Section 3.02. Selection of Notes To Be Redeemed or Repurchased.  If less than  all of the Notes are to be redeemed at any time, the Paying Agent or the Registrar will select Notes for redemption in compliance with the requirements of the principal securities exchange, if any, on which the Notes are listed, and in compliance with the applicable procedures of Euroclear or Clearstream, or if the Notes are not so listed or such exchange prescribes no method of selection and the Notes are not held through Euroclear or Clearstream, or Euroclear or Clearstream prescribe no method of selection, on a pro rata basis; provided, however, that no Definitive Registered Note of $1.00 in aggregate principal amount or less shall be redeemed in part and only Notes in integral multiples of $1.00 will be redeemed. None of the Trustee, the Paying Agent nor the Registrar will be liable for any selections made in accordance with this Section 3.02.

Section 3.03. Notice of Redemption. Subject to Section 3.03(ii) below, not less than 10 days but not more than 60 days before a date for redemption of Notes, the Issuer shall transmit to each Holder (with a copy to the Trustee and Registrar) a notice of redemption in accordance with Section 12.01; provided, however, that any notice of redemption provided for by Section 6 of the Notes shall not be given (a) earlier than 60 days prior to the earliest date on which the Payor would be obligated to make a payment of Additional Amounts and (b) unless at the time such notice is given, the obligation to pay such Additional Amounts remains in effect. In addition, for so long as the Notes are listed on the Global Exchange Market of Euronext Dublin and the rules thereof so require, the Issuer shall publish notice of redemption in a daily newspaper with general circulation in Ireland (which is expected to be the Irish Times) and in addition to such publication, not less than 10 nor more than 60 days prior to the redemption date, mail such notice to Holders by first-class mail, postage prepaid, at their respective addresses as they appear on the registration books of the Registrar. While in global form, notices to Holders may be delivered via Euroclear or Clearstream in lieu of notice via registered mail. Such notice of redemption may also be published on the website of Euronext Dublin (www.euronext.com/en/markets/dublin) in lieu of publication in The Irish Times so long as the rules of the Global Exchange Market of Euronext Dublin are complied with.

(i)	The notice shall identify the Notes to be redeemed and shall state:
A.	the redemption date and the record date;

B.the redemption price, and, if applicable, the appropriate calculation of such redemption price and the amount of accrued interest to the redemption date;

C.	the name and address of the Paying Agent;

D.that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

E.if fewer than all the outstanding Notes are to be redeemed, the certificate numbers and principal amounts of the particular Notes to be redeemed;

F.that, unless the Issuer defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the redemption date;

G.the Common Code or ISIN numbers, as applicable, if any, printed on the Notes being redeemed;

H.the paragraph of the Notes or section of this Indenture pursuant to which the Notes are being redeemed; and

I.that no representation is made as to the correctness or accuracy of the Common Code or ISIN numbers, as applicable, if any, listed in such notice or printed on the Notes.

(ii)At the Issuer’s written request, the Trustee or the Paying Agent shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense. In such event, the Issuer shall deliver to the Trustee and the Paying Agent, with a copy to the Trustee, at least 5 Business Days prior to the date on which notice of redemption is to be delivered to the Holders (unless a shorter period is satisfactory to the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and the information required and within the time periods specified by this Section.

Section 3.04. Effect of Notice of Redemption. Once notice of redemption is delivered, Notes called for redemption cease to accrue interest, and become due and payable, on the redemption date and at the redemption price stated in the notice; provided, however, that any redemption notice given in respect of the redemption referred to in Section 5 of the Notes may, at the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent. If such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed; provided that in no case shall the notice have been delivered less than 10 days or more than 60 days prior to the date on which such redemption (if any) occurs. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person. Upon surrender to the Paying Agent, the Notes shall be paid at the redemption price stated in the notice, plus accrued interest, if any, to, but not including, the redemption date; provided, however, that if the redemption date is after a regular record date and on or prior to the interest payment date, the accrued interest shall be payable to the Holder of the redeemed Notes registered on the relevant record date. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

Section 3.05. Deposit of Redemption Price. No later than 11:00 a.m. London time on the Business Day prior to each redemption date, the Issuer shall deposit with the Paying Agent (or, if the Issuer or another Restricted Subsidiary is the Paying Agent, shall segregate and hold in trust) money in immediately available funds (denominated in U.S. dollars) sufficient to pay the redemption or purchase price of and accrued interest on all Notes or portions thereof to be redeemed on that date other than Notes or portions of Notes called for redemption that have been delivered by the Issuer to the Registrar for cancellation. On and after the redemption date, interest shall cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds sufficient to pay the redemption or purchase price of, plus accrued and unpaid interest and Additional Amounts, if any, on, the Notes to be redeemed pursuant to this Indenture, unless the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture. For the avoidance of doubt, the Paying Agent and the Trustee shall be held harmless and have no liability with respect to payments or disbursements to be made by the Paying Agent and Trustee (i) for which payment instructions are not made or that are not otherwise deposited by the respective times set forth in this Section 3.05, and (ii) until they have confirmed receipt of funds sufficient to make the relevant payment. If the Issuer elects to redeem the Notes or portions thereof and request the Trustee to distribute to the Holders of the Notes any amounts deposited in trust (which, for the avoidance of doubt, will include accrued and unpaid interest to but excluding the date fixed for redemption) prior to the date fixed for redemption in accordance with Section 8.01, the applicable redemption notice will state that Holders of the Notes will receive such amounts deposited in trust prior to the date fixed for redemption and the relevant payment date.

Section 3.06. Notes Redeemed in Part. Subject to the terms hereof, upon  surrender of a Note that is redeemed in part, the Issuer shall execute and the Trustee or an Authenticating Agent shall, upon receipt of an Authentication Order from the Issuer, authenticate for the Holder (at the Issuer’s expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

ARTICLE IV

COVENANTS

Section 4.01. Limitation on Indebtedness.

(a)The Parent will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Issuer and any Guarantor may Incur Indebtedness (including Acquired Indebtedness) if on the date of such Incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds thereof), the Fixed Charge Coverage Ratio for the Parent and its Restricted Subsidiaries would have been at least 2.0 to 1.0 and the Consolidated Net Leverage Ratio for the Parent and its Restricted Subsidiaries would have been at least 3.0 to 1.0.

(b)Section 4.01(a) will not prohibit the Incurrence of the following Indebtedness (“Permitted Debt”):

(i)Indebtedness Incurred pursuant to any Credit Facility (including in respect of letters of credit or bankers’ acceptances issued or created thereunder), and any Refinancing Indebtedness in respect thereof and Guarantees in respect of such Indebtedness in a maximum aggregate principal amount at any time outstanding not to exceed $100.0 million; plus in the case of any refinancing of any Indebtedness permitted under this Section 4.01(b)(i) or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing; provided that the aggregate principal amount of Indebtedness Incurred by Restricted Subsidiaries that are not Guarantors or the Issuer pursuant to this Section 4.01(b)(i) shall not exceed $10.0 million at any time;

(ii)A. Guarantees by the Parent or any Restricted Subsidiary of Indebtedness of the Issuer or any Guarantor or guarantees by any Restricted Subsidiary that is not a Guarantor of Indebtedness of any other Restricted Subsidiary that is not a Guarantor, so long as the Incurrence of such Indebtedness is permitted under the terms of this Indenture, provided, that if such Indebtedness is subordinated to the Notes or any Note Guarantee, then such guarantees shall also be subordinated to the Note or such Note Guarantee on the same basis; or

B. without limiting the provisions of Section 4.03, Indebtedness arising by reason of any Lien granted by or applicable to any Person securing Indebtedness of the Parent or any Restricted Subsidiary so long as the Incurrence of such Indebtedness is permitted under the terms of this Indenture;

(iii)Indebtedness of the Parent owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Parent or any Restricted Subsidiary; provided, however, that:

A.in the case of Indebtedness of the Parent, the Issuer or a Guarantor owing to and held by any Restricted Subsidiary that is not a Guarantor (or the Issuer) (except in respect of intercompany current liabilities Incurred in the ordinary course of business in connection with cash management positions of the Parent and its Restricted Subsidiaries), such Indebtedness shall be unsecured and expressly subordinated in right of payment to the prior payment in full in cash of all obligations with respect to the Notes, in the case of the Issuer, and the respective Note Guarantee, in the case of a Guarantor; and

B.(i) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Parent or a Restricted Subsidiary; and (ii) any sale or other transfer of any such Indebtedness to a Person other than the Parent or a Restricted Subsidiary, shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this Section 4.01(b)(iii) by the Parent or such Restricted Subsidiary, as the case may be;

(iv)(A) Indebtedness represented by the Initial Notes outstanding on the Issue Date and the related Note Guarantees and any Additional Notes outstanding on the Transaction Effective Date offered in accordance with the Additional Notes Offer Condition and the related Note Guarantees; provided that the aggregate principal amount of Indebtedness represented by the Notes incurred pursuant to this Section 4.01(b)(iv)(A) at no time exceeds $60.0 million outstanding for the purposes of Section 2.09 of this Indenture, (B) Indebtedness represented by the Reinstated Notes and the guarantees of the Reinstated Notes issued on the Transaction Effective Date, (C) any Indebtedness (other than Indebtedness described in Section 4.01(b)(iii)) outstanding on the Issue Date after giving effect to the Transaction, consisting of the Indebtedness listed on Schedule 1 to the Indenture, including the Existing Notes, (D) Refinancing Indebtedness Incurred in respect of any Indebtedness described in this Section 4.01(b)(iv) (other than clause (iv)(E)) or Incurred pursuant to Section 4.01(a), (E) Management Advances and (F) any loan or other instrument contributing the proceeds of the Notes, the Existing Notes and/or the Reinstated Notes;

(v)	[Reserved];

(vi)Indebtedness under Currency Agreements, Interest Rate Agreements and Commodity Hedging Agreements not for speculative purposes (as determined in good faith by the Board of Directors or an Officer of the Parent);

(vii)Indebtedness consisting of (A) Capitalized Lease Obligations, mortgage financings, Purchase Money Obligations or other financings, Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in a Similar Business or (B) Indebtedness otherwise Incurred to finance the purchase, lease, rental or cost of design, construction, installation or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, and any Indebtedness which refinances, replaces or refunds such Indebtedness, in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this Section 4.01(b)(vii) and then outstanding, will not exceed at any time outstanding $15.0 million;

(viii)Indebtedness in respect of (A) workers’ compensation claims, self- insurance obligations, performance, indemnity, surety, judgment, appeal, advance payment, customs, VAT or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Parent or a Restricted Subsidiary or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business or in respect of any governmental requirement, (B) letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business or in respect of any governmental requirement; provided, however, that upon the drawing of such letters of credit or other similar instruments, the obligations are reimbursed within 30 days following such drawing, (C) the financing of insurance premiums in the ordinary course of business and (D) any customary treasury or cash management services, including treasury, depository, overdraft, credit card processing, credit or debit card, purchase card, electronic funds transfer, the collection of checks and direct debits, cash pooling and other cash management arrangements, in each case, in the ordinary course of business;

(ix)Indebtedness arising from agreements providing for customary guarantees, indemnification, obligations in respect of earn-outs or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Capital Stock of a Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition); provided that, in the case of a disposition, the maximum liability of the Parent and its Restricted Subsidiaries in respect of all such Indebtedness shall at no time exceed the gross proceeds, including the fair market value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Parent and its Restricted Subsidiaries in connection with such disposition;

(x)(A) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within 30 Business Days of Incurrence;

(B)customer deposits and advance payments received in the ordinary course of business from customers for goods or services purchased in the ordinary course of business;

(C)Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions Incurred in the ordinary course of business of the Parent and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Parent and its Restricted Subsidiaries; and

(D)Indebtedness Incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management of bad debt purposes, in each case Incurred or undertaken in the ordinary course of business;

(xi)Indebtedness of the Issuer or any Guarantor in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness

Incurred pursuant to this Section 4.01(b)(xi) and then outstanding, will not exceed

$25.0 million, provided that the ROFO Condition has been satisfied;

(xii)Indebtedness under daylight borrowing facilities Incurred in connection with any refinancing of Indebtedness (including by way of set-off or exchange) so long as any such Indebtedness is repaid within three days of the date on which such Indebtedness is Incurred;

(xiii)Indebtedness Incurred under (i) the Existing A/R Facility, (ii) any Qualified Securitization Financing that refinances or replaces the Existing A/R Facility and (iii) any other Qualified Securitization Financing, for this clause (iii), in an aggregate principal amount not to exceed $25.0 million at any one time; and

(xiv)Indebtedness in respect of any letters of credit, indemnities, guarantees or other undertakings in connection with environmental assurances, reclamation or rehabilitation operations.

(c)Notwithstanding the foregoing, prior to the Transaction Effective Date, no Indebtedness may be Incurred under Section 4.01(a), Section 4.01(b)(i) or Section 4.01(b)(xi).

(d)For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 4.01:

(i)in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 4.01(a) and Section 4.01(b), the Parent, in its sole discretion, will classify, and may from time to time reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the clauses under Section 4.01(a) and Section 4.01(b);

(ii)Notwithstanding Section 4.01(d)(i), Indebtedness Incurred under Section 4.01(b)(i) may not be reclassified;

(iii)Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments or any similar “parallel debt” obligations relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(iv)if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to clause (i), (vii) or (xi) of Section 4.01(b) or Section 4.01(a) and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;

(v)the principal amount of any Disqualified Stock of the Parent or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(vi)Indebtedness permitted by this Section 4.01 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.01 permitting such Indebtedness; and

(vii)the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined on the basis of IFRS.

(e)Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in IFRS will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 4.01. Except as otherwise specified, the amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount, or liquidation preference thereof, in the case of any other Indebtedness.

(f)	[Reserved].

(g)For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the Dollar Equivalent of the principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or, at the option of the Parent, first committed, in the case of Indebtedness Incurred under a revolving credit facility; provided that (a) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a currency other than the U.S. dollar, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar- denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the amount set forth in clause (2) of the definition of Refinancing Indebtedness; (b) the Dollar Equivalent of the principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date; and (c) if any such Indebtedness that is denominated in a different currency is subject to a Currency Agreement (with respect to the U.S. dollar) covering principal amounts payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be adjusted to take into account the effect of such agreement.

(h)Notwithstanding any other provision of this Section 4.01, the maximum amount of Indebtedness that the Parent or a Restricted Subsidiary may Incur pursuant to this Section 4.01 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

(i)Neither the Issuer nor any Guarantor will Incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Issuer or any Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer or any Guarantor solely by virtue of being unguaranteed or unsecured or by virtue of being secured with different collateral or by virtue of being secured on a junior priority basis or by virtue of the application of waterfall or other payment ordering provisions affecting different tranches of Indebtedness.

Section 4.02. Limitation on Restricted Payments.

(a)The Parent will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(i)declare or pay any dividend or make any other payment or distribution on or in respect of the Parent’s or any Restricted Subsidiary’s Capital Stock (including any payment in connection with any merger or consolidation involving the Parent or any of its Restricted Subsidiaries) except:

A.dividends or distributions payable in Capital Stock of the Parent (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Parent; and

B.dividends or distributions payable to the Parent or a Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than the Parent or another Restricted Subsidiary on no more than a pro rata basis, measured by value);

(ii)purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Parent or any direct or indirect Parent Holdco held by Persons other than the Parent or a Restricted Subsidiary (other than in exchange for Capital Stock of the Parent (other than Disqualified Stock));

(iii)make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than (a) any such payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement or in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement and (b) any Indebtedness Incurred pursuant to Section 4.01(b)(iii));

(iv)make any payment in cash on, or with respect to, or purchase, redeem, defease or otherwise acquire or retire for cash, any Subordinated Shareholder Funding; or

(v)	make any Restricted Investment in any Person,

(any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (i) through (v) of this Section 4.02(a) are referred to herein as a “Restricted Payment”).

(b)The fair market value of property or assets other than cash covered by Section 4.02(a) shall be the fair market value thereof as determined in good faith by an Officer of the Parent, or, if such fair market value exceeds the greater of (i) $10.0 million and (ii) 1.0% of Consolidated Net Tangible Assets, by the Board of Directors.

(c)The foregoing provisions will not prohibit any of the following (collectively, “Permitted Payments”):

(i)any Restricted Payment made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Parent) of, Capital Stock of the Parent (other than Disqualified Stock) or a substantially concurrent contribution to the equity (other than through the issuance of Disqualified Stock) of the Parent;

(ii)any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness permitted to be Incurred pursuant to Section 4.01;

(iii)any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Preferred Stock of the Parent or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Preferred Stock of the Parent or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 4.01, and that in each case, constitutes Refinancing Indebtedness;

(iv)any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness:

A.(i) from Net Available Cash to the extent permitted pursuant to Section 4.05, but only if the Parent shall have first complied with Section

4.05 and purchased all Notes tendered pursuant to any offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness and (ii) at a purchase price not greater than 100% of the principal amount of such Subordinated Indebtedness plus accrued and unpaid interest; or

B.following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only (i) if the Parent shall have first complied with Section 4.14 and purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness and (ii) at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness plus accrued and unpaid interest.

(v)any dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this Section 4.02;

(vi)[Reserved];

(vii)the declaration and payment of dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of Section 4.01;

(viii)purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise of stock options, warrants or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof;

(ix)dividends, loans, advances or distributions to any Parent Holdco or other payments by the Parent or any Restricted Subsidiary in amounts equal to (without duplication):

A.the amounts required for any Parent Holdco to pay any Related Taxes; or

B.the amounts constituting or to be used for purposes of making payments to the extent specified in Section 4.06(b)(ii), Section 4.06(b)(iii), Section 4.06(b)(v) and Section 4.06(b)(vii);

(x)[Reserved];

(xi)payments by the Parent, or loans, advances, dividends or distributions to any Parent Holdco to make payments, to holders of Capital Stock of the Parent or any Parent Holdco in lieu of the issuance of fractional shares of such Capital Stock; provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this Section 4.02 or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by the Board of Directors of the Parent);

(xii)Restricted Payments in an aggregate amount outstanding at any time not to exceed the aggregate cash amount of Investments in exchange for or using as consideration Investments previously made under this Section 4.02(c)(xii);

(xiii)	[Reserved];

(xiv)	[Reserved];

(xv)the payment of any Securitization Fees and purchases of Securitization Assets and related assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing; and

(xvi)payments made in connection with the use of proceeds from the offering of the Notes.

(d)The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Parent or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment shall be determined conclusively by the Board of Directors of the Parent acting in good faith.

Section 4.03. Limitation on Liens.

(a)The Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or suffer to exist any Lien upon any of its property or assets (including Capital Stock of a Restricted Subsidiary), whether owned on the Issue Date or acquired after that date, or any interest therein or any income or profits therefrom, which Lien is securing any Indebtedness (such Lien, the “Initial Lien”), except (i) in the case of property or asset that does not constitute Collateral (1) Permitted Liens or (2) Liens on property or assets that are not Permitted Liens if the Notes and this Indenture (or a Note Guarantee in the case of Liens of a Guarantor) are directly secured equally and ratably with, or prior to, the Indebtedness secured by such Initial Lien for so long as such Indebtedness is so secured and (ii) in the case of any property or asset that constitutes Collateral, Permitted Collateral Liens.

(b)Any such Lien created in favor of the Notes, the Guarantees, and the Indenture pursuant to Section 4.03(a)(i)(2) will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates, and (ii) otherwise as set forth under this Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement, or under the relevant Security Document.

Section 4.04. Limitation on Restrictions on Distributions from Restricted

Subsidiaries.

(a)	The Issuer will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(i)pay dividends or make any other distributions in cash or otherwise on its Capital Stock or pay any Indebtedness or other obligations owed to the Issuer or any other Restricted Subsidiary, or with respect to any other interest or participation in, or measured by, its profits;

(ii)make any loans or advances to the Issuer or any other Restricted Subsidiary; or

(iii)sell, lease or transfer any of its property or assets to the Issuer or any other Restricted Subsidiary,

provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Parent or any Restricted Subsidiary to other Indebtedness Incurred by the Parent or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction.

(b)	The provisions of Section 4.04(a) will not prohibit:

(i)	any encumbrance or restriction pursuant to (a) any Credit Facility,

(b) the Intercreditor Agreement, the ABL Intercreditor Agreement or any Additional Intercreditor Agreement, (c) any other agreement or instrument, in each case, in effect at or entered into on the Issue Date, (d) the indenture governing the Reinstated Notes or (e) the indenture governing the Existing Notes;

(ii)any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged, consolidated or otherwise combined with or into the Parent or any Restricted Subsidiary, or on which such agreement or instrument is assumed by the Parent or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by the Parent or was merged, consolidated or otherwise combined with or into the Parent or any Restricted Subsidiary entered into or in connection with such transaction) and outstanding on such date; provided that, for the purposes of this Section 4.04(b)(ii), if another Person is the Successor Company (as defined in Section 5.01(a)(i)), any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Parent or any Restricted Subsidiary when such Person becomes the Successor Company;

(iii)any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in Section 4.04(b)(i), Section 4.04(b)(ii) or this Section 4.04(b)(iii) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an agreement referred to in

Section 4.04(b)(i), Section 4.04(b)(ii) or this Section 4.04(b)(iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the Holders taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by the Board of Directors or an Officer of the Parent);

(iv)	any encumbrance or restriction:

A.that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract;

B.contained in mortgages, charges, pledges or other security agreements permitted under this Indenture or securing Indebtedness of the Parent or a Restricted Subsidiary permitted under this Indenture to the extent such encumbrances or restrictions restrict the transfer of the property or assets subject to such mortgages, charges, pledges or other security agreements; or

C.pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Parent or any Restricted Subsidiary;

(v)any encumbrance or restriction pursuant to Purchase Money Obligations and Capitalized Lease Obligations permitted under this Indenture, in each case, that impose encumbrances or restrictions on the property so acquired, or any encumbrance or restriction pursuant to a joint venture agreement that imposes restrictions on the distribution or transfer of the assets or Capital Stock of the joint venture;

(vi)any encumbrance or restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(vii)customary provisions in leases, licenses, joint venture agreements and other similar agreements and instruments entered into in the ordinary course of business;

(viii)encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, or required by any regulatory authority;

(ix)any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business;

(x)any encumbrance or restriction pursuant to Currency Agreements, Interest Rate Agreements, Commodity Hedging Agreements or in connection with any Qualified Securitization Financing;

(xi)any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date pursuant to Section 4.01 if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders of the Notes than (i) the encumbrances and restrictions contained in this Indenture and the Intercreditor Agreement, together with the Security Documents associated therewith, in each case, as in effect on the Issue Date, or the ABL Intercreditor Agreement or (ii) as is customary in comparable financings (as determined in good faith by the Board of Directors or an Officer of the Parent) or where the Parent determines that such encumbrance or restriction will not adversely affect, in any material respect, the Issuer’s ability to make principal or interest payments on the Notes; or

(xii)any encumbrance or restriction existing by reason of any lien permitted under Section 4.03.

Section 4.05. Limitation on Sales of Assets and Subsidiary Stock

(a)The Parent will not, and will not permit any Restricted Subsidiary to, consummate any Asset Disposition unless:

(i)the consideration the Parent or such Restricted Subsidiary receives for such Asset Disposition is not less than the fair market value of the assets sold (as determined by the Parent’s Board of Directors); and

(ii)at least 75% of the consideration the Parent or such Restricted Subsidiary receives in respect of such Asset Disposition consists of:

A.cash (including any Net Cash Proceeds received from the conversion within 180 days of such Asset Disposition of securities, notes or other obligations received in consideration of such Asset Disposition);

B.	Cash Equivalents;

C.the assumption by the purchaser of (x) any liabilities recorded on the Parent’s or such Restricted Subsidiary’s balance sheet or the notes thereto (or, if Incurred since the date of the latest balance sheet, that would be recorded on the next balance sheet) (other than Subordinated Indebtedness), as a result of which neither the Parent nor any of the Restricted Subsidiaries remains obligated in respect of such liabilities or (y)

Indebtedness of a Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, if the Parent and each other Restricted Subsidiary is released from any guarantee of such Indebtedness as a result of such Asset Disposition;

D.	Replacement Assets;

E.any Capital Stock of another Similar Business, if, after giving effect to any such acquisition of Capital Stock, the Similar Business is or becomes a Restricted Subsidiary;

F.assets (other than Capital Stock and cash or Cash Equivalents) that are used or useful in a Similar Business; or

G.consideration consisting of Indebtedness of the Issuer or any Guarantor received from Persons who are not the Parent or any Restricted Subsidiary, but only to the extent that such Indebtedness (i) has been extinguished by the Issuer or the applicable Guarantor and (ii) is not Subordinated Indebtedness of the Issuer or such Guarantor.

(b)If the Parent or any Restricted Subsidiary consummates an Asset Disposition, the amount of Net Available Cash from such Asset Disposition shall constitute “Excess Proceeds”.

(c)If the aggregate amount of Excess Proceeds exceeds $5.0 million, the Issuer shall, within 20 Business Days of receipt of such proceeds, apply the amount equal to the Excess Proceeds to, in the case of the Notes, the Reinstated Notes or the Existing Notes, offer to repurchase at par or, in the case of other Indebtedness, repay such Indebtedness at the required price therein, using the order such Indebtedness would be repaid with enforcement proceeds under the “Application of Proceeds” or similar waterfall provision included in the Intercreditor Agreement (an “Asset Disposition Offer”), provided that, if an ABL Facility is outstanding, the portion of the Excess Proceeds from the sale of ABL Priority Collateral or any asset held by an ABL Guarantor shall be applied as if they were enforcement proceeds of ABL Priority Collateral under the ABL Intercreditor Agreement.

(d)To the extent that the aggregate amount of Notes and Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Parent and its Restricted Subsidiaries may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in this Indenture. If the aggregate principal amount of the Notes surrendered in any Asset Disposition Offer by Holders and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Excess Proceeds shall be allocated among the Notes and Pari Passu Indebtedness to be repaid or purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Indebtedness. For the purposes of calculating the principal amount of any such Indebtedness not denominated in U.S. dollars, such Indebtedness shall be calculated by converting any such principal amounts into their Dollar Equivalent determined as of a date selected by the Issuer that is within the Asset Disposition Offer

Period (as defined below). Upon completion of any Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

(e)To the extent that any portion of Net Available Cash payable in respect of the Notes is denominated in a currency other than the currency in which the relevant Notes are denominated, the amount thereof payable in respect of such Notes shall not exceed the net amount of funds in the currency in which such Notes are denominated that is actually received by the Issuer upon converting such portion of the Net Available Cash into such currency.

(f)The Asset Disposition Offer, in so far as it relates to the Notes, will remain open for a period of not less than 20 Business Days following its commencement (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Issuer will purchase the principal amount of Notes and, to the extent they elect, Pari Passu Indebtedness required to be repaid or purchased by it pursuant to this Section 4.05 (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Notes and Pari Passu Indebtedness validly tendered in response to the Asset Disposition Offer.

(g)On or before the Asset Disposition Purchase Date, the Issuer will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and Pari Passu Indebtedness or portions of Notes and Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Indebtedness so validly tendered and not properly withdrawn and in minimum denominations of $1.00 and in integral multiples of $1.00 in excess thereof. The Issuer will deliver to the Trustee an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 4.05. The Issuer or the Paying Agent, as the case may be, will promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes so validly tendered and not properly withdrawn by such Holder, and accepted by the Issuer for purchase, and the Issuer will promptly issue a new Note (or amend the applicable Global Note), and the Trustee (or an authenticating agent), upon delivery of an Officer’s Certificate from the Issuer, will authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount with a minimum denomination of $1.00. Any Note not so accepted will be promptly mailed or delivered (or transferred by book-entry) by the Issuer to the Holder thereof.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.05, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue of such compliance.

Section 4.06. Limitation on Affiliate Transactions.

(a)The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Parent (any such transaction or series of related transactions being an “Affiliate Transaction”) involving aggregate value in excess of $2.0 million unless:

(i)the terms of such Affiliate Transaction taken as a whole are not materially less favorable to the Parent or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s-length dealings with a Person who is not such an Affiliate;

(ii)in the event such Affiliate Transaction involves an aggregate value in excess of $10.0 million, the terms of such transaction or series of related transactions have been approved by a resolution of the majority of the disinterested members of the Board of Directors of the Parent resolving that such transaction complies with clause (i) of this Section 4.06(a); provided, that if a majority of the members of the Board of Directors are not disinterested with respect to the transaction, the Parent shall deliver a Fairness Opinion to the Trustee; and

(iii)in the event such Affiliate Transaction involves an aggregate value in excess of $20.0 million, the Parent delivers to the Trustee a Fairness Opinion; provided that the liability of such accounting, appraisal, or investment banking firm or such other independent expert in giving such opinion may be limited in accordance with its engagement policies.

(b)	The provisions of Section 4.06(a) will not apply to:

(i)any Restricted Payment permitted to be made pursuant to Section 4.02, any Permitted Payments (other than pursuant to Section 4.02(c)(ix)(B)) or any Permitted Investment (other than Permitted Investments as defined in paragraphs (1)(b), (2) and (15) of the definition thereof);

(ii)any purchase, issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Parent, any Restricted Subsidiary or any Parent Holdco, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors or consultants approved by the Board of Directors of the Parent, in each case in the ordinary course of business;

(iii)any Management Advances and any waiver or transaction with respect thereto;

(iv)any transaction between or among the Parent and any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or among Restricted Subsidiaries;

(v)the payment of reasonable fees and reimbursement of expenses to, and customary indemnities (including under customary insurance policies) and employee benefit and pension expenses provided on behalf of, directors, officers, consultants or employees of the Parent, any Restricted Subsidiary or any Parent Holdco (whether directly or indirectly and including through any Person owned or controlled by any of such directors, officers or employees);

(vi)(a) the entry into and performance of obligations of the Parent or any of its Restricted Subsidiaries under the terms of any transaction pursuant to or contemplated by, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of the Issue Date, as these agreements and instruments may be amended, modified, supplemented, extended, renewed, replaced or refinanced from time to time in accordance with the other terms of this Section 4.06 or to the extent not more disadvantageous to the Holders in any material respect, and (b) the entry into and performance of any registration rights or other listing agreement;

(vii)the execution, delivery and performance of, including any payment to be made under, any Tax Sharing Agreement or any arrangement pursuant to which the Parent or any of its Restricted Subsidiaries is required or permitted to file a consolidated tax return, or the formation and maintenance of any consolidated group for tax, accounting or cash pooling or management purposes in the ordinary course of business;

(viii)transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business, which are fair to the Parent or the relevant Restricted Subsidiary in the reasonable determination of the Board of Directors or an Officer of the Parent or the relevant Restricted Subsidiary, or are on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;

(ix)any transaction in the ordinary course of business between or among the Parent or any Restricted Subsidiary and any Affiliate of the Parent or an Associate or similar entity that would constitute an Affiliate Transaction solely because the Parent or a Restricted Subsidiary or any Affiliate of the Parent or a Restricted Subsidiary or any Affiliate of any Permitted Holder owns an equity interest in or otherwise controls such Affiliate, Associate or similar entity;

(x)issuances or sales of Capital Stock (other than Disqualified Stock) of the Parent or options, warrants or other rights to acquire such Capital Stock;

(xi)payment of any Securitization Fees and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation as part of or in connection with a Qualified Securitization Financing; and

(xii)any participation in a public tender or exchange offers for securities or debt instruments issued by the Parent or any of its Subsidiaries that are conducted on arms’ length terms and provide for the same price or exchange ratio, as the case may be, to all holders accepting such tender or exchange offer.

Section 4.07. Guarantor Coverage Test.

(a)If, on the date on which the audited financial statements are required to be furnished to the Trustee under Section 4.09(a)(i) the aggregate (without double counting) total assets, sales, and EBITDA of the Issuer and the Guarantors (excluding intra-group items and on an unconsolidated basis) is less than 90% of the consolidated total assets, consolidated sales and Consolidated EBITDA of the Parent and its Restricted Subsidiaries (the “Guarantor Coverage Test”), then the Parent shall, within 90 days of such test date, cause such other Restricted Subsidiaries to accede as Guarantors, subject to the Agreed Security Principles, to ensure that the Guarantor Coverage Test is satisfied (calculated as if such Guarantors had been Guarantors for the purposes of the relevant test date).

(b)	For the purposes of calculating the Guarantor Coverage Test:

(i)(for the purpose of calculating EBITDA only) any entity having negative EBITDA;

(ii)any entity which cannot, or pursuant to the Agreed Securities Principles is not required to, become a Guarantor; and

(iii)any entity which is not a wholly-owned Restricted Subsidiary (but only if minority shareholders of such entity require their consents to grant a Note Guarantee),

shall be excluded (x) as a Guarantor from the numerator; and (y) as a Restricted Subsidiary from the denominator.

(c)	The Parent shall ensure that, subject to the Agreed Security Principles, when tested on:

(i)the date on which the audited financial statements are required to be furnished to the Trustee under Section 4.09(a)(i); and

(ii)the date on which the unaudited financial statements for the fiscal quarter ended June 30 of each year are required to be furnished to the Trustee under Section 4.09(a)(ii),

each Restricted Subsidiary which is a Material Company and which is not already a Guarantor shall accede as a Guarantor within 90 days of such test date (in the case of Section 4.07(c)(i)) or 60 days of such test date (in the case of Section 4.07(c)(ii)).

(d)Subject to the Agreed Security Principles, any Restricted Subsidiary acceding as a Guarantor pursuant to this Section 4.07 shall grant a Lien on its assets to secure the Notes by the time it must accede as a Guarantor, provided that (i) such Restricted Subsidiary that is incorporated in the same jurisdiction as any Guarantor as of the Issue Date shall provide a Lien on the same kind of assets as such Guarantor and (ii) such Restricted Subsidiary that is not incorporated in the same jurisdiction as any Guarantor as of the Issue Date shall provide “all- assets” security where available in the jurisdiction of such Restricted Subsidiary or will otherwise provide security in accordance with the Agreed Security Principles.

Section 4.08. Additional Note Guarantees.

(a)	[Reserved].

(b)Notwithstanding anything to the contrary in this Section 4.08, no Restricted Subsidiary shall (x) Guarantee the Indebtedness outstanding under any ABL Facility, any Credit Facility replacing or refinancing any ABL Facility or any other Credit Facility or Public Debt, in each case of the Issuer or a Guarantor, or (y) Incur Indebtedness exceeding $10.0 million pursuant to Section 4.01(b)(i) and 4.01(b)(xi) or any Refinancing Indebtedness in respect thereof exceeding $10.0 million unless such Restricted Subsidiary is or becomes a Guarantor (or is the Issuer) on the date on which the Guarantee or such Indebtedness is Incurred and, if applicable, executes and delivers to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will provide a Note Guarantee, which Note Guarantee will be senior to or pari passu with such Restricted Subsidiary’s Guarantee or Indebtedness described in clauses (x) or (y) of this Section 4.08(b), respectively; provided, however, that such Restricted Subsidiary shall not be obligated to become a Guarantor to the extent and for so long as the Incurrence of such Note Guarantee could give rise to or result in: (1) any breach or violation of statutory limitations, corporate benefit, financial assistance, fraudulent preference, thin capitalization rules, capital maintenance rules, guidance and coordination rules or the laws rules or regulations (or analogous restriction) of any applicable jurisdiction; (2) any risk or liability for the officers, directors or (except in the case of a Restricted Subsidiary that is a partnership) shareholders of such Restricted Subsidiary (or, in the case of a Restricted Subsidiary that is a partnership, directors or shareholders of the partners of such partnership); or (3) any cost, expense, liability or obligation (including with respect to any Taxes) other than reasonable out of pocket expenses. At the option of the Parent, any Note Guarantee may contain limitations on Guarantor liability to the extent reasonably necessary.

(c)Note Guarantees shall be released as set forth under Section 10.06. In addition, a Note Guarantee of a future Guarantor may also be released at the option of the Parent if at the date of such release either (i) there is no Indebtedness of such Guarantor outstanding which was Incurred after the Issue Date and which could not have been Incurred in compliance with this Indenture if such Guarantor had not been designated as a Guarantor, or (ii) there is no Indebtedness of such Guarantor outstanding which was Incurred after the Issue Date and which could not have been Incurred in compliance with this Indenture as at the date of such release if such Guarantor were not designated as a Guarantor as at that date.  The Trustee and the Security Agent shall take all necessary actions, including the granting of releases or waivers under the Intercreditor Agreement or any Additional Intercreditor Agreement, requested by the Parent to effectuate any release of a Note Guarantee in accordance with these provisions, subject to customary protections and indemnifications.

Section 4.09. Reports.

(a)So long as any Notes are outstanding, the Parent will furnish to the Trustee the following reports (provided that, to the extent any reports are filed on the SEC’s website, such reports shall be deemed to have been provided to the Trustee):

(i)within 120 days after the end of the Parent’s fiscal year beginning with the fiscal year ended December 31, 2020, annual reports containing, to the extent applicable, the following information: (a) audited consolidated balance sheets of the Parent as of the end of the two most recent fiscal years and audited consolidated income statements and statements of cash flow of the Parent for the two most recent fiscal years, including complete footnotes to such financial statements and the report of the independent auditors on the financial statements;

(b)unaudited pro forma income statement information and balance sheet information of the Parent (which, for the avoidance of doubt, shall not include the provision of a full income statement or balance sheet to the extent not reasonably available), together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations that have occurred since the beginning of the most recently completed fiscal year; (c) an operating and financial review of the audited financial statements, including a discussion of the results of operations, financial condition, EBITDA, and liquidity and capital resources of the Parent, and a discussion of material commitments and contingencies and critical accounting policies; (d) a summary description of the business and material affiliate transactions; (e) a description of material operational risk factors; and (f) a summary description of material recent developments;

(ii)within 60 days following the end of each fiscal quarter in each fiscal year of the Parent beginning with the fiscal quarter ending March 31, 2021, quarterly financial statements containing the following information: (a) an unaudited condensed consolidated balance sheet as of the end of such quarter and unaudited condensed statements of income and cash flow for the most recent quarter year-to-date period ending on the unaudited condensed balance sheet date, and the comparable prior year periods, together with condensed footnote disclosure; (b) unaudited pro forma income statement information and balance sheet information (which, for the avoidance of doubt, shall not include the provision of a full income statement or balance sheet to the extent not reasonably available), together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations that have occurred since the beginning of the relevant quarter; (c) an operating and financial review of the unaudited financial statements, including a discussion of the results of operations, financial condition, EBITDA and material changes in liquidity and capital resources, and a discussion of material changes not in the ordinary course of business in commitments and contingencies since the most recent report; and (d) material recent developments; and

(iii)promptly after the occurrence of any material acquisition, disposition or restructuring or any senior executive officer changes at the Parent or change in auditors of the Parent or any other material event that the Parent or any of its Restricted Subsidiaries announces publicly, a report containing a description of such event.

In addition, the Parent shall furnish to the Holders and to prospective investors, upon the request of such parties, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act for so long as the Notes are not freely transferable under the Exchange Act by persons who are not “affiliates” under the Securities Act.

The Parent shall also make available to Holders and prospective holders of the Notes copies of all reports furnished to the Trustee or the SEC on the Parent’s website and if and so long as the Notes are listed on the Global Exchange Market of Euronext Dublin and to the extent that the rules and regulations thereof so require, by posting such reports on the official website of Euronext Dublin (www.euronext.com/en/markets/dublin).

All financial statement information shall be prepared in accordance with IFRS as in effect on the date of such report or financial statement (or otherwise on the basis of IFRS as then in effect) and on a consistent basis for the periods presented, except as may otherwise be described in such information; provided, however, that the reports set forth in clauses (i), (ii) and (iii)of this Section 4.09(a) may, in the event of a change in IFRS, present earlier periods on a basis that applied to such periods. No report need include separate financial statements for any Subsidiaries of the Parent or any disclosure with respect to the results of operations or any other financial or statistical disclosure not of a type included in the Parent’s previous SEC filings. In addition, the reports set forth above will not be required to contain any reconciliation to U.S. generally accepted accounting principles. For the purposes of this covenant, IFRS shall be deemed to be IFRS as in effect from time to time, without giving effect to the proviso in the definition thereof.

All reports provided pursuant to this Section 4.09 shall be made in the English language. So long as Notes are outstanding, the Parent will, in connection with delivery of the annual and quarterly reports required by clauses (i) and (ii) of this Section 4.09(a), hold a conference call to discuss such reports and the results of operations for the relevant reporting period.

While the Parent is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, or elects to comply with such provisions on a voluntary basis, for so long as it continues to file with the SEC, within the time periods specified in clauses (i) and (ii) of this Section 4.09(a), annual reports required by Section 13(a) of the Exchange Act and quarterly reports containing information with a level of detail that is substantially comparable in all material respects to the reports on Form 6-K filed with the SEC on November 24, 2020, August 31, 2020 and June 9, 2020, the reporting requirements set forth in clauses (i) and (ii) of this Section 4.09(a) will be deemed satisfied. Upon complying with the foregoing requirement, the Parent will be deemed to have complied with this Section 4.09.

Delivery of any information, documents and reports to the Trustee pursuant to this Section 4.09 is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein, including the Issuer’s compliance with any of its covenants under this Indenture.

Section 4.10. Suspension of Covenants on Achievement of Investment Grade

Status.

(a)	If on any date following the Issue Date, the Notes have achieved Investment

Grade Status and no Default or Event of Default has occurred and is continuing (a “Suspension Event”), then, beginning on that day and continuing until such time, if any, at which the Notes cease to have Investment Grade Status (the “Reversion Date”), Section 4.01, Section 4.02, Section 4.04, Section 4.05, Section 4.06, Section 4.08 and Section 5.01(a)(iii) of this Indenture and, in each case, any related default provision of this Indenture will cease to be effective and will not be applicable to the Parent and its Restricted Subsidiaries.

(b)Such sections and any related default provisions will again apply according to their terms from the first day on which a Suspension Event ceases to be in effect. Such sections will not, however, be of any effect with regard to actions of the Parent or any of its Restricted Subsidiaries properly taken during the continuance of the Suspension Event, and no action taken in respect of the suspended covenants prior to the Reversion Date will constitute a Default or Event of Default. Section 4.02 will be interpreted as if it has been in effect since the date of this Indenture but not during the continuance of the Suspension Event. On the Reversion Date, all Indebtedness Incurred during the continuance of the Suspension Event will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 4.01(b)(iv)(B). In addition, the Parent or any of the Restricted Subsidiaries will be permitted, without causing a Default or Event of Default, to honor any contractual commitments or take actions in the future after any date on which the Notes cease to have an Investment Grade Status as long as the contractual commitments were entered into during the Suspension Event and not in anticipation of the Notes no longer having an Investment Grade Status. The Parent shall notify the Trustee that the conditions set forth in Section 4.10(a) have been satisfied or of any Reversion Date; provided that, no such notification shall be a condition for the suspension or reversion of the covenants described under this Section 4.10 to be effective and the Trustee shall not be obliged to notify the Holders of such event.

The Trustee shall have no duty to monitor the ratings of the Notes, shall not be deemed to have any knowledge of the ratings of the Notes and shall have no duty to notify Holders if the Notes achieve Investment Grade Status or upon the occurrence of the Reversion Date. The Parent shall notify the Trustee in writing that the conditions under this Section 4.10 have been satisfied, although such notification shall not be a condition for suspension of the applicable covenants to be effective.

Section 4.11. Amendments to the Intercreditor Agreement, the ABL Intercreditor Agreement and Additional Intercreditor Agreements.

(a)In connection with the Incurrence of any Indebtedness by the Parent, the Issuer or any other Restricted Subsidiary, the Trustee and the Security Agent shall, at the request of the Issuer, enter into with the Parent, the Issuer, the relevant Restricted Subsidiaries and the holders of such Indebtedness (or their duly authorized Representatives), as applicable, the ABL Intercreditor Agreement or one or more intercreditor agreements or deeds (including a restatement, replacement, amendment or other modification of the Intercreditor Agreement or ABL Intercreditor Agreement) (an “Additional Intercreditor Agreement”), on substantially the same terms as the Intercreditor Agreement or the ABL Intercreditor Agreement (or terms that are not materially less favorable to the holders of the Notes as compared to the Intercreditor Agreement or the ABL Intercreditor Agreement) and substantially similar as applies to sharing of the proceeds of security and enforcement of security, priority and release of security; provided that such ABL Intercreditor Agreement or Additional Intercreditor Agreement will not impose any personal obligations on the Trustee or Security Agent or adversely affect the personal rights, duties, liabilities, indemnification or immunities of the Trustee or the Security Agent under this Indenture, the Intercreditor Agreement or the ABL Intercreditor Agreement. In connection with the foregoing, the Issuer shall furnish to the Trustee and the Security Agent such documentation in relation thereto as it may reasonably require. As used in this Indenture, a reference to the Intercreditor Agreement and the ABL Intercreditor Agreement will also include any Additional Intercreditor Agreement.

(b)Without limiting the generality of Section 4.11(a), in connection with the Incurrence of any ABL Facility by the Parent, the Issuer or any other Restricted Subsidiary, the Trustee and the Security Agent shall, at the request of the Issuer, enter into with the Parent, the Issuer, the relevant Restricted Subsidiaries and the lenders under any ABL Facility (or their duly authorized Representatives), as applicable, (1) the ABL Intercreditor Agreement in substantially the same form as attached as Exhibit C to this Indenture, (2) an Additional Intercreditor Agreement in respect of the ABL Intercreditor Agreement on terms that are not materially less favorable to the holders of the Notes as compared to the ABL Intercreditor Agreement and (3) amendments or replacements to the Security Documents to secure any ABL Priority Obligations, Senior Note Obligations, Junior Note Obligations, Excess ABL Debt, Excess Senior Note Debt and Excess Junior Note Debt in accordance with the relative priorities set forth in the ABL Intercreditor Agreement (including, for the avoidance of doubt, for the purpose of releasing and regranting Liens on the ABL Priority Collateral to grant a first-priority Lien securing the creditors under any ABL Facility). In connection with the foregoing, the Issuer shall furnish to the Trustee and the Security Agent such documentation in relation thereto as it may reasonably require.

(c)In relation to the Intercreditor Agreement and the ABL Intercreditor Agreement, no consent on behalf of the Holders to the payment, repayment, purchase, repurchase, defeasance, acquisition, retirement or redemption of any obligations subordinated to the Notes thereby shall be required; provided, however, that such transaction would comply with Section 4.02.

(d)At the written direction of the Issuer and without the consent of holders of the Notes, the Trustee and the Security Agent shall from time to time enter into one or more amendments to the Intercreditor Agreement or the ABL Intercreditor Agreement to: (1) cure any ambiguity, omission, defect or inconsistency of any such agreement, (2) increase the amount or types of Indebtedness covered by any such Intercreditor Agreement or such ABL Intercreditor

Agreement that may be Incurred by the Parent, the Issuer or other Restricted Subsidiaries that is subject to any such Intercreditor Agreement or such ABL Intercreditor Agreement (provided that such Indebtedness is Incurred in compliance with this Indenture), (3) add Guarantors or other Restricted Subsidiaries to the Intercreditor Agreement or the ABL Intercreditor Agreement, (4) further secure the Notes (including Additional Notes), (5) make provision to implement any Permitted Collateral Liens in accordance with the terms of this Indenture, or (6) make any other change to any such agreement that does not adversely affect the holders of Notes in any material respect. The Issuer shall not otherwise direct the Trustee or Security Agent to enter into any amendment to the Intercreditor Agreement or the ABL Intercreditor Agreement (which, for the avoidance of doubt, includes the form of the ABL Intercreditor Agreement attached to this Indenture as Exhibit C) without the consent of the holders of a majority in aggregate principal amount of the Notes then outstanding, except as otherwise permitted under Article IX of this Indenture or as permitted by the terms of the Intercreditor Agreement or the ABL Intercreditor Agreement, and the Issuer may only direct the Trustee or Security Agent to enter into any amendment to the extent such amendment does not impose any personal obligations on the Trustee or Security Agent or, in the opinion of the Trustee or Security Agent, adversely affect their respective rights, duties, liabilities or immunities under this Indenture, the Intercreditor Agreement or the ABL Intercreditor Agreement.

(e)Each Holder, by accepting a Note, shall be deemed to have agreed to and accepted the terms and conditions of the Intercreditor Agreement and the ABL Intercreditor Agreement (whether then entered into or entered into in the future pursuant to the provisions described herein) and to have irrevocably appointed and authorized the Trustee and the Security Agent to enter into the Intercreditor Agreement, the ABL Intercreditor Agreement and any Additional Intercreditor Agreement on each Holder’s behalf.

(f)A copy of the Intercreditor Agreement, the ABL Intercreditor Agreement or an Additional Intercreditor Agreement shall be made available to the holders of the Notes upon request and will be made available for inspection during normal business hours on any Business Day upon prior written request at the office of the Issuer.

Section 4.12. Payment of Notes. The Issuer shall promptly pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal and interest shall be considered paid on the date due if on such date the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and interest then due and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

Section 4.13. Withholding Taxes.

(a)All payments made by or on behalf of the Issuer or any Guarantor (each, including any successor entities of the Issuer or any Guarantor, as applicable, a “Payor”) in respect of the Notes or with respect to any Guarantee, as applicable, will be made free and clear of and without withholding or deduction for, or on account of, any Taxes unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of:

(i)any jurisdiction from or through which payment on any such Note is made, or any political subdivision or governmental authority thereof or therein having the power to tax; or

(ii)any other jurisdiction in which a Payor is incorporated, organized, engaged in business for tax purposes, or otherwise considered to be a resident for tax purposes, or any political subdivision or governmental authority thereof or therein having the power to tax (each of clause (i) and (ii), a “Relevant Taxing Jurisdiction”), will at any time be required by law to be made from any payments made by or on behalf of the Payor or the Paying Agent with respect to any Note, including payments of principal, redemption price, interest or premium, if any, the Payor will pay (together with such payments) such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received by each Holder in respect of such payments, after such withholding, or deduction (including any such deduction or withholding from such Additional Amounts), will not be less than the amounts which would have been received in respect of such payments on any such Note in the absence of such withholding or deduction; provided, however, that no such Additional Amounts will be payable for or on account of:

A.any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant Holder (or between a fiduciary, settlor, beneficiary, partner, member or shareholder of, or possessor of power over the relevant Holder, if the relevant Holder is an estate, nominee, trust, partnership, limited liability company, corporation or other body corporate) and the Relevant Taxing Jurisdiction (including, without limitation, being resident for tax purposes, or being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) but excluding, in each case, any connection arising solely from the acquisition, ownership or holding of such Note or the receipt of any payment or the exercise or enforcement of rights under such Note, this Indenture or a Guarantee;

B.any Tax that is imposed or withheld by reason of the failure by the Holder or the beneficial owner of the Note to comply with a written request of the Payor addressed to the Holder, after reasonable notice (at least 30 days before any such withholding would be payable), to provide certification, information, documents or other evidence concerning the nationality, residence or identity of the Holder or such beneficial owner or to make any declaration or similar claim or satisfy any other reporting requirement relating to such matters, which is required by a statute, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from all or part of such Tax but, only to the extent the Holder or beneficial owner  is legally entitled to provide such certification  or documentation;

C.any Taxes, to the extent that such Taxes were imposed as a result of the presentation of the Note for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the Holder;

D.any Taxes that are payable otherwise than by withholding from a payment of the principal of, premium, if any, or interest, if any, on the Notes or with respect to any Guarantee;

E.any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or other governmental charge;

F.any Taxes that are imposed or withheld pursuant to the Dutch Withholding Tax Act 2021 (Wet bronbelasting 2021) substantially in the form as published on December 18, 2019 in the Dutch Official Gazette;

G.any Taxes that are imposed or withheld pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), as of the Issue Date (or any amended or successor version of such sections that are substantively comparable), any regulations promulgated thereunder, any official interpretations thereof, any similar law or regulation adopted pursuant to an intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing or any agreements entered into pursuant to Section 1471(b)(1) of the Code; or

H.	any combination of the items (A) through (G) above.

(b)In addition, no Additional Amounts shall be paid with respect to a Holder who is a fiduciary or a partnership or any person other than the beneficial owner of the Notes, to the extent that the beneficiary or settler with respect to such fiduciary, the member of such partnership or the beneficial owner would not have been entitled to Additional Amounts had such beneficiary, settler, member or beneficial owner held such Notes directly.

(c)The Payor will (i) make any required withholding or deduction and (ii) remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law. The Payor will use all reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes and will provide such certified copies, or if, notwithstanding the Payor’s reasonable efforts to obtain such tax receipts, such tax receipts are not available, certified copies of other reasonable evidence of such payments as soon as reasonably practicable to the Trustee and the Paying Agent. Such copies shall be made available to the Holders upon request and will be made available at the offices of the Paying Agent.

(d)If any Payor is obligated to pay Additional Amounts under or with respect to any payment made on any Note or any Guarantee, at least 30 days prior to the date of such payment, the Payor will deliver to the Trustee and the Paying Agent an Officer’s Certificate stating the fact that Additional Amounts will be payable and the amount to be so payable and such other information necessary to enable the Paying Agent to pay Additional Amounts to Holders on the relevant payment date (unless such obligation to pay Additional Amounts arises less than 45 days prior to the relevant payment date, in which case the Payor may deliver such Officer’s Certificate as promptly as practicable thereafter). The Trustee and the Paying Agent shall be entitled to rely solely on such Officer’s Certificate as conclusive proof that such payments are necessary.

(e)	Wherever in this Indenture or the Notes there is mentioned, in any context:

(i)	the payment of principal;

(ii)	purchase prices in connection with a redemption of Notes;

(iii)	interest; or

(iv)any other amount payable on or with respect to any of the Notes or any Guarantee, such reference shall be deemed to include payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The Payor will pay (and will indemnify the Holder for) any present or future stamp, issue, registration, court or documentary Taxes or any other excise, property or similar Taxes that arise in a Relevant Taxing Jurisdiction from the execution, delivery or registration of any Notes, any Guarantee, this Indenture, or any other document or instrument in relation thereto (other than in each case, in connection with a transfer of the Notes after the initial issuance of the Notes) or any such Taxes imposed by any jurisdiction as a result of, or in connection with, the enforcement of the Notes or any Guarantee (limited, solely in the case of any such Taxes imposed in a Relevant Taxing Jurisdiction to any such Taxes that are not excluded under (A) through (D) and (F) of Section 4.13(a) or any combination thereof).

The foregoing obligations of this Section 4.13 will survive any termination, defeasance or discharge of this Indenture and will apply mutatis mutandis to any jurisdiction in which any successor to a Payor is organized, engaged in business for tax purposes or otherwise resident for tax purposes, or any jurisdiction from or through which any payment under, or with respect to the Notes is made by or on behalf of such Payor, or any political subdivision or taxing authority or agency thereof or therein.

Section 4.14. Change of Control.

(a)If a Change of Control occurs, subject to this Section 4.14, each Holder will have the right to require the Issuer to repurchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that the Issuer shall not be obligated to repurchase the Notes under this Section 4.14 in the event and to the extent that they have unconditionally exercised their right to redeem all of the Notes under Section 5 of the Notes or all conditions to such redemption have been satisfied or waived.

(b)Unless the Issuer has unconditionally exercised their right to redeem all the Notes as described under Section 5 of the Notes or all conditions to such redemption have been satisfied or waived, no later than the date that is 60 days after any Change of Control, the Issuer will mail (or otherwise deliver) a notice (the “Change of Control Offer”) to each Holder of any such Notes, with a copy to the Trustee:

(i)stating that a Change of Control has occurred or may occur and that such Holder has the right to require the Issuer to purchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest to, but not including, the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date) (the “Change of Control Payment”);

(ii)stating the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) and the record date (the “Change of Control Payment Date”);

(iii)stating that any Note accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date unless the Change of Control Payment is not paid, and that any Notes or part thereof not tendered will continue to accrue interest;

(iv)describing the circumstances and relevant facts regarding the transaction or transactions that constitute the Change of Control;

(v)describing the procedures determined by the Issuer, consistent with this Indenture, that a Holder must follow in order to have its Notes repurchased; and

(vi)if such notice is mailed prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control.

(c)On the Change of Control Payment Date, if the Change of Control shall have occurred, the Issuer will, to the extent lawful:

(i)accept for payment all Notes or portion thereof properly tendered pursuant to the Change of Control Offer;

(ii)deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes so tendered;

(iii)deliver or cause to be delivered to the Trustee an Officer’s Certificate stating the aggregate principal amount of Notes or portions of the Notes being purchased by the Issuer in the Change of Control Offer;

(iv)in the case of Global Notes, deliver, or cause to be delivered, to the Paying Agent the Global Notes in order to reflect thereon the portion of such Notes or portions thereof that have been tendered to and purchased by the Issuer; and

(v)in the case of Definitive Registered Notes, deliver, or cause to be delivered, to the relevant Registrar for cancellation all Definitive Registered Notes accepted for purchase by the Issuer.

(d)If any Definitive Registered Notes have been issued, the Paying Agent will promptly pay each Holder of Definitive Registered Notes so tendered the Change of Control Payment for such Notes, and the Trustee (or an authenticating agent) will, at the cost of the Issuer, promptly authenticate and mail to each Holder of Definitive Registered Notes a new Definitive Registered Note equal in principal amount to the unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount that is at least $1.00 and integral multiples of $1.00 in excess thereof.

(e)For so long as the Notes are listed on the Global Exchange Market of Euronext Dublin and the rules of such exchange so require, the Issuer will publish notices relating to the Change of Control Offer in a daily newspaper with general circulation in Ireland (which is expected to be The Irish Times) or to the extent and in the manner permitted by such rules, post such notices on the official website of Euronext Dublin (www.euronext.com/en/markets/dublin).

(f)The Issuer will not be required to make a Change of Control Offer upon   a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable  to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place providing for the Change of Control at the time the Change of Control Offer is made.

(g)The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 4.14. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of this Indenture by virtue of the conflict.

Section 4.15. Impairment of Security Interest.

(a)The Parent and the Issuer shall not, and the Parent shall not permit any Restricted Subsidiary to, take or knowingly or negligently omit to take any action that would have the result of materially impairing the security interest with respect to the Collateral (it being understood that the Incurrence of Permitted Collateral Liens, or the confirmation or affirmation of security interests in respect of the Collateral, shall under no circumstances be deemed to materially impair the security interest with respect to the Collateral) for the benefit of the Trustee and the Holders, and the Parent and the Issuer shall not, and the Issuer shall not permit any Restricted

Subsidiary to, grant to any Person other than the Security Agent, for the benefit of the Trustee and the Holders and the other beneficiaries described in the Security Documents, any Lien over any of the Collateral that is prohibited by Section 4.03, provided, that the Parent, the Issuer and the Restricted Subsidiaries may Incur any Lien over any of the Collateral that is not prohibited by Section 4.03 including Permitted Collateral Liens, and the Collateral may be discharged, transferred or released in any circumstances not prohibited by this Indenture, the Intercreditor Agreement or the applicable Security Documents.

(b)Notwithstanding Section 4.15(a), nothing in this Section 4.15 shall restrict the discharge and release of any Lien in accordance with this Indenture, the Intercreditor Agreement and the ABL Intercreditor Agreement. Subject to the foregoing, the Security Documents may be amended, extended, renewed, restated, supplemented or otherwise modified or released (followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets) to (i) cure any ambiguity, omission, defect or inconsistency therein; (ii) provide for Permitted Collateral Liens; (iii) add to the Collateral or (iv) make any other change thereto that does not adversely affect the Holders in any material respect; provided, however, that (except where permitted by this Indenture, the Intercreditor Agreement or the ABL Intercreditor Agreement or to effect or facilitate the creation of Permitted Collateral Liens for the benefit of the Security Agent and holders of other Indebtedness Incurred in accordance with this Indenture), no Security Document may be amended, extended, renewed, restated, or otherwise modified or released (followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets), unless contemporaneously with such amendment, extension, renewal, restatement, or modification or release (followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets) or with any such action in clauses (ii) and (iii) in this Section 4.15(b), the Issuer delivers to the Security Agent and the Trustee, either (1) a solvency opinion, in form and substance reasonably satisfactory to the Security Agent and the Trustee, from an Independent Financial Advisor which confirms the solvency of the Issuer and its Subsidiaries, taken as a whole, after giving effect to any transactions related to such amendment, extension, renewal, restatement, modification or release (followed by an immediate retaking of a Lien of at least equivalent ranking over the same asset), (2) a certificate from the chief financial officer or the Board of Directors of the relevant Person, in form and substance reasonably satisfactory to the Security Agent and the Trustee, which confirms the solvency of the person granting any such Lien after giving effect to any transactions related to such amendment, extension, renewal, restatement, modification or release, or (3) an Opinion of Counsel (subject to any qualifications customary for this type of Opinion of Counsel), in form and substance reasonably satisfactory to the Trustee, confirming that, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or release (followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets), the Lien or Liens created under the Security Document, so amended, extended, renewed, restated, modified or released and replaced are valid and perfected Liens not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, that such Lien or Liens were not otherwise subject to immediately prior to such amendment, extension, renewal, restatement, supplement, modification or replacement and to which the new Indebtedness secured by the Permitted Collateral Lien is not subject.

(c)In the event that the Parent, the Issuer and the Restricted Subsidiaries comply with the requirements of this Section 4.15, the Trustee and the Security Agent shall (subject to customary protections and indemnifications and each of the Trustee and the Security

Agent being indemnified and/or secured to its satisfaction) consent to such actions without the need for instructions from the Holders.

Section 4.16. Compliance Certificate. The Parent will deliver to the Trustee no later than the date on which the Parent is required to deliver annual reports pursuant to Section 4.09, an Officer’s Certificate indicating whether the signers thereof know of any Default or Event of Default that occurred during the previous year.

Section 4.17. Listing.

The Issuer and the Guarantors will (i) use their commercially reasonable efforts to cause the Notes, subject to notice of issuance, to be admitted to the official list of Euronext Dublin and admitted to trading on the Global Exchange Market thereof; and (ii) maintain such listing for as long as any of the Notes are outstanding. If the Notes cease to be listed on the Global Exchange Market of Euronext Dublin, the Issuer and the Guarantors will use their commercially reasonable best efforts to promptly list the Notes on another “recognised stock exchange” (as defined in Section 1005 of the Income Tax Act 2007 of the United Kingdom).

Section 4.18. Financial Calculations for Limited Condition Acquisitions.

When calculating the availability under any basket or ratio under this Indenture, in each case in connection with a Limited Condition Acquisition (other than for purposes of making a Restricted Payment, a Permitted Payment or a Permitted Investment), the date of determination of such basket or ratio and of any Default or Event of Default shall, at the option of the Parent, be the date the definitive agreements for such Limited Condition Acquisition are entered into and such baskets or ratios shall be calculated on a pro forma basis after giving effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the applicable reference period for purposes of determining the ability to consummate any such Limited Condition Acquisition (and not for purposes of any subsequent availability of any basket or ratio). For the avoidance of doubt, (x) if any of such baskets or ratios are exceeded as a result of fluctuations in such basket or ratio (including due to fluctuations in Consolidated EBITDA of the Parent or the target company) subsequent to such date of determination and at or prior to the consummation of the relevant Limited Condition Acquisition, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition and the related transactions are permitted hereunder and (y) such baskets or ratios shall not be tested at the time of consummation of such Limited Condition Acquisition or related transactions; provided, further, that if the Parent elects to have such determinations occur at the time of entry into such definitive agreement, any such transactions (including any Incurrence of Indebtedness and the use of proceeds thereof) shall be deemed to have occurred on the date the definitive agreements are entered and outstanding thereafter for purposes of calculating any baskets or ratios under this Indenture after the date of such agreement and before the consummation of such Limited Condition Acquisition.

Section 4.19.   Stay,  Extension  and Usury Laws.The Issuer and each of the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.20. Taxes. The Parent and the Issuer shall:

(a)pay, and shall cause each of their Subsidiaries to pay, prior to delinquency, all material Taxes of the Parent, Issuer and their subsidiaries, except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes; and

(b)be, and each other Guarantor shall be, at all times solely resident for Tax purposes in its place of incorporation and shall not have a permanent establishment or other taxable presence in any other jurisdiction and neither of the Issuer nor any of the Guarantors shall change its jurisdiction of residence for Tax purposes or establish a permanent establishment or other taxable presence in any jurisdiction other than its jurisdiction of incorporation.

Section 4.21. Corporate Existence. Subject to Article V, the Issuer and the Parent shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(a)their corporate existence, and the corporate, partnership or other existence of each of their Subsidiaries (save for a solvent liquidation, merger or winding-up of any such Subsidiary that is not a Guarantor), in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuer, the Parent, or any such Subsidiary; and

(b)the rights (charter and statutory), licenses and franchises of the Parent and its Subsidiaries; provided, however, that the Parent shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of their Subsidiaries, if the Board of Directors of the Parent shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Parent and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders.

Section 4.22. Center of Main Interests and EstablishmentsEach of the Parent and the Issuer (and any successor Person), for the purposes of the Insolvency (Amendment) (EU Exit) Regulations 2019 (SI 2019/146), and each of the Guarantors, for the purposes of Council Regulation (EU) 2015/848 of May 20, 2015 on insolvency proceedings (recast) (the “EU Insolvency Regulation”) or otherwise, will ensure that its “centre of main interests” (as that term is used in Article 3(1) of the EU Insolvency Regulation) is situated in its original jurisdiction of incorporation and ensure that it has no “establishment” (as that term is used in Article 2(b) of the EU Insolvency Regulation) in any other jurisdiction.

Section 4.23. Ratings. The Issuer and the Guarantors will use their commercially reasonable efforts to maintain an instrument rating from one of Moody’s, Fitch or S&P.

Section 4.24. Use of Proceeds.

The Parent and its Restricted Subsidiaries shall apply, or cause to be applied, any proceeds (net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and expenses actually Incurred in connection with the transactions contemplated by the Lock-Up Agreement) received from such issuance or sale of the Initial Notes in Spain and/or France.

ARTICLE V

SUCCESSOR COMPANY

Section 5.01. Merger and Consolidation.

(a)The Issuer. Neither the Issuer nor the Parent will consolidate with or merge with or into, or assign, convey, transfer, lease or otherwise dispose of all or substantially all of its assets, in one transaction or a series of related transactions to, any Person, unless:

(i)the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of any member state of the European Union, the United Kingdom or the United States of America, any State of the United States or the District of Columbia, Canada or any province or territory of Canada, Norway or Switzerland and the Successor Company (if other than the Issuer or the Parent) will expressly assume, (a) by supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Issuer under the Notes and this Indenture and (b) all obligations of the Issuer under the Security Documents (and, to the extent required, by the Intercreditor Agreement, the ABL Intercreditor Agreement or any Additional Intercreditor Agreement);

(ii)immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(iii)immediately after giving effect to such transaction, only to the extent it involves the Parent, either (1) the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to the Fixed Charge Coverage Ratio contained in Section 4.01(a) or (2) the Fixed Charge Coverage Ratio of the Successor Company and its consolidated Subsidiaries would not be less than the Fixed Charge Coverage Ratio of the Parent and its Restricted Subsidiaries immediately prior to giving effect to such transaction; and

(iv)the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture and an Opinion of Counsel to the effect that such supplemental indenture (if any) has been duly authorized, executed and delivered and is a legal, valid and binding agreement enforceable against the Successor Company (in each case, in form and substance reasonably satisfactory to the Trustee); provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact.

Any Indebtedness that becomes an obligation of the Parent or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with this Section 5.01, and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with Section 4.01.

For purposes of this Section 5.01, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Issuer, which properties and assets, if held by the Issuer instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Issuer on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under this Indenture but in the case of a lease of all or substantially all its assets, the predecessor company will not be released from its obligations under this Indenture or the Notes.

The foregoing provisions of this Section 5.01(a) (other than Section 5.01(a)(ii)) shall not apply to (i) any transactions which constitute an Asset Disposition if the Issuer has complied with Section 4.05 or (ii) the creation of a new subsidiary as a Restricted Subsidiary.

(b)Guarantors. No Guarantor (other than a Guarantor whose guarantee is to be released in accordance with the terms of this Indenture) may: (i) consolidate with or merge with or into any Person (whether or not such Guarantor is the surviving corporation); (ii) sell, assign, convey, transfer, lease or otherwise dispose of, all or substantially all of the assets of such Guarantor and its Restricted Subsidiaries taken as a whole, in one transaction or a series of related transactions, to any Person; or (iii) permit any Person to merge with or into it unless:

A.the other Person is the Issuer or any other Restricted Subsidiary of the Parent that is a Guarantor or becomes a Guarantor;

B.(1) either (x) a Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes all of the obligations of the Guarantor under its Guarantee, this Indenture (pursuant to a supplemental indenture executed and delivered in a form reasonably satisfactory to the Trustee), and the Security Documents (and, to the extent required, by the Intercreditor Agreement or any Additional Intercreditor Agreements); and (2) immediately after giving effect to the transaction, no Default or Event of Default shall have occurred and is continuing; or

C.the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of a Guarantor or the sale or disposition of all or substantially all the assets of a Guarantor (in each case other than to the Parent or a Restricted Subsidiary) otherwise permitted by this Indenture, provided however, that the prohibition in Section 5.01(b)(i), Section 5.01(b)(ii) and Section 5.01(b)(iii) shall not apply to the extent that compliance with clauses (A) or (B)(1) could give rise to or result in: (1) any breach or violation of statutory limitations, corporate benefit, financial assistance, fraudulent preference, thin capitalization rules, capital maintenance rules, guidance and coordination rules or the laws rules or regulations (or analogous restriction) of any applicable jurisdiction; (2) any risk or liability for the officers, directors or (except in the case of a Restricted Subsidiary that is a partnership) shareholders of such Restricted Subsidiary (or, in the case of a Restricted Subsidiary that is a partnership, directors or shareholders of the partners of such partnership); or (3) any cost, expense, liability or obligation (including with respect to any Taxes) other than reasonable out of pocket expenses.

(c)The provisions set forth in this Section 5.01 shall not restrict (and shall not apply to): (i) any Restricted Subsidiary that is not a Guarantor (or the Issuer) from consolidating with, merging or liquidating into or transferring all or substantially all of its properties and assets to the Issuer, a Guarantor or any other Restricted Subsidiary that is not a Guarantor; (ii) a Guarantor from merging or liquidating into or transferring all or part of its properties and assets to the Issuer or another Guarantor; (iii) a Guarantor from transferring all or part of its properties and assets to a Restricted Subsidiary that is not a Guarantor (or the Issuer) in order to comply with any law, rule, regulation or order, recommendation or directions of, or agreement with, any regulatory authority having jurisdiction over the Parent or any of its Restricted Subsidiaries; (iv) any consolidation or merger of the Issuer into any Guarantor; provided that, if the Issuer is not the surviving entity of such merger or consolidation, the relevant Guarantor will assume the obligations of the Issuer under the Notes and this Indenture and Section 5.01(a)(i) and Section 5.01(a)(iv) shall apply to such transaction and (v) the Issuer or any Guarantor from consolidating into or merging or combining with an Affiliate incorporated or organized for the purpose of changing the legal domicile of such entity, reincorporating such entity in another jurisdiction, or changing the legal form of such entity; provided, however, that Section 5.01(a)(i), Section 5.01(a)(ii), Section 5.01(a)(iv) or Section 5.01(b)(iii)(A) and Section 5.01(b)(iii)(B), as the case may be, shall apply to any such transaction.

ARTICLE VI

DEFAULTS AND REMEDIES

Section 6.01. Events of Default. Each of the following is an “Event of Default”

under this Indenture:

(a)default in any payment of interest on any Note issued under this Indenture when due and payable, continued for 30 days;

(b)default in the payment of the principal amount of or premium, if any, on any Note issued under this Indenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(c)	failure by the Issuer or any Guarantor to comply with its obligations under

Section 5.01;

(d)	failure by the Issuer or any Guarantor to comply for 30 days after written notice by the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes with its obligation to make a Change of Control Offer under Section 4.14;

(e)failure by the Parent or any of its Restricted Subsidiaries to comply for 60 days after notice by the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes with its other agreements contained in this Indenture (in each case, other than a default in performance, or breach of, a covenant or agreement specifically addressed in clauses (a) to (d) of this Section 6.01);

(f)default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Parent or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Parent or any of its Restricted Subsidiaries) other than Indebtedness owed to the Parent or a Restricted Subsidiary whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default:

(i)is caused by a failure to pay principal at stated maturity on such Indebtedness, immediately upon the expiration of the grace period provided in such Indebtedness (“payment default”); or

(ii)results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”),

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(g)the Issuer or any other Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(i)	commences proceedings to be adjudicated bankrupt or insolvent;

(ii)consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(iii)consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(iv)makes a general assignment for the benefit of its creditors; or

(v)admits in writing that it is unable to pay its debts as they become due;

(h)a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)is for relief against the Issuer or any other Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, in a proceeding in which the Issuer or any such other Restricted Subsidiary, that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, is to be adjudicated bankrupt or insolvent;

(ii)appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer or any other Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, or for all or substantially all of the property of the Issuer or any other Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; or

(iii)orders the winding up or liquidation of the Issuer or any other Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, and, in the case of any of (i), (ii) or (iii) of this Section 6.01(h), the order or decree remains un- stayed and in effect for 60 consecutive days;

(i)failure by the Issuer or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Parent and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $10.0 million (exclusive of any amounts that a solvent insurance company has acknowledged liability for), which judgments are not paid, discharged or stayed for a period of 60 days after the judgment becomes final (the “judgment default provision”);

(j)any Note Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee or this Indenture) or is declared invalid or unenforceable in a judicial proceeding or any Guarantor denies or disaffirms in writing its obligations under its Note Guarantee and any such Default continues for 10 days;

(k)any security interest under the Security Documents on any Collateral having a fair market value in excess of $5.0 million shall, at any time, cease to be in full force and effect (other than in accordance with the terms of the relevant Security Document, the Intercreditor Agreement, the ABL Intercreditor Agreement and any Additional Intercreditor Agreement, and this Indenture) for any reason other than the satisfaction in full of all obligations under this Indenture or the release or amendment of any such security interest in accordance with the terms of this Indenture, the Intercreditor Agreement, the ABL Intercreditor Agreement and any Additional Intercreditor Agreement or such Security Document or any such security interest created thereunder shall be declared invalid or unenforceable or the Parent, the Issuer or any other Restricted Subsidiary shall assert in writing that any such security interest is invalid or unenforceable and any such Default continues for 10 days;

(l)any default under any ABL Facility of the Parent or any of its Restricted Subsidiaries involving a principal amount of Indebtedness of $10.0 million or more in the aggregate, the effect of which is to permit the lenders under such ABL Facility to cause the Indebtedness under such ABL Facility to become due or to require the prepayment, repurchase, defeasance or redemption of the Indebtedness under such ABL Facility prior to its stated maturity; provided that this Section 6.01(l) shall not apply to the Indebtedness under any such ABL Facility that becomes due as a result of a refinancing thereof permitted by this Indenture; or

(m)the Lock-Up Agreement is terminated in accordance with its terms other than (x)(a) pursuant to clause 9.1(a) of the Lock-Up Agreement or (b) pursuant to clauses 9.1(b)(iii), 9.1(b)(iv), 9.1 (c)(iv), or 9.1(c)(v) of the Lock-Up Agreement as a result of a breach or misrepresentation, as applicable, by the holders of the Notes in their capacity as “Consenting Noteholders” under the Lock-Up Agreement or (y) pursuant to clause 9.2 (c) of the Lock-Up Agreement.

However, a default under Section 6.01(c), Section 6.01(d), Section 6.01(e), Section 6.01(f), Section 6.01(i), Section 6.01(k) or Section 6.01(l) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes under this Indenture notify the Parent of the default and, with respect to Section 6.01(d), Section 6.01(e), Section 6.01(i) or Section 6.01(k), the Parent does not cure such default within the time specified in Section 6.01(d), Section 6.01(e), Section 6.01(i) or Section 6.01(k), as applicable, after receipt of such notice.

The Issuer shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any Event of Default or any event which with the giving of notice or the lapse of time would become an Event of Default, its status and what action the Issuer is taking or proposes to take with respect thereto.

Section 6.02. Remedies Upon Event of Default. Holders of the Notes may not enforce this Indenture or the Notes except as provided in this Indenture.

Notwithstanding anything to the contrary herein, (i) if a Default occurs for a failure to deliver a required certificate in connection with another default (an “Initial Default”) then at the time such Initial Default is cured, such Default for a failure to report or deliver a required certificate in connection with the Initial Default will also be cured without any further action and (ii) any Default or Event of Default for the failure to comply with the time periods prescribed in Section 4.09, or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery (prior to acceleration in respect of the relevant breach) of any such report required by Section 4.09 or notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture.

Section 6.03. Acceleration. (a) If an Event of Default (other than an Event of Default described in Section 6.01(g) and Section 6.01(h)) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes under this Indenture may declare all the Notes under this Indenture to be due and payable by written notice to the Issuer (and to the Trustee if such notice is given by the Holders). Upon such a declaration, such principal, premium (including Applicable Premium and Initial Notes Repayment Date Premium, if such premia would have been payable if the Issuer had issued a notice of redemption of the Notes on the date of such declaration) and accrued and unpaid interest will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in Section 6.01(f) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to Section 6.01(f) shall be remedied or cured, or waived by the holders of the Indebtedness, or the Indebtedness that gave rise to such Event of Default shall have been discharged in full, within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

(b)If an Event of Default described in Section 6.01(g) or Section 6.01(h) occurs and is continuing, the principal of, premium (including Applicable Premium and Initial Notes Repayment Date Premium, if such premia would have been payable if the Issuer had issued a notice of redemption of the Notes on the date of such declaration), if any, and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

Section 6.04. Other Remedies. Subject to Articles XI and XII and to the duties of the Trustee as provided for in Article VII, if an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, premium (including Applicable Premium and Initial Notes Repayment Date Premium, if such premia would have been payable if the Issuer had issued a notice of redemption of the Notes on the date of such declaration), if any, or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.

Section 6.05. Waiver of Past Defaults. The Holders of a majority in principal amount of the outstanding Notes under this Indenture may waive all past or existing Defaults or Events of Default (except with respect to nonpayment of principal, premium, interest or Additional Amounts, if any) and rescind any such acceleration with respect to such Notes and its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction and provided the fees and expenses of the Trustee have been paid.

Section 6.06. Control by Majority. The Holders of a majority in principal amount of the Notes then outstanding may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or, subject to Section 7.01, that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any action under this Indenture, the Trustee will be entitled to indemnification and/or security satisfactory to the Trustee in its sole discretion against all fees, losses, claims, liabilities and expenses (including attorney’s fees and expenses) caused by taking or not taking such action.

Section 6.07. Limitation on Suits. (i) Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

A.such Holder has previously given the Trustee written notice that an Event of Default is continuing;

B.Holders of at least 25% in principal amount of the outstanding Notes have requested in writing the Trustee to pursue the remedy;

C.such Holders have offered the Trustee security or indemnity satisfactory to it against any cost, loss, liability or expense;

D.the Trustee has not complied with such request within 60 days after the receipt of the written request and the offer of security or indemnity; and

E.the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a written direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

(ii)A Holder may not use this Indenture to prejudice the rights of   another Holder or to obtain a preference or priority over another Holder. The Trustee shall not have an obligation to ascertain whether Holders’ actions are unduly prejudicial to other Holders.

Section 6.08. Rights of Holders to Receive Payment. Subject to Section 9.02, the right of any Holder to receive payment of principal of and interest on the Notes held by such Holder, on or after the respective due dates expressed or provided for in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of each Holder of an outstanding Note affected.

Section 6.09. Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a) or Section 6.01(b) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer or any other obligor on the Notes for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.06.

Section 6.10. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents and take such actions as may be necessary or advisable (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) in order to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes) or any Guarantor, their creditors or their property and, shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee consents to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes of any series or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.11. Priorities. Subject to the Intercreditor Agreement, the ABL Intercreditor Agreement and any Additional Intercreditor Agreement, if the Trustee or the Security Agent collects any money pursuant to this Article VI or from the enforcement of any Security Document, it shall pay out (or in the case of the Security Agent, it shall pay to the Trustee to pay out) the money in the following order:

FIRST: to the Trustee, the Security Agent and the Agents and their agents and attorneys for amounts due under Section 7.02, Section 7.06 and Section 11.06, including payment of all fees, costs, compensation, disbursements, expenses and liabilities incurred, and all advances made, by the Trustee, the Agents and the Security Agent (as the case may be) and the costs and expenses of collection;

SECOND: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, interest and Additional Amounts, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, interest and Additional Amounts, if any, respectively;

THIRD: to the Issuer, any Guarantor or to such party as a court of competent jurisdiction shall direct.

The Issuer shall provide the Trustee with any additional information in its possession necessary for the Trustee to make the payments mentioned above, upon request.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.11. At least 15 days before such record date, the Trustee shall mail or deliver to each Holder and the Issuer a notice that states the record date, the payment date and amount to be paid.

Section 6.12. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as the Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.12 does not apply to a suit by the Trustee or a Paying Agent, a suit by a Holder pursuant to Section

6.08	or a suit by Holders of more than 10% in principal amount of the Notes then outstanding.

Section 6.13. Waiver of Stay or Extension Laws. The Issuer (to the extent it may lawfully do so) shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Issuer (to the extent that it may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

Section 6.14. Restoration of Rights and Remedies. If the Trustee or the Security Agent or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or the Security Agent or to such Holder, then and in every such case, subject to any determination in such proceeding, the Issuer, the Guarantors, the Trustee, the Security Agent and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee, the Security Agent and the Holders shall continue as though no such proceeding had been instituted.

Section 6.15. Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.11, no right or remedy herein conferred upon or reserved to the Trustee or the Security Agent or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.16. Delay or Omission Not Waiver. No delay or omission of the Trustee or the Security Agent or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such

Event of Default or an acquiescence therein. Every right and remedy given by this Article VI or by law to the Trustee or to the Holders, may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.17. Indemnification of Trustee. Prior to taking any action under this Article VI, the Trustee shall be entitled to indemnification or other security satisfactory to it in its sole discretion against all losses, liabilities and expenses caused by taking or not taking such action.

ARTICLE VII

TRUSTEE

Section 7.01. Duties of Trustee . (i) If an Event of Default, of which a Responsible

Officer of the Trustee has received written notice, has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(ii)	Except during the continuance of an Event of Default:

A.the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; provided that to the extent the duties of the Trustee under this Indenture and the Notes may be qualified, limited or otherwise affected by the provisions of the Notes Documents, the Trustee shall be required to perform those duties only as so qualified, limited or affected, and shall be held harmless and shall not incur any liability of any kind for so acting; and

B.the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, with respect to certificates or opinions specifically required to be furnished to it hereunder, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein) and shall be entitled to seek advice from legal counsel in relation thereto.

(iii)The Trustee may not be relieved from liability for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct, except that:

A.this Section 7.01(iii) does not limit the effect of Section 7.01(ii);

B.the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts; and

C.the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.03, Section 6.05 or Section 6.06.

(iv)Every provision of this Indenture that in any way relates to the Trustee is subject to Section 7.01(i), Section 7.01(ii) and Section 7.01(iii).

(v)No provision of this Indenture or the other Notes Documents shall require the Trustee to expend or risk its own funds or otherwise incur liability in the performance of any of its duties hereunder or under the other Notes Documents or to take or omit to take any action under this Indenture or under the other Notes Documents or take any action at the request or direction of Holders if it has grounds for believing that repayment of such funds is not assured to it or it does not receive indemnity or security satisfactory to it in its sole discretion against any loss, liability or expense which might be incurred by it in compliance with such request or direction nor shall the Trustee be required to do anything which is illegal or contrary to applicable laws. The Trustee will not be liable to the Holders if prevented or delayed in performing any of its obligations or discretionary functions under this Indenture by reason of any present or future law applicable to it, by any governmental or regulatory authority or by any circumstances beyond its control.

(vi)The Trustee shall not be liable for interest or investment income on any money received by it except as the Trustee may agree in writing with the Issuer.

(vii)Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(viii)Each Holder, by its acceptance of any Notes and the Note Guarantees consents and agrees to the terms of the Notes Documents as the same may be in effect or as may be amended from time to time in accordance with their terms and authorizes and directs the Trustee to enter into and perform its obligations and exercise its rights under the Notes Documents in accordance therewith, to bind the Holders on the terms set forth in the Notes Documents and to execute any and all documents, amendments, waivers, consents, releases or other instruments authorized or required to be executed by it pursuant to the terms thereof.

(ix)The Trustee shall not be deemed to have notice of any matter (including, without limitation, Events of Default) unless a Responsible Officer has written notice or actual knowledge.

Section 7.02. Rights of Trustee .

(i)The Trustee may refrain without liability from taking any action in any jurisdiction if the taking of such action in that jurisdiction would, in its opinion, based upon legal advice in the relevant jurisdiction, be contrary to any law of that jurisdiction or, to the extent applicable, the State of New York. Furthermore, the Trustee may also refrain without liability from taking such action if it would otherwise render it liable to any person in that jurisdiction, the State of New York or if, in its opinion based upon such legal advice, it would not have the power to take such action in that jurisdiction by virtue of any applicable law in that jurisdiction, in the State of New York or if it is determined by any court or other competent authority in that jurisdiction, in the State of New York that it does not have such power.

(ii)The Trustee may conclusively rely and shall be fully protected in relying on any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(iii)Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel.

(iv)The Trustee may act through attorneys and agents and shall not be responsible for the misconduct or negligence of any attorney, delegate, depositary, or agent appointed with due care.

(v)The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers conferred upon it by this Indenture or any other Notes Document, subject to Section 7.01(iii).

(vi)The Trustee may retain professional advisers to assist it in performing its duties under this Indenture or any Notes Document. The Trustee may consult with counsel, and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel or professional advisors even if such advice or opinion is subject to a limitation of liability, whether by a monetary cap or otherwise, or limited in scope.

(vii)The Trustee shall not be bound to make any investigation into the facts or matters stated in any Officer’s Certificate, Opinion of Counsel, or any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, approval, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its sole and absolute discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and the Trustee shall incur no liability of any kind by reason of such inquiry or investigation.

(viii)The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Trustee indemnity or other security satisfactory to the Trustee against the costs, expenses and liabilities which may be incurred by it in compliance with such request, order or direction.

(ix)In the event the Trustee receives inconsistent or conflicting requests and indemnity from two or more groups of Holders, each representing less than the majority in aggregate principal amount of the Notes then outstanding, pursuant to the provisions of this Indenture, the Trustee, in its sole discretion, may determine what action, if any, shall be taken and shall be held harmless and shall not incur any liability for its failure to act until such inconsistency or conflict is, in its reasonable opinion, resolved.

(x)The Trustee shall have no duty to inquire as to the performance of the Issuer with respect to the covenants contained in Article IV. Delivery of reports, information and documents to the Trustee under Section 4.09 is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(xi)The Trustee shall not have any obligation or duty to monitor, determine or inquire as to compliance, and shall not be responsible or liable for compliance with restrictions on transfer, exchange, redemption, purchase or repurchase, as applicable, of minimum denominations imposed under this Indenture or under applicable law or regulation with respect to any transfer, exchange, redemption, purchase or repurchase, as applicable, of any interest in any Notes.

(xii)If any Guarantor is substituted to make payments on behalf of the Issuer pursuant to Article X, the Issuer shall promptly notify the Trustee of such substitution.

(xiii)The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified or secured to its satisfaction, are extended to, and shall be enforceable by the Trustee in each of its capacities hereunder and under the other Notes Documents, by the Security Agent and each Agent in their various capacities hereunder, custodian and other Person employed to act as agent hereunder. Each of the Trustee, the Security Agent, and each Agent shall not be liable for acting in good faith on instructions believed by it to be genuine and from the proper party.

(xiv)The Trustee shall not be required to give any bond or surety with respect to the performance of its duties or the exercise of its powers under this Indenture.

(xv)The permissive rights of the Trustee to take the actions permitted by this Indenture will not be construed as an obligation or duty to do so.

(xvi)Anything in this Indenture to the contrary notwithstanding, in no event shall the Trustee be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits, loss of business, goodwill or opportunity of any kind), even if foreseeable and even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(xvii)In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of, or caused by, directly or indirectly, forces beyond its control, including, without limitation, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God; it being understood that the Trustee shall use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances;

(xviii)The Trustee may request that the Issuer deliver an Officer’s Certificate setting forth the names of the individuals or titles of officers authorized at such time to take specified actions pursuant to this Indenture or the Notes Documents, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(xix)No provision of this Indenture shall require the Trustee to do anything which, in its opinion, may be illegal or contrary to applicable law or regulation.

(xx)The Trustee shall not be required to take notice or be deemed to have notice of any Default or Event of Default hereunder unless a Responsible Officer has actual knowledge thereof or is specifically notified in writing of such Default or Event of Default by the Issuer or by the Holders of at least 25% of the aggregate principal amount of Notes then outstanding, at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(xxi)The Trustee and the Paying Agent shall be entitled to make payments net of any taxes or other sums required by any applicable law to be withheld or deducted.

(xxii)At any time that the security granted pursuant to the Security Documents has become enforceable and the Holders have given a written direction to the Trustee to enforce such security, the Trustee is not required to give any direction to the Security Agent with respect thereto unless it has been indemnified, secured and/or prefunded in accordance with Section 7.01(v). In any event, in connection with any enforcement of such security, the Trustee is not responsible for:

(i)any failure of the Security Agent to enforce such security within a reasonable time or at all;

(ii)any failure of the Security Agent to pay over the proceeds of enforcement of the Collateral;

(iii)any failure of the Security Agent to realize such security for the best price obtainable;

(iv)monitoring the activities of the Security Agent in relation to such enforcement;

(v)	taking any enforcement action itself in relation to such security;

(vi)agreeing to any proposed course of action by the Security Agent which could result in the Trustee incurring any liability for its own account; or

(vii)	paying any fees, costs or expenses of the Security Agent.

(xxiii)The Trustee may assume without inquiry in the absence of actual knowledge of a Responsible Officer that the Issuer, the Guarantors or any Holder are duly complying with their obligations contained in this Indenture required to be performed and observed by each of them, and that no Default or Event of Default or other event which would require repayment of the Notes has occurred.

(xxiv)Unless ordered to do so by a court of competent jurisdiction, the Trustee shall not be required to disclose to any Holder or any third party any confidential financial or other information made available to the Trustee by the Issuer and no Holder shall be entitled to take any action to obtain from the Trustee any such information.

Section 7.03. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes or the Collateral and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee. For the avoidance of doubt, any Agent, Paying Agent, Transfer Agent, Authenticating Agent or Registrar may do the same with like rights.

Section 7.04. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes or the Note Guarantees, any other Notes Document, the Intercreditor Agreement, the ABL Intercreditor

Agreement or any Additional Intercreditor Agreement, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture or the Intercreditor Agreement, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee and it shall not be responsible for any statement of the Issuer in this Indenture or any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication if signed by the Trustee.

Section 7.05. Notice of Defaults. If a Default or Event of Default occurs and is continuing and a Responsible Officer of the Trustee is informed in writing of such occurrence by the Issuer, the Trustee must give notice of the Default to the Holders within 60 days after being notified by the Issuer. Except in the case of a Default in payment of principal of or interest or premium, if any, on any Note, the Trustee may withhold the notice if and so long as the Trustee determines that withholding the notice is in the interests of Holders.

Section 7.06. Compensation and Indemnity. The Issuer, or, upon the failure of the Issuer to pay, each Guarantor, jointly and severally, shall pay to the Trustee, the Security Agent and each Agent from time to time such compensation as the Issuer and Trustee, the Security Agent and each Agent may from time to time agree for its acceptance of this Indenture and services hereunder and under the Notes Documents. The Trustee’s, the Security Agent’s and each Agent’s compensation shall not be limited by any law on compensation of a trustee of an express trust.

In the event of the occurrence of an Event of Default or the Trustee considering it expedient or necessary or being requested by the Issuer to undertake duties which the Trustee reasonably determines to be of an exceptional nature or otherwise outside the scope of the normal duties of the Trustee, the Issuer shall pay to the Trustee such additional remuneration for such duties as may be agreed.

The Issuer and each Guarantor, jointly and severally, shall reimburse the Trustee, the Security Agent and each Agent promptly upon request for all properly incurred disbursements, advances and expenses incurred or made by it), including costs of collection, in addition to the compensation for its services. Such expenses shall include the properly incurred compensation and expenses, disbursements and advances of the Trustee’s and the Security Agent’s agents, counsel, accountants and experts. The Issuer and each Guarantor, jointly and severally, shall indemnify the Trustee, the Security Agent, the Agents and their respective officers, directors, agents and employees and hold them harmless against any and all loss, liability or expenses (including attorneys’ fees, disbursements and expenses) incurred by or in connection with the acceptance or administration of its duties under this Indenture and the Notes Documents, including the costs and expenses of enforcing this Indenture against the Issuer (including this Section 7.06) and defending itself against any claim (whether asserted by the Issuer or any Holder or any other person) or liability in connection with the exercise or performance of any of its powers or duties hereunder or under the Notes Documents, as the case may be. The Issuer and each Guarantor, jointly and severally, shall indemnify the Trustee, the Security Agent and each Agent and their respective officers, directors, agents and employees for all taxes paid by the Trustee, the Security Agent and each Agent, or required to be withheld or deducted from a payment to any Person entitled to payment hereunder, and any reasonable expenses arising therefrom or with respect thereto.

The Trustee and the Security Agent shall notify the Issuer of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure so to notify the Issuer shall not relieve the Issuer or any Guarantor of their indemnity obligations hereunder or under any other Notes Documents, as the case may be. Except in cases where the interests of the Issuer and the Trustee and the Security Agent may be adverse, the Issuer shall defend the claim and the indemnified party shall provide reasonable cooperation at the Issuer’s and any Guarantor’s expense in the defense. Notwithstanding the foregoing, such indemnified party may, in its sole discretion, assume the defense of the claim against it and the Issuer and any Guarantor shall, jointly and severally, pay the properly incurred fees and expenses of the indemnified party’s defense. Such indemnified parties may have separate counsel of their choosing and the Issuer and any Guarantor, jointly and severally, shall pay the properly incurred fees and expenses of such counsel. The Issuer need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by an indemnified party through such party’s own willful misconduct, gross negligence or fraud.

To secure the Issuer’s and any Guarantor’s payment obligations in this Section 7.06, the Trustee, the Security Agent, and the Agents have a lien prior to the Notes on all money or property held or collected by the Trustee or Paying Agent other than money or property held in trust to pay principal of and interest on particular Notes.

The Issuer’s and any Guarantor’s payment obligations pursuant to this Section 7.06 and any lien arising thereunder shall survive the satisfaction or discharge of this Indenture, payment of the Notes in full, any rejection or termination of this Indenture under any Bankruptcy Law or the resignation or removal of the Trustee, the Security Agent, and the Agents. Without prejudice to any other rights available to the Trustee, the Security Agent, and the Agents under applicable law, when the Trustee and the Paying Agents incur expenses after the occurrence of a Default specified in Section 6.01(e) and Section 6.01(f) with respect to the Issuer, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under the Bankruptcy Law.

For the avoidance of doubt, the rights, privileges, protections, immunities and benefits given to the Trustee and the Security Agent in this Section 7.06, including its right to be indemnified, are extended to, and shall be enforceable by the Trustee and the Security Agent in each of its capacities hereunder and by each Agent, custodian and other Person employed with due care to act as agent hereunder. For purposes of this Section 7.06, “Trustee” and “Security Agent” shall include any predecessor Trustee or Security Agent; provided, however, that the gross negligence or willful misconduct of any Trustee or the Security Agent shall not affect the rights of any other Trustee or Security Agent hereunder.

Section 7.07. Replacement of Trustee. (i) The Trustee may resign at any time by so notifying the Issuer. The Holders of a majority in principal amount of the Notes then outstanding may remove the Trustee by so notifying the Trustee and may appoint a successor Trustee. The Issuer shall be entitled to remove the Trustee or any Holder who has been a bona fide Holder for not less than six months may petition any court for removal of the Trustee and appointment of a successor Trustee, if:

A.the Trustee fails to comply with Section 7.11;

B.the Trustee has or acquires a conflict of interest in its capacity as Trustee that is not eliminated;

C.the Trustee is adjudged bankrupt or insolvent;

D.a receiver or other public officer takes charge of the Trustee or its property; or

E.the Trustee otherwise becomes incapable of acting as Trustee hereunder.

(ii)If the Trustee resigns, is removed pursuant to Section 7.07(i) or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuer shall promptly appoint a successor Trustee.

(iii)A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture and the Notes Documents. The successor Trustee shall deliver a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided that all sums owing to the Trustee hereunder have been paid and subject to the lien provided for in Section 7.06.

(iv)If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, (i) the retiring Trustee or the Holders of 10% in principal amount of the Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee, or (ii) the retiring Trustee may appoint a successor Trustee at any time prior to the date on which a successor Trustee takes office; provided that such appointment is reasonably satisfactory to the Issuer.

(v)Notwithstanding the replacement of the Trustee pursuant to this Section 7.07, the Issuer’s obligations under Section 7.06 shall continue for the benefit of the retiring Trustee.

(vi)For the avoidance of doubt, the rights, privileges, protections, immunities and benefits given to the Trustee in this Article VII, including its right to be indemnified, are extended to, and shall be enforceable by each Agent employed to act hereunder.

Section 7.08. Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

Section 7.09. Certain Provisions. Each Holder by accepting a Note authorizes and directs on his or her behalf the Trustee to enter into and to take such actions and to make such acknowledgements as are set forth in this Indenture or other documents entered into in connection therewith.

Section 7.10. Agents; General Provisions.

(i)The rights, powers, duties and obligations and actions of each Agent under this Indenture are several and not (i) joint or (ii) joint and several.

(ii)In the event that instructions given to any Agent are not reasonably clear, then such Agent shall be entitled to seek clarification from the Issuer or other party entitled to give the Agents instructions under this Indenture by written request promptly and in any event within one Business Day of receipt by such Agent of such instructions. If an Agent has sought clarification in accordance with this Section 7.10, then such Agent shall be entitled to take no action until such clarification is provided, and shall not incur any liability for not taking any action pending receipt of such clarification.

(iii)No Agent shall be under any duty or other obligation towards, or have any relationship of agency or trust for or with, any person other than the Issuer.

(iv)The Issuer shall notify each Agent in the event that they determine that any payment to be made by an Agent under the Notes is a payment which could be subject to FATCA Withholding if such payment were made to a recipient that is generally unable to receive payments free from FATCA Withholding, and the extent to which the relevant payment is so treated, provided, however, that the Issuer’s obligation under this Section 7.10(iv) shall apply only to the extent that such payments are so treated by virtue of characteristics of the Issuer, the Notes, or both.

(v)Notwithstanding any other provision of this Indenture, each Agent shall be entitled to make a deduction or withholding from any payment which it makes under the Notes for or on account of any Tax, if and only to the extent so required by applicable law, in which event the Agent shall make such payment after such deduction or withholding has been made and shall account to the relevant Authority within the time allowed for the amount so deducted or withheld or, at its option, shall reasonably promptly after making such payment return to the Issuer the amount so deducted or withheld, in which case, the Issuer shall so account to the relevant Authority for such amount.

(vi)In the event that the Issuer determines at its sole discretion that any deduction or withholding for or on account of any Tax will be required by applicable law in connection with any payment due to any of the Agents on any Notes, then the Issuer will be entitled to redirect or reorganize any such payment in any way that it sees fit in order that the payment may be made without such deductions or withholding provided that, any such redirected or reorganized payment is made through a recognized institution of international standing and otherwise made in accordance with this Indenture. The Issuer will promptly notify the Agents and the Trustee of any such redirection or reorganization

(vii)For the purposes of Section 7.10(iv) through to Section 7.10(vi), the following definitions apply:

“Authority” means any competent regulatory, prosecuting, Tax or governmental authority in any jurisdiction.

“FATCA Withholding” means any withholding or deduction required pursuant to an agreement described in section 1471(b) of the Code, or otherwise imposed pursuant to sections 1471 through 1474 of the Code, any regulations or agreements thereunder, any official interpretations thereof, or any law implementing an intergovernmental approach thereto.

(viii)	[Reserved].

(ix)The Issuer and the Agents acknowledge and agree that in the event of a Default or Event of Default, the Trustee may, by notice in writing to the Issuer and the Agents, require that the Agents act as agents of, and take instructions exclusively from, the Trustee. Until they have received such written notice from the Trustee, the Agents shall act solely as agents of the Issuer and shall have no fiduciary duty, or owe any obligation, towards any person other than the Issuer.

(x)Moneys held by Agents need not be segregated from other funds except to the extent required by law. Subject to Article VIII, the Agents hold all funds as agent subject to the terms of this Indenture and as a result money will not be held in accordance with the rules established by the Financial Conduct Authority in the Financial Conduct Authority’s Handbook of rules and guidance from time to time in relation to client money, The Agents shall not be liable for any interest earned thereon.

(xi)The roles, duties and functions of the Agents are of a mechanical nature and each Agent shall only perform those acts and duties as specifically set out in this Indenture and no other acts, covenants, obligations or duties shall be implied or read into this Indenture against any of the Agents.

(xii)No Agent shall be required to make any payment of the principal, premium or interest payable pursuant to this Indenture unless and until it has received the full amount to be paid in accordance with the terms of this Indenture. To the extent that an Agent has made such payment with the prior written consent of the Issuer and for which it did not receive the full amount, the Issuer will reimburse the Agent the full amount of any shortfall.

(xiii)No Agent shall have any duty or obligation to monitor the Issuer’s or any other party’s compliance with the terms of this Indenture or to take any steps to ascertain whether any Default or Event of Default or other event which would require repayment of the Notes has occurred.

Section 7.11. Eligibility; Disqualification. There will at all times be a Trustee hereunder that is a corporation organized and doing business in England and Wales, the European Union or the United States of America that is authorized to exercise corporate trustee power; and that is a corporation which is generally recognized as a corporation which customarily performs such corporate trustee roles and provides such corporate trustee services in transactions similar in nature to the offering of the Notes.

ARTICLE VIII

DISCHARGE OF INDENTURE; DEFEASANCE

Section 8.01. Discharge of Liability on Notes; Defeasance. (a) This Indenture will be discharged and cease to be of further effect (except as to surviving rights of conversion or transfer or exchange of the Notes, as expressly provided for in this Indenture) as to all outstanding Notes when (1) either (a) all the Notes previously authenticated and delivered (other than certain lost, stolen or destroyed Notes and certain Notes for which provision for payment was previously made and thereafter the funds have been released to the Issuer) have been delivered to the Paying Agent for cancellation; or (b) all Notes not previously delivered to the Paying Agent for cancellation (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year or (iii) are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee or Paying Agent in the name, and at the expense, of the Issuer; (2) the Issuer has deposited or caused to be deposited with the Trustee (or another entity designated by the Trustee for this purpose) U.S. dollars or U.S. dollar-denominated Government Obligations, or a combination thereof, as applicable, in an amount sufficient, without consideration of reinvestment, to pay and discharge the entire indebtedness on the Notes not previously delivered to the Paying Agent for cancellation, for principal, premium, if any, and interest to the date of deposit (in the case of Notes that have become due and payable), or to the Stated Maturity or redemption date, as the case may be; (3) the Issuer has paid or caused to be paid all other sums payable under this Indenture; (4) the Issuer has delivered irrevocable instructions to the Trustee to apply the funds deposited towards the payment of the Notes at maturity or on the redemption date, as the case may be; and (5) the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each to the effect that all conditions precedent under this Section 8.01 relating to the satisfaction and discharge of this Indenture have been complied with; provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with clauses (1), (2) and (3) of this

Section 8.01). If requested in writing by the Issuer, the Trustee or Paying Agent may distribute any amounts deposited to the Holders prior to maturity or the redemption date, as the case may be, subject to Euroclear or Clearstream’s applicable procedures. In such case, the payment to each Holder will equal the amount such Holder would have been entitled to receive at maturity or the relevant redemption date, as the case may be. For the avoidance of doubt, the distribution and payment to Holders prior to the maturity or redemption date as set forth above will not include any negative interest, present value adjustment, break cost or any further premium on such amounts.

(b)Subject to Section 8.01(c) and Section 8.02, the Parent at any time may terminate (i) all obligations of the Issuer and the Guarantors under the Notes, the Note Guarantees and this Indenture (“legal defeasance option”), and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes or (ii) their obligations under Article IV (other than Section 4.14) and under Section 5.01 (other than Section 5.01(a)(i) and Section 5.01(a)(ii)), and thereafter any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes and the events set forth in Section 6.01(d), Section 6.01(e) (other than with respect to Section 5.01(a)(i) and Section 5.01(a)(ii)), Section 6.01(f), Section 6.01(g) (other than with respect to the Issuer and Significant Subsidiaries) Section 6.01(h) (other than with respect to the Issuer), Section 6.01(i) and Section 6.01(j) shall not constitute Events of Default (“covenant defeasance option”). The Issuer at its option at any time may exercise its legal defeasance option notwithstanding their prior exercise of its covenant defeasance option.

If the Issuer exercises its legal defeasance option or its covenant defeasance option, each Guarantor will be released from all its obligations under its Guarantee.

Upon satisfaction of the conditions set forth herein and upon request of the Issuer, the Trustee shall acknowledge in writing the discharge of those obligations that the Issuer terminates.

(c)Notwithstanding Section 8.01(a) and Section 8.01(b) above, the Issuer’s and the Guarantors’ obligations in Section 2.07, Section 2.08, Section 2.09, Section 2.10, Section 2.11, Section 2.12, Section 2.13, Section 2.14, Section 7.01, Section 7.02, Section 7.03, Section 7.06, Section 7.07 and this Article VIII, as applicable, shall survive until the Notes have been paid in full. Thereafter, the Issuer’s and any Guarantors’ obligations in Section 7.06, Section 8.05 and Section 8.06, as applicable, shall survive.

Section 8.02. Conditions to Defeasance. (i) The Issuer may exercise their legal defeasance option or their covenant defeasance option only if:

A.the Issuer has irrevocably deposited in trust (the “defeasance trust”) with the Trustee (or another entity designated by the Trustee for this purpose) cash in U.S. dollars or U.S. dollar-denominated Government Obligations or a combination thereof, as applicable in an amount sufficient, without consideration of reinvestment, for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be;

B.an Opinion of Counsel in the United States to the effect that Holders of the relevant Notes will not recognize income, gain or loss for

U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and in the case of legal defeasance only, such Opinion of Counsel in the United States must be based on a ruling of the U.S. Internal Revenue Service or other change in applicable U.S. federal income tax law);

C.an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying, defrauding or preferring any creditors of the Issuer;

D.an Officer’s Certificate and an Opinion of Counsel (which opinion of counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to legal defeasance or covenant defeasance, as the case may be, have been complied with;

E.an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the U.S. Investment Company Act of 1940; and

F.the Issuer delivers to the Trustee all other documents or other information that the Trustee may reasonably require in connection with either defeasance option.

(ii) Before or after a deposit, the Issuer may make arrangements satisfactory to the Trustee for the redemption of Notes at a future date in accordance with Article III.

Section 8.03. Deposited Money and U.S. dollar-denominated Government Obligations to be held in Trust. Subject to Section 8.04 hereof, all money and U.S. dollar- denominated Government Obligations (including the proceeds thereof) deposited with the Trustee (or such other entity designated or appointed as agent by the Trustee for this purpose, or other qualifying trustee, collectively for purposes of this Section 8.03, the “Trustee”) pursuant to Section

8.01hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

Section 8.04. Repayment to Issuer. The Trustee and the Paying Agent shall promptly turn over to the Issuer upon request any money or U.S. dollar-denominated Government Obligations held by it as provided in this Article VIII which, in the written opinion of an internationally recognized firm of independent public accountants delivered to the Trustee (which delivery shall only be required if U.S. dollar-denominated Government Obligations have been so deposited), are in excess of the amount thereof which would then be required to be deposited to effect an equivalent discharge or defeasance in accordance with this Article VIII.

Subject to any applicable abandoned property law, the Trustee shall pay to the Issuer upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Issuer for payment as general creditors, and the Trustee and the Paying Agent shall have no further liability with respect to such monies.

Section 8.05. Indemnity for Government Obligations. The Issuer and the Guarantors, jointly and severally, shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. dollar-denominated Government Obligations or the principal and interest received on such U.S. dollar-denominated Government Obligations.

Section 8.06. Reinstatement. If the Trustee is unable to apply any money or U.S. dollar-denominated Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and the Guarantors’ obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee is permitted to apply all such money or U.S. dollar-denominated Government Obligations in accordance with this Article VIII; provided, however, that if the Issuer has made any payment of principal of or interest on any Notes because of the reinstatement of their obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. dollar-denominated Government Obligations held by the Trustee.

ARTICLE IX

AMENDMENTS AND WAIVERS

Section 9.01. Without Consent of Holders. Without the consent of any Holder,

the Issuer, the Trustee and the other parties thereto, as applicable, may amend or supplement any Notes Documents to:

A.cure any ambiguity, omission, mistake, defect, error or inconsistency;

B.provide for the assumption by a successor Person of the obligations of the Issuer or any other Restricted Subsidiary under any Notes Document;

C.add to the covenants or provide for a Note Guarantee for the benefit of the Holders or surrender any right or power conferred upon the Parent or any Restricted Subsidiary;

D.make any change that would provide additional rights or benefits to the Trustee or the Holders or that does not adversely affect the rights or benefits to the Trustee or any of the Holders in any material respect under the Notes Documents;

E.make such provisions as necessary (as determined in good faith by the Board of Directors or an Officer of the Parent) for the issuance of Additional Notes;

F.to provide for any Restricted Subsidiary to provide a Note Guarantee in accordance with Section 4.01 or Section 4.08, to add Note Guarantees with respect to the Notes, to add security to or for the benefit of the Notes, or to confirm and evidence the release, termination, discharge or retaking of any Guarantee or Lien (including the Collateral and the Security Documents) or any amendment in respect thereof with respect to the Notes when such release, termination, discharge or retaking or amendment is provided for under this Indenture, the Intercreditor Agreement, the ABL Intercreditor Agreement any Additional Intercreditor Agreement, or the Security Documents;

G.	[reserved]; or

H.to evidence and provide for the acceptance and appointment under this Indenture, the Intercreditor Agreement, the ABL Intercreditor Agreement or any Additional Intercreditor Agreement of a successor Trustee pursuant to the requirements thereof or to provide for the accession by the Trustee or the Security Agent to any Notes Document;

Section 9.02. With Consent of Holders. The Issuer and the Trustee may amend, supplement or otherwise modify the Notes Documents with the consent of Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, except as otherwise stated herein, any default or compliance with any provisions thereof may be waived with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each Holder of an outstanding Note affected, an amendment or waiver may not:

A.reduce the percentage of principal amount of Notes whose Holders must consent to an amendment, waiver or modification;

B.reduce the stated rate of or extend the stated time for payment of interest on any Note;

C.	reduce the principal of or extend the Stated Maturity of any

Note;

D.reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed, in each case as described in Section 5 of the Notes;

E.	make any Note payable in money other than that stated in the

Note;

F.	impair the right to institute suit for the enforcement of any

Holder to receive payment of principal of and interest or Additional Amounts, if any, on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Notes;

G.make any change to Section 4.13 that adversely affects the right of any Holder of such Notes in any material respect or amends the terms of such Notes in a way that would result in a loss of an exemption from any of the Taxes described thereunder or an exemption from any obligation to withhold or deduct Taxes so described thereunder unless the Parent or the applicable Payor agrees to pay Additional Amounts, if any, in respect thereof;

H.release any security interests granted for the benefit of the Holders of Notes other than in accordance with the terms of this Indenture, the Intercreditor Agreement, the ABL Intercreditor Agreement, any Additional Intercreditor Agreement, or the applicable Security Documents, or make any change to the form ABL Intercreditor Agreement attached to this Indenture as Exhibit C prior to its effective date that adversely effects of right of any Holder of such Notes thereunder in any material respect;

I.waive a Default or Event of Default with respect to the nonpayment of principal, premium or interest or Additional Amounts, if any, on the Notes (except pursuant to a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of such Notes and a waiver of the payment default that resulted from such acceleration);

J.release any Guarantor from any of its obligations under its Guarantee or this Indenture, except in accordance with the terms of this Indenture, the Intercreditor Agreement and the ABL Intercreditor Agreement; or

K.make any change in the amendment or waiver provisions which require the Holders’ consent described in this sentence.

In respect of such matters described in Section 9.01 and this Section 9.02, the Trustee shall be entitled to require and rely absolutely on such evidence as it deems necessary, including Officer’s Certificates and Opinions of Counsel.

For the avoidance of doubt, no amendment to or deletion of, or actions taken in compliance with, the covenants contained in this Indenture shall be deemed to impair or affect any rights of Holders of the Notes to receive payment of principal of, or premium, if any, or interest, on the Notes.

For so long as the Notes are listed on the Global Exchange Market of Euronext Dublin and the rules of such exchange so require, the Parent will publish notice of any amendment, supplement and waiver in a daily newspaper with general circulation in Ireland (which is expected to be The Irish Times). Such notice of any amendment, supplement and waiver may also be published on the website of Euronext Dublin (www.euronext.com/en/markets/dublin) in lieu of a daily newspaper to the extent and in the manner permitted by the rules of such exchange.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment of the Notes Documents, but it shall be sufficient if such consent approves the substance thereof. A consent to any amendment or waiver under this Indenture by any Holder of Notes given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

After an amendment under this Section 9.02 becomes effective, in case of Holders of Definitive Notes, the Issuer shall mail or deliver to the Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.02.

Except as set forth in this Section 9.02, the Notes issued on the Issue Date and any Additional Notes part of the same series will be treated as a single class for all purposes under this Indenture, including with respect to waivers and amendments. For the purposes of calculating the aggregate principal amount of Notes that have consented to or voted in favor of any amendment, waiver, consent, modifications or other similar action, the Issuer (acting reasonably and in good faith) shall be entitled to select a record date as of which the Dollar Equivalent of the principal amount of any Notes shall be calculated in such consent or voting process.

Section 9.03. Revocation and Effect of Consents and Waivers.

(i)A written consent to an amendment or a waiver by a Holder shall bind the Holder and every subsequent Holder of that Note or portion of the Notes that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such Holder or subsequent Holder may revoke the written consent or waiver as to such Holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date on which the Trustee receives an Officer’s Certificate from the Issuer certifying that the requisite number of consents have been received. After an amendment or waiver becomes effective, it shall bind every Holder. An amendment or waiver becomes effective upon the (a) receipt by the Issuer or the Trustee of the requisite number of consents, (b) satisfaction of conditions to effectiveness as set forth in this Indenture and any indenture supplemental hereto containing such amendment or waiver and (c) in the case of an amendment, execution of such amendment (or supplemental indenture) by the Issuer and the Trustee.

(ii)The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their written consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding Section 9.03(i), those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

Section 9.04. Notation on or Exchange of Notes. If an amendment changes the terms of a Note, the Trustee may require the Holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Issuer or the Trustee so determine, the Issuer in exchange for the Note shall issue and the Trustee or an Authenticating Agent shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.

Section 9.05. Trustee and Security Agent to Sign Amendments. The Trustee and the and Security Agent shall sign any amendment or supplement authorized pursuant to this Article IX if the amendment or supplement does not impose any personal obligations on the Trustee or the Security Agent or adversely affect the rights, duties, liabilities or immunities of the Trustee or the Security Agent under this Indenture, as applicable. If it does, the Trustee and the Security Agent may, but need not, sign it. In signing such amendment or supplement the Trustee and the Security Agent shall be entitled to receive an indemnity or security satisfactory to it and to receive, and (subject to Section 7.01) shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel stating that such amendment or supplement complies with this Indenture, the other Notes Documents and that such amendment or supplement has been duly authorized, executed and delivered and is the legally valid and binding obligation of the Issuer and the Guarantors enforceable against them in accordance with its terms, subject to customary exceptions.

ARTICLE X

NOTE GUARANTEES

Section 10.01. Note Guarantees.

(i)Subject to this Article X, the Intercreditor Agreement and the ABL Intercreditor Agreement, each Guarantor, as primary obligor and not merely as a surety, jointly and severally, unconditionally, on a senior basis and subject to any limitations set out in any supplemental indenture, guarantees to each Holder of a Note authenticated and delivered by the Trustee (or the Authenticating Agent), to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that:

A.the principal of, Additional Amounts and premium, if any, and interest on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest, Additional Amounts and premium, if any, on the Notes (to the extent permitted by law) and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

B.in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(ii)To the extent permitted by the applicable law and subject to the Intercreditor Agreement and the ABL Intercreditor Agreement, each Guarantor hereby agrees that its obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action or any delay or omission to assert any claim or to demand or enforce any remedy hereunder or thereunder, any waiver, surrender, release or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(iii)If any Holder or the Trustee is required by any court or otherwise to return to or for the benefit of the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid by either the Issuer or the Guarantors to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(iv)Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand,

A.the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and

B.in the event of any declaration of acceleration of such obligations as provided in Article VI, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

(v)Each Guarantor also agrees to pay any and all costs and expenses (including properly incurred attorneys’ fees, disbursements and expenses) incurred by the Trustee in enforcing any rights under this Section.

Section 10.02. Successors and Assigns. This Article X shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

Each party to this Indenture hereby agrees and undertakes to execute and deliver all such documents and do all such acts and things which are legally required to fully and effectively give effect to this Section 10.02.

Section 10.03. No Waiver. Neither a failure nor a delay on the part of the Trustee or the Holders in exercising any right, power or privilege under this Article X shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article X at law, in equity, by statute or otherwise.

Section 10.04. Modification. No modification, amendment or waiver of any provision of this Article X, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstances.

Section 10.05. Execution of Supplemental Indenture for Guarantors. Each Subsidiary which is required to become a Guarantor pursuant to this Indenture shall promptly execute and deliver to the Trustee a supplemental indenture in the form attached to this Indenture as Exhibit B pursuant to which such Subsidiary shall become a Guarantor under this Article X. Concurrently with the execution and delivery of such supplemental indenture, the Issuer shall deliver to the Trustee an Opinion of Counsel and an Officer’s Certificate in each case, prepared in accordance with Section 12.02. The obligations of a Guarantor executing and delivering a supplemental indenture to this Indenture providing for a Note Guarantee of the Notes under this Article X shall be subject to such limitations as are mandated under applicable laws in addition to the limitations set forth in Section 10.07 and set out in the relevant supplemental indenture.

Section 10.06. Release of the Note Guarantees. (a) The Note Guarantee of a Guarantor will terminate and release:

(1)upon a sale or other disposition (including by way of consolidation or merger) of the Capital Stock of the relevant Guarantor (whether by direct sale or sale of a holding company) or the sale or disposition of all or substantially all the assets of the Guarantor (other than to the Parent or a Restricted Subsidiary) otherwise permitted by this Indenture;

(2)in accordance with the provisions of the Intercreditor Agreement, the ABL Intercreditor Agreement or any Additional Intercreditor Agreement;

(3)	upon defeasance or discharge of the Notes, as provided in Article VIII;

(4)	as described under Article IX;

(5)	as described under Section 4.08(b);

(6)	as a result of a transaction permitted by Section 5.01(b); or

(7)	[Reserved].

Upon the request of the Parent, the Trustee shall take all necessary actions to effectuate any release of a Note Guarantee in accordance with these provisions, subject to customary protections and indemnifications. Each of the releases set forth above shall be effected by the Trustee without the consent of the Holders or any other action or consent on the part of the Trustee.

Section 10.07. Limitations on Obligations of Guarantors.

Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the obligations guaranteed hereunder by any Guarantor shall not exceed the maximum amount that can be hereby guaranteed by the applicable Guarantor without rendering the Note Guarantee, as it relates to such Guarantor, voidable under applicable laws relating to fraudulent conveyance, fraudulent transfer, improper corporate benefit, financial assistance or similar laws affecting the rights of creditors generally; provided that, with respect to each relevant jurisdiction, such obligations shall be limited in the manner described in any supplemental indenture.

Section 10.08. Local Law Limitations.

(a)	Limitations on Liability of French Guarantors.

(1)In the case of any Guarantor incorporated under the laws of France (a “French Guarantor”) its obligations under this Indenture shall apply only insofar as required to:

(A)guarantee the payment obligations under this Indenture and the Notes of its direct or indirect Subsidiaries which are or become Guarantors from time to time under this Indenture and incurred by those Subsidiaries in their capacity as Guarantor (without double counting) provided that where such Subsidiary itself guarantees the obligations of the Parent or any of its Restricted Subsidiaries which is not a direct or indirect Subsidiary of the relevant French Guarantor, the amounts payable under this Section 10.08(a)(1)(A) in respect of the obligations of this Subsidiary as a Guarantor, shall be limited as set out in Section 10.08(a)(1)(B) below; and

(B)guarantee the payment obligations of (i) the Issuer or (ii) other Guarantors which are not direct or indirect Subsidiaries of that French Guarantor, provided that in such cases such guarantee shall be limited: (x) to the payment obligations of (i) the Issuer under this Indenture and the Notes or (ii) such other Guarantors under this Indenture but in each case (y) not exceeding an amount equal to the aggregate of all amounts made available (directly or indirectly) to the Issuer or such other Guarantors under this Indenture and the Notes/and received out of the proceeds of the Notes and on-lent (directly or indirectly by way of intercompany loans) to that French Guarantor and outstanding at the time a call is made under its Guarantee (the “French Maximum Guaranteed Amount”); it being specified that any payment made by such French Guarantor under this Indenture in respect of the obligations of any Issuer or any other Guarantor shall reduce pro tanto the outstanding amount of the intercompany loans (if any) due by such French Guarantor under the relevant intercompany loan arrangements referred to above.

(2)For the avoidance of doubt, any payment made by a French Guarantor under Section 10.08(a)(1)(B) pursuant to the guarantees granted under this Indenture shall reduce pro tanto the French Maximum Guaranteed Amount.

(3)Notwithstanding any other provision of this Indenture, no French Guarantor shall secure liabilities under this Indenture and the Notes which would result in such

French Guarantor not complying with French financial assistance rules as set out in Article L. 225-216 of the French Commercial Code (Code de commerce) or would constitute a misuse of corporate assets within the meaning of article L. 241-3, L. 242-6 or L. 244-1 of the French Commercial Code (Code de commerce) or any other applicable law or regulations having the same effect, as interpreted by French courts.

(4)It is acknowledged that no French Guarantor is acting jointly and severally with the Issuer or other Guarantors as to its obligations arising under or in connection with this Indenture.

(5)Notwithstanding any other provision of this Indenture, (i) the representations, undertakings and warranties made in this Indenture by any French Guarantor (or by the Issuer) shall be made, in each case, in respect of itself and its Subsidiaries only and for the avoidance of any doubt will not apply in relation to matters pertaining exclusively to its shareholders or its holding companies; and (ii) the indemnities granted in this Indenture by each French Guarantor shall be, in each case, in respect of its own breach or that of (i) the Issuer (if the Issuer is a direct or indirect Subsidiary of that French Guarantor) or (ii) its Subsidiaries which are French Guarantors.

(b)Limitations on Liability of Spanish Guarantors. Any obligations or liabilities incurred or assumed under this Indenture by any Spanish Guarantor shall (i) not include any obligations or liabilities which, if incurred, would constitute a breach of the financial assistance limitations set out under Articles 143 and 150 of Spanish Royal Legislative Decree 1/2010, of 2 July, approving the consolidated text of the Spanish Capital Companies Act, as interpreted by Spanish courts, and (ii) with respect to Spanish Guarantors which are private limited liability companies (sociedad limitada), not exceed an amount equal to twice the amount of their respective own funds (recursos propios), but only to the extent that such limitation provided under Article 401.2 of the Spanish Royal Legislative Decree 1/2010, of 2 July, approving the consolidated text of the Spanish Capital Companies Act, as interpreted by Spanish courts, is compulsorily applicable to the obligations assumed by such Spanish Guarantors under this Indenture.

(c)Limitations on Liability of Norwegian Guarantors. Notwithstanding the other provisions of this Indenture, the obligations and liabilities of any Guarantor incorporated in Norway (each, a “Norwegian Guarantor”) under this Indenture shall be deemed to have been given only to the extent such obligations and liabilities do not violate the mandatory provisions of the Norwegian Private Limited Companies Act of 13 June 1997 no. 44 (the “Norwegian Companies Act”), including Sections 8-7 and 8-10, regulating unlawful financial assistance and other prohibited loans, guarantees and joint and several liability as well as providing of security, and the liability of each Norwegian Guarantor shall only apply to the fullest extent permitted by such provisions of the Norwegian Companies Act. The liabilities of any Norwegian Guarantor is limited to the maximum principal amount of amount equaling $500 million of the aggregate principal amount of Notes issued pursuant to this Indenture, plus any unpaid amounts of interest, default interest, breaking costs, fees, commissions, costs, expenses and other derived liabilities under this Indenture. The limitations in this Section 10.08(c) shall apply mutatis mutandis to any Security Document to which a Norwegian Guarantor is party.

Section 10.09. Non-Impairment.

The failure to endorse a Note Guarantee on any Note shall not affect or impair the validity thereof.

ARTICLE XI

COLLATERAL AND SECURITY

Section 11.01. Security Documents.

(a)The due and punctual payment of the principal of, premium on, if any, interest and Additional Amounts, if any, on, the Notes and the Guarantees when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium on, if any, interest and Additional Amounts, if any (to the extent permitted by law), on the Notes, the Guarantees and performance of all other obligations of the Issuer and the Guarantors to the Holders or the Trustee and the Security Agent under this Indenture, the Notes and the Guarantees according to the terms hereunder or thereunder, are secured as provided in the Intercreditor Agreement, the ABL Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents. Each Holder, by its acceptance of a Note: (i) consents and agrees to the terms of the Intercreditor Agreement, the ABL Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents (including, without limitation, the provisions providing for foreclosure and release of Liens and authorizing the Security Agent to enter into any Security Document on its behalf) as the same may be in effect or may be amended from time to time in accordance with its terms and (ii) authorizes and directs the Security Agent to enter into the Security Documents and to perform its obligations and exercise its rights thereunder in accordance therewith. The Issuer will deliver to the Trustee copies of all documents delivered to the Security Agent pursuant to the Security Documents, and, subject to the Agreed Security Principles, the Issuer and the Guarantors will, and the Issuer will cause each of its Restricted Subsidiaries to, do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Security Documents, to assure and confirm to the Trustee that the Security Agent holds, for the benefit of the Trustee and the Holders, duly created, enforceable and perfected Liens as contemplated hereby and by the Security Documents, so as to render the same available for the security and benefit of this Indenture and of the Notes and the Guarantees secured thereby, according to the intent and purposes herein expressed. Subject to the Agreed Security Principles, the Intercreditor Agreement and the ABL Intercreditor Agreement, the Issuer and the Guarantors will take, upon request of the Trustee, any and all actions reasonably required to cause the Security Documents to create and maintain, as security for the obligations of the Issuer under the Notes, a valid and enforceable Lien (i) on the Collateral held by the ABL Guarantors in accordance with the relative priorities set forth in the ABL Intercreditor Agreement and the Intercreditor Agreement and (ii) on the Collateral held by the Guarantors other than the ABL Guarantors in accordance with the relative priorities set forth in the Intercreditor Agreement.

(b)Without prejudice to the provisions of the Intercreditor Agreement or the ABL Intercreditor Agreement, each of the Issuer, the Trustee and the Holders agree that the Security Agent shall be the joint creditor (together with the Holders) of each and every obligation of the parties hereto under the Notes and this Indenture, and that accordingly the Security Agent will have its own independent right to demand performance by the Issuer of those obligations, except that such demand shall only be made with the prior written consent of the Trustee or as otherwise permitted under the Intercreditor Agreement or the ABL Intercreditor Agreement. However, any discharge of such obligation to the Security Agent, on the one hand, or to the Trustee or the Holders, as applicable, on the other hand, shall, to the same extent, discharge the corresponding obligation owing to the other.

(c)Each Holder, by accepting a Note, shall be deemed (i) to have authorized the Security Agent to enter into the Security Documents, the Intercreditor Agreement, the ABL Intercreditor Agreement and any Additional Intercreditor Agreement entered into in compliance with Section 4.11 and (ii) to be bound thereby. Each Holder, by accepting a Note, appoints the Security Agent as its trustee under the Security Documents and authorizes it to act on such Holder’s behalf. The Trustee hereby acknowledges that the Security Agent is authorized to act under the Security Documents on behalf of the Trustee, with the full authority and powers of the Trustee thereunder, in accordance with the Intercreditor Agreement and the ABL Intercreditor Agreement. The Security Agent is hereby authorized to exercise such rights, powers and discretions as are specifically delegated to it by the terms of the Security Documents, including the power to enter into the Security Documents, as trustee on behalf of the Holders and the Trustee, in accordance with the Intercreditor Agreement and the ABL Intercreditor Agreement, together with all rights, powers and discretions as are reasonably incidental thereto or necessary to give effect to the trusts created thereunder. The Security Agent shall however at all times be entitled to seek directions from the Trustee and shall be obligated to follow those directions if given (but the Trustee shall not be obligated to give such directions unless directed in accordance with this Indenture).

(d)Neither the Trustee nor the Security Agent nor any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any property securing the Notes, for the legality, enforceability, effectiveness or sufficiency of the Security Documents, for the creation, perfection, priority, sufficiency or protection of any Lien, or for any defect or deficiency as to any such matters, or for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the Liens or Security Documents or any delay in doing so.

Section 11.02. Release of Collateral.

Notwithstanding the Security Documents, upon receipt by the Security Agent of a certificate from the Issuer that complies with Section 11.05, and subject to the terms of the Intercreditor Agreement, the ABL Intercreditor Agreement and any Additional Intercreditor Agreement, the Security Agent is authorized to release the relevant Collateral.

Section 11.03. Authorization of Actions to Be Taken by the Trustee Under the Security Documents.

Subject to the provisions of Section 7.01 and Section 7.02 hereof and the terms of the Intercreditor Agreement, the ABL Intercreditor Agreement and the Security Documents, the Trustee may, in its sole discretion and without the consent of the Holders:

(A)direct, on behalf of the Holders, the Security Agent to take all actions it deems necessary or appropriate in order to:

(1)enforce any of the terms of the Security Documents or the Intercreditor Agreement; and

(2)collect and receive any and all amounts payable in respect of the obligations of the Issuer or any Guarantor hereunder; and

(B)take all actions it deems necessary or appropriate in order to collect and receive any and all amounts payable in respect of the obligations of the Issuer hereunder.

Subject to the provisions hereof, the Security Documents, the Intercreditor Agreement and the ABL Intercreditor Agreement, the Trustee will have power to institute and maintain, or direct the Security Agent to institute and maintain, such suits and proceedings as it may deem expedient to prevent any impairment of the Liens over the Collateral by any acts that may be unlawful or in violation of the Security Documents, the Intercreditor Agreement, the ABL Intercreditor Agreement or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair such Liens or be prejudicial to the interests of the Holders or of the Trustee).

Section 11.04. Authorization of Receipt of Funds by the Trustee Under the Security Documents

The Trustee and/or the Security Agent is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents and to make further distributions of such funds to the Holders according to the provisions of this Indenture, the Intercreditor Agreement, the ABL Intercreditor Agreement or any Additional Intercreditor Agreement.

Section 11.05. Termination of Security Interest; Activity with Respect to Collateral.

(a)	Subject to the terms of the Intercreditor Agreement, the ABL Intercreditor

Agreement or any Additional Intercreditor Agreement, the Security Agent shall, at the written request of the Issuer, release the relevant Collateral or execute such other appropriate instrument evidencing such release (in the form provided by, reasonably acceptable to the Trustee, and at the expense of the Issuer) under one or more of the following circumstances:

(1)upon payment in full of principal, interest and all other obligations under the Notes and this Indenture or the legal defeasance, covenant defeasance or satisfaction and discharge of this Indenture as provided for in Article VIII;

(2)in the case of a Guarantor that is released from its Guarantee pursuant to the terms of this Indenture, the release of property and assets, and Capital Stock, of such Guarantor;

(3)in connection with any sale or other disposition of Collateral, directly or indirectly, to (a) any Person other than the Parent, the Issuer or any other Restricted Subsidiaries (but excluding any transaction subject to Article V) if such sale or other disposition does not violate Section 4.05 and is otherwise not prohibited by this Indenture or (b) the Issuer or any other Restricted Subsidiary in a manner consistent with the Intercreditor Agreement and the ABL Intercreditor Agreement, provided that, any Replacement Asset received as consideration for such sale or disposition of Collateral in accordance with this clause (3) or acquired with the proceeds of such Collateral shall secure the Notes to the extent and so long as the provision of such Replacement Asset as Collateral is not reasonably expected to result in (i) any violation of any applicable law or regulation, (ii) any liability of officers, directors or shareholders, (iii) any cost, expense, liability or obligation (including with respect to taxes) other than reasonable out-of- pocket expenses incurred in connection with any governmental or regulatory filings or (iv) inconsistency with the Intercreditor Agreement, the ABL Intercreditor Agreement or any Additional Intercreditor Agreement;

(4)	as provided for under Article IX;

(5)	automatically without any action by the Trustee, as described in

Section 4.03(b);

(6)	as otherwise provided in the Intercreditor Agreement, the ABL

Intercreditor Agreement or any Additional Intercreditor Agreement;

(7)in order to effectuate a merger, consolidation, conveyance or transfer conducted in compliance with Article V;

(8)with respect to assets held by or the Capital Stock of any Restricted Subsidiary, in connection with a solvent liquidation of such Restricted Subsidiary, pursuant to which substantially all of the assets of such Restricted Subsidiary remain owned by the Issuer or a Guarantor; provided that, immediately following such solvent liquidation, a Lien of at least equivalent ranking over the same assets exists or is granted in favor of the Security Agent (on its own behalf and on behalf of the Trustee for the Holders);

(9)if on any date following the Issue Date, the Notes have achieved Investment Grade Status and no Default or Event of Default has occurred and is continuing; and

(10)as otherwise permitted in accordance with this Indenture, including pursuant to Section 4.15.

The Security Agent and the Trustee (but only if required in order to effect such release) will, subject to customary protections and/or indemnifications, take all necessary action reasonably requested by, and at the cost of, the Issuer to effectuate any release of Collateral securing the Notes and the Notes Guarantees, in accordance with this Indenture, the Intercreditor Agreement, the ABL Intercreditor Agreement or any Additional Intercreditor Agreement and the relevant Security

Document. Each of these releases set forth above shall be effected by the Security Agent and, to the extent required or necessary, the Trustee, without the consent of the holders of the Notes. The Security Agent and the Trustee shall be entitled to request and rely solely upon an Officer’s Certificate and an Opinion of Counsel, each certifying which circumstances give rise to the release of Collateral and that such release complies with this Indenture.

Section 11.06. Security Agent.

(a)The Security Documents and the Collateral will be administered by the Security Agent, in each case pursuant to the Intercreditor Agreement and the ABL Intercreditor Agreement for the benefit of all holders of secured obligations.

(b)Any resignation or replacement of the Security Agent shall be made in accordance with the terms of the Intercreditor Agreement and the ABL Intercreditor Agreement.

ARTICLE XII

MISCELLANEOUS

Section 12.01. Notices. Any notice or communication shall be in writing, in the

English language, and delivered in person or mailed by first-class mail addressed as follows:

if to the Parent or Issuer:

Ferroglobe PLC

5 Fleet Place,

London EC4M 7RD,

United Kingdom

Attention: Thomas Wiesner

with copy to:

Milbank LLP

10 Gresham Street

London EC2V 7JD

United Kingdom

Attention: Tim Peterson

if to the Trustee

GLAS Trustees Limited

45 Ludgate Hill

London EC4M 7JU

United Kingdom

Email: TES@GLAS.AGENCY

Attention: Trustee & Escrow Services

if to the Paying Agent

Global Loan Agency Services Limited

45 Ludgate Hill

London EC4M 7JU

United Kingdom

Email : tes@glas.agency

Attention: Ferroglobe

if to the Registrar and Transfer Agent

GLAS Americas LLC

230 Park Avenue, 10th Floor

New York, New York 10169

United States of America

Telephone: +1 212 808 3050

Facsimile: +1 212 202 6246

Attention: Transaction Management

Email: Client Services Americas clientservices.americas@glas.agency if to the Security Agent

GLAS Trust Corporation Limited

45 Ludgate Hill

London EC4M 7JU

United Kingdom

Email: TES@GLAS.AGENCY

Attention: Trustee & Escrow Services

The Issuer or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication sent to a Holder of Definitive Registered Notes shall be in writing and shall be made by first-class mail, postage prepaid, or by hand delivery to the Holder at the Holder’s address as it appears on the registration books of the Registrar, with a copy to the Trustee.

For so long as any of the Notes are listed on the Global Exchange Market of Euronext Dublin and the rules thereof so require, notices of the Issuer with respect to the Notes will be published in a daily newspaper with general circulation in Ireland (which is expected to be The Irish Times) or if, in the opinion of the Issuer such publication is not practicable, in an English language newspaper having general circulation in Europe. Notices may also be published on the website of Euronext Dublin (www.euronext.com/en/markets/dublin) in lieu of publication in a daily newspaper so long as the rules of such exchange are complied with.

If and so long as any Notes are represented by one or more Global Notes and ownership of book-entry interests therein are shown on the records of Euroclear or Clearstream or any successor securities clearing agency appointed at the request of the Issuer, notices will be delivered in accordance with the applicable procedures of Euroclear or Clearstream or such successor clearing agency to such securities clearing agency for communication to the owners of such book-entry interests and such notices shall be deemed to have been given on the date delivered to such securities clearing agency.

Notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing. Notices given by publication will be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made; provided that, if notices are mailed, such notice shall be deemed to have been given on the later of such publication and the seventh day after being so mailed. Any notice or communication mailed to a Holder shall be mailed to such Person by first-class mail or other equivalent means and shall be sufficiently given to such Holder if so mailed within the time prescribed. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

Any notices provided by the Issuer to the Trustee or to an Agent shall be in the English language or a certified translation.

Section 12.02. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer to the Trustee to take or refrain from taking any action under this Indenture, the Issuer shall furnish to the Trustee:

(i)an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section

12.03 hereof) stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with and any other matters that the Trustee may reasonably request; and

(ii) if requested by the Trustee, an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 12.03 hereof) stating that, in the opinion of such counsel, all such conditions precedent have been complied with and any other matters that the Trustee may reasonably request.

Section 12.03. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:

(i)a statement that the Person making such certificate or opinion has read such covenant or condition;

(ii)a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii)a statement that, in the opinion of such Person, such Person has made such examination or investigation as is necessary to enable that Person to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(iv)a statement as to whether or not, in the opinion of such Person, such covenant or condition has been complied with.

Section 12.04. When Notes are to be Disregarded. In determining whether the Holders of the required principal amount of the Notes have concurred in any direction, waiver or consent, the Notes owned by the Issuer or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer will be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes so owned about which a Responsible Officer of the Trustee has been notified in accordance with this Indenture shall be so disregarded. Subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

Section 12.05. Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or a meeting of Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

Section 12.06. Legal Holidays. If a payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day and no interest shall accrue for the intervening period. If a regular record date is not a Business Day, the record date shall not be affected.

Section 12.07. Governing Law. THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES, AND THE RIGHTS AND DUTIES OF THE PARTIES THEREUNDER, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 12.08. Consent to Jurisdiction and Service. Each of the parties hereto irrevocably agrees that any suit, action or proceeding arising out of, related to, or in connection with this Indenture, the Notes and the Note Guarantees or the transactions contemplated hereby, and any action arising under U.S. Federal or state securities laws, may be instituted in any U.S. federal or state court located in the State and City of New York, Borough of Manhattan; irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding; and irrevocably submits to the jurisdiction of such courts in any such suit, action or proceeding. The Parent and each of the Guarantors hereby appoint Globe Specialty Metals, Inc. as its authorized agent (the “Authorized Agent”) upon whom process may be served in any such suit, action or proceeding which may be instituted in any Federal or state court located in the State of New York, Borough of Manhattan arising out of or based upon this Indenture, the Notes or the transactions contemplated hereby or thereby, and any action brought under U.S. Federal or state securities laws. The Issuer and each of the Guarantors expressly consents to the jurisdiction of any such court in respect of any such action and waives any other requirements of or objections to personal jurisdiction with respect thereto and waives any right to trial by jury. Such appointment shall be irrevocable unless and until replaced by an agent reasonably acceptable to the Trustee. The Issuer and each of the Guarantors represents and warrants that the Authorized Agent has agreed to act as said agent for service of process, and the Issuer agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent and written notice of such service to the Parent shall be deemed, in every respect, effective service of process upon the Issuer and any Guarantor.

Section 12.09. No Recourse Against Others. No director, officer, employee, incorporator or shareholder of the Parent or any of their respective Subsidiaries or Affiliates as such, shall have any liability for any obligations of the Issuer or any Guarantor under this Indenture or any Notes Documents, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 12.10. Successors. All agreements of the Issuer and each Guarantor in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors.

Section 12.11. Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture.

Section 12.12. Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 12.13. Prescription. Claims against the Issuer and the Guarantors for the payment of principal, or premium, if any, on the Notes will be prescribed 10 years after the applicable due date for payment thereof. Claims against the Issuer and the Guarantors for the payment of interest on the Notes will be prescribed five years after the applicable due date for payment of interest.

Section 12.14. Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

FERROGLOBE FINANCE COMPANY, PLC,
as Issuer

By:	/s/ Marco Levi

	Name:	MARCO LEVI
	Title:	DIRECTOR

[Signature Page to Indenture]

Z
Ferroglobe PLC,
as Parent

	By:	/s/ JAVIER LOPEZ MADRID

		Name:	JAVIER LOPEZ MADRID
		Title:	EXECUTIVE CHAIRMAN

[Signature Page to Indenture]

Ferroglobe Holding Company Ltd.,
as Guarantor

By:	/s/ Beatriz garcia-Cos Muntanola

	Name:	BEATRIZ GARCIA-COS MUNTANOLA
	Title:	DIRECTOR

[Signature Page to Indenture]

Grupo FerroAtlántica S.A.U.,
as Guarantor

By:	/s/ Thomas Wiesner

	Name:	THOMAS WIESNER
	Title:	ATTORNEY

[Signature Page to Indenture]

Ferroatlantica Participaciones S.L.U.,
as Guarantor

By:	/s/ Thomas Wiesner

	Name:	THOMAS WIESNER
	Title:	ATTORNEY

[Signature Page to Indenture]

Ferrosolar OPCO Group S.L.,
as Guarantor

By:	/s/ Thomas Wiesner

	Name:	THOMAS WIESNER
	Title:	ATTORNEY

[Signature Page to Indenture]

Grupo Ferroatlantica De Servicios S.L.U.,
as Guarantor

By:	/s/ Thomas Wiesner

	Name:	THOMAS WIESNER
	Title:	ATTORNEY

[Signature Page to Indenture]

Ferroatlantica De Boo S.L.U.,
as Guarantor

By:	/s/ Thomas Wiesner

	Name:	THOMAS WIESNER
	Title:	ATTORNEY

[Signature Page to Indenture]

Ferroatlantica De Sabon S.L.U.,
as Guarantor

By:	/s/ Thomas Wiesner

	Name:	THOMAS WIESNER
	Title:	ATTORNEY

[Signature Page to Indenture]

Ferroatlantica del Cinca S.L.,
as Guarantor

By:	/s/ Thomas Wiesner

	Name:	THOMAS WIESNER
	Title:	ATTORNEY

[Signature Page to Indenture]

Cuarzos Industriales S.A.,
as Guarantor

By:	/s/ Thomas Wiesner

	Name:	THOMAS WIESNER
	Title:	ATTORNEY

[Signature Page to Indenture]

GSM Netherlands B.V.,
(having its corporate seat in Amsterdam, the Netherlands and registered with the Dutch trade register under number 34358567)
as Guarantor

By:	/s/ Thomas Wiesner

	Name:	THOMAS WIESNER
	Title:	ATTORNEY

[Signature Page to Indenture]

Ferroglobe Mangan Norge AS,
as Guarantor

By:	/s/ Thomas Wiesner

	Name:	THOMAS WIESNER
	Title:	ATTORNEY

[Signature Page to Indenture]

FerroPem, S.A.S.,
as Guarantor

By:	/s/ Thomas Wiesner

	Name:	THOMAS WIESNER
	Title:	ATTORNEY

[Signature Page to Indenture]

Ferroglobe Manganese France S.A.S.,
as Guarantor

By:	/s/ Thomas Wiesner

	Name:	THOMAS WIESNER
	Title:	ATTORNEY

[Signature Page to Indenture]

Globe Metallurgical, Inc.,
as Guarantor

By:	/s/ Paul Lojek

	Name:	Paul Lojek
	Title:	President

[Signature Page to Indenture]

Alden Resources LLC,
as Guarantor

By:	/s/ Paul Lojek

	Name:	Paul Lojek
	Title:	President

[Signature Page to Indenture]

ARL Resources, LLC,
as Guarantor

By:	Alden Resources LLC,
as sole member

By:	/s/ Paul Lojek

	Name:	Paul Lojek
	Title:	President

[Signature Page to Indenture]

ARL Services, LLC,

By:	Alden Resources LLC,
as sole member

By:	/s/ Paul Lojek

	Name:	Paul Lojek
	Title:	President

[Signature Page to Indenture]

Alden Sales Corp, LLC,
as Guarantor

By:	/s/ Paul Lojek

	Name:	Paul Lojek
	Title:	President

[Signature Page to Indenture]

Core Metals Group Holdings LLC,
as Guarantor

By:	/s/ Paul Lojek

	Name:	Paul Lojek
	Title:	President

[Signature Page to Indenture]

Core Metals Group LLC,
as Guarantor

By:	/s/ Paul Lojek

	Name:	Paul Lojek
	Title:	President

[Signature Page to Indenture]

Metallurgical Process Materials, LLC,
as Guarantor

By:	/s/ Paul Lojek

	Name:	Paul Lojek
	Title:	President

[Signature Page to Indenture]

Tennessee Alloys Company , LLC,
as Guarantor

By:	/s/ Paul Lojek

	Name:	Paul Lojek
	Title:	President

[Signature Page to Indenture]

Alabama Sand and Gravel, Inc.,
as Guarantor

By:	/s/ Paul Lojek

	Name:	Paul Lojek
	Title:	President

[Signature Page to Indenture]

GSM Sales, Inc.,
as Guarantor

By:	/s/ Paul Lojek

	Name:	Paul Lojek
	Title:	President

[Signature Page to Indenture]

Gatliff Services, LLC,
as Guarantor

By:	/s/ Paul Lojek

	Name:	Paul Lojek
	Title:	President

[Signature Page to Indenture]

GSM Enterprises Holdings Inc.,
as Guarantor

By:	/s/ Paul Lojek

	Name:	Paul Lojek
	Title:	President

[Signature Page to Indenture]

GSM Enterprises LLC,
as Guarantor

By:	/s/ Paul Lojek

	Name:	Paul Lojek
	Title:	President

[Signature Page to Indenture]

GBG Holdings LLC,
as Guarantor

By:	/s/ Paul Lojek

	Name:	Paul Lojek
	Title:	President

[Signature Page to Indenture]

Globe Metals Enterprises LLC,
as Guarantor

By:	/s/ Paul Lojek

	Name:	Paul Lojek
	Title:	President

[Signature Page to Indenture]

GSM Alloys II Inc.,
as Guarantor

By:	/s/ Paul Lojek

	Name:	Paul Lojek
	Title:	President

[Signature Page to Indenture]

GSM Alloys I Inc.,
as Guarantor

By:	/s/ Paul Lojek

	Name:	Paul Lojek
	Title:	President

[Signature Page to Indenture]

Solsil Inc.,
as Guarantor

By:	/s/ Paul Lojek

	Name:	Paul Lojek
	Title:	President

[Signature Page to Indenture]

GSM Financial Inc.,
as Guarantor

By:	/s/ Paul Lojek

	Name:	Paul Lojek
	Title:	President

[Signature Page to Indenture]

Norchem, Inc.,
as Guarantor

By:	/s/ Paul Lojek

	Name:	Paul Lojek
	Title:	President

[Signature Page to Indenture]

QSIP Canada ULC,
as Guarantor

By:	/s/ Thomas Wiesner

	Name:	THOMAS WIESNER
	Title:	ATTORNEY

[Signature Page to Indenture]

Globe Specialty Metals, Inc.
as Guarantor

By:	/s/ Paul Lojek

	Name:	Paul Lojek
	Title:	President

[Signature Page to Indenture]

GLAS Trustees Limited,
as Trustee

By:	/s/ Paul Cattermole

	Name:	PAUL CATTERMOLE
	Title:	AUTHORISED SIGNATORY

[Signature Page to Indenture]

Global Loan Agency Services Limited,
as Paying Agent

By:	/s/ Paul Cattermole

	Name:	PAUL CATTERMOLE
	Title:	AUTHORISED SIGNATORY

[Signature Page to Indenture]

GLAS Americas LLC,
as Registrar and Transfer Agent

By:	/s/ Martin Reeo

	Name:	MARTIN REEO
	Title:	SENIOR VICE PRESIDENT

[Signature Page to Indenture]

GLAS Trust Corporation Limited,
as Security Agent

By:	/s/ Paul Cattermole

	Name:	PAUL CATTERMOLE
	Title:	AUTHORISED SIGNATORY

[Signature Page to Indenture]

EXHIBIT A

PROVISIONS RELATING

TO THE NOTES

These provisions relating to the Notes are in addition to and not in lieu of the provisions relating to the Notes found in Articles II and III of the Indenture. In the event any inconsistency between the language in this Exhibit A and corresponding language in the Indenture, the language in the Indenture shall control.

1.	Definitions.

Capitalized terms used but not otherwise defined in this Exhibit A shall have the meanings assigned to them in the Indenture. For the purposes of this Exhibit A the following terms shall have the meanings indicated below:

“Definitive Registered Note” means a certificated Note that does not include the Global Notes Legend.

“Common Depositary” means Banque Internationale à Luxembourg, société anonyme, for Euroclear and Clearstream accounts, or any successor Person thereto.

“Global Notes” has the meaning given to it in Section 2.1(a)(iv) of this Exhibit A. “Global Notes Legend” means the legend set forth under that caption in Exhibit A-

1.

“Institutional Accredited Investors” means an “accredited investor” as defined in

Rule 501(a)(1), (2), (3), (7), (8), (9), (12) or (13) of Regulation D.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Regulation D” means Regulation D under the Securities Act.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Global Notes” has the meaning given to it in Section 2.1(a)(ii) of this

Exhibit A.

“Regulation S Notes” means all Notes offered and sold outside the United States in reliance on Regulation S.

“Restricted Global Notes” has the meaning given to it in Section 2.1(a)(i) of this

Exhibit A.

“Restricted Notes Legend” means the legend set forth under that caption in this

Exhibit A-1.

“Rule 144A” means Rule 144A under the Securities Act.

“Rule 144A Notes” means all Notes offered and sold to QIBs in reliance on Rule 144A.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Transfer Restricted Notes” means Definitive Registered Notes and any other Notes that bear or are required to bear the Restricted Notes Legend.

“United States” and “U.S.” means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia.

2.	The Notes.

2.1	Form and Dating.

(a)	Global Notes.

(i)Notes offered and sold within the United States to QIBs in accordance with Rule 144A shall be issued initially in the form of one or more permanent global notes in fully registered form without interest coupons (collectively, the “144A Global Notes”). Notes offered and sold within the United States to Institutional Accredited Investors in reliance on Regulation D shall be issued initially in the form of one or more permanent global notes in fully registered form without interest coupons (collectively, the “IAI Global Notes” and, collectively with the 144A Global Notes, the “Restricted Global Notes”).

(ii)Notes offered and sold outside the United States in reliance on Regulation S and denominated in U.S. dollars shall be issued initially in the form of one or more permanent global notes in fully registered form without interest coupons (collectively, the “Regulation S Global Notes”).

(iii)The Restricted Global Notes and the Regulation S Global Notes shall bear the Global Notes Legend. The Restricted Global Notes shall bear the Restricted Notes Legend. The Restricted Global Notes and the Regulation S Global Notes shall be deposited on behalf of the purchasers of the Notes represented thereby with the Common Depositary, and registered in the name of the Common Depositary or its nominee, as the case may be, for the accounts of Euroclear and Clearstream, duly executed by the Issuer and authenticated by the Trustee or the Authenticating Agent as provided in the Indenture.

(iv)The Restricted Global Notes and the Regulation S Global Notes are each referred to herein as a “Global Note” and are collectively referred to herein as “Global Notes”. The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee or Registrar and the Common Depositary or its nominee and on the schedules thereto as hereinafter provided, in connection with transfers, exchanges, redemptions and repurchases of beneficial interests therein.

(b)Book-Entry Provisions. This Section 2.1(b) shall apply only to a Global Note deposited with or on behalf of the Common Depositary.

Members of, or participants and account holders in, Euroclear and Clearstream (“Participants”) shall have no rights under the Indenture with respect to any Global Note held on their behalf by the Common Depositary or its nominee or by the Trustee, and the Common Depositary or its nominee may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Common Depositary or impair, as between the Common Depositary, on the one hand, and the Participants, on the other, the operation of customary practices of such persons governing the exercise of the rights of a Holder of a beneficial interest in any Global Note.

The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Participants and Persons that may hold interests through Participants, to take any action that a Holder is entitled to take under this Indenture or the Notes.

(c)Definitive Registered Notes. Except as provided in Section 2.3 or 2.4 of this Exhibit A, owners of beneficial interests in Global Notes will not be entitled to receive physical delivery of certificated Notes.

2.2Authentication. The Trustee or the Authenticating Agent, as the case may be, shall authenticate and make available for delivery the Notes upon a written Authentication Order of the Issuer signed by an Officer of the Issuer. Such Authentication Order shall (a) specify the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated, (b) direct the Trustee or the Authenticating Agent to authenticate such Notes and

(c) certify that all conditions precedent to the issuance of such Notes have been complied with in accordance with the terms hereof.

2.3	Transfer and Exchange.

(a)Transfer and Exchange of Definitive Registered Notes. When Definitive Registered Notes are presented to the Registrar or Transfer Agent, as the case may be, with a request:

(i)	to register the transfer of such Definitive Registered Notes; or

(ii)to exchange such Definitive Registered Notes for an equal principal amount of Definitive Registered Notes of other authorized denominations,

the Registrar or the Transfer Agent, as the case may be, shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met, provided, however, that the Definitive Registered Notes surrendered for transfer or exchange:

(1)shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar or the Transfer Agent, as the case may be, duly executed by the Holder thereof or its attorney duly authorized in writing; and

(2)in the case of Transfer Restricted Notes, are accompanied by the following additional information and documents, as applicable:

(i)if such Definitive Registered Notes are being delivered to the Registrar or the Transfer Agent, as the case may be, by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect (in the form set forth on the reverse side of the Note);

(ii)if such Definitive Registered Notes are being transferred to the Issuer, a certification to that effect (in the form set forth on the reverse side of the Note); or

(iii)if such Definitive Registered Notes are being transferred pursuant to an exemption from registration in accordance with Rule 144A, Regulation S, Regulation D or Rule

144 under the Securities Act or in reliance upon another exemption from the registration requirements of the Securities Act, (x) a certification to that effect (in the form set forth on the reverse side of the Note) and (y) if the Issuer or Registrar or Transfer Agent, as the case may be, so requests, an opinion of counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the legend set forth in Section 2.3(d) of this Exhibit A.

(b)Restrictions on Transfer of a Definitive Registered Note for a Beneficial Interest in a Global Note. A Definitive Registered Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Registrar of a Definitive Registered Note, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer, the Registrar and the Transfer Agent, together with:

(i)certification (in the form set forth on the reverse side of the Note) that such Definitive Registered Note is being transferred to a QIB in accordance with Rule 144A or an Institutional Accredited Investor in accordance with Regulation D; and

(ii)written instructions directing the Registrar to make, or to direct the Registrar to make, an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Notes represented by the Global Note, such instructions to contain information regarding the account to be credited with such increase, then the Trustee or the Authenticating Agent shall cancel such Definitive Registered Note and cause, or direct the Registrar to cause, in accordance with the standing instructions and procedures existing between the Common Depositary and the Registrar, the aggregate principal amount of Notes represented by the Global Note to be increased by the aggregate principal amount of the Definitive Registered Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Note equal to the principal amount of the Definitive Registered Note so cancelled. If no Global Notes are then outstanding and the Global Note has not been previously exchanged for certificated securities pursuant to Section 2.4 of this Exhibit A, the Issuer shall issue and the Trustee or the Authenticating Agent shall authenticate, upon written order of the Issuer in the form of an Authentication Order, a new Global Note in the appropriate principal amount.

(c)	Transfer and Exchange of Global Notes.

(i)The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Common Depositary, in accordance with the Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Common Depositary therefor. A transferor of a beneficial interest in a Global Note shall deliver a written order given in accordance with the Common Depositary’s procedures containing information regarding the participant account of the Common Depositary to be credited with a beneficial interest in such Global Note or another Global Note and such account shall be credited in accordance with such order with a beneficial interest in the applicable Global Note and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred. Transfers and exchanges of book-entry interests in a Global Note to Persons who take delivery thereof in the form of a book-entry interest in a Global Note shall be made in accordance with the transfer restrictions set forth in the Global Notes Legend. Transfers by an owner of a beneficial interest in a Restricted Global Note to a transferee who takes delivery of such interest through a Regulation S Global Note shall be made only upon receipt by the Registrar of a certification in the form provided in Exhibit B from the transferor to the effect that such transfer is being made in accordance with Regulation S or pursuant to an exemption from registration under the Securities Act provided by Rule 144 (if applicable) under the Securities Act.

(ii)Notwithstanding any other provisions of this Exhibit A (other than the provisions set forth in Section 2.4 of this Exhibit A), a Global Note may not be transferred as a whole except by the Common Depositary to a successor Common Depositary or a nominee of such successor Common Depositary.

(d)	Legend.

(i)Except as permitted by the following paragraph (ii) or (iii), each Note certificate evidencing the Restricted Global Notes or any Definitive Registered Notes held by QIBs in accordance with Rule 144A or Institutional Accredited Investors in accordance with Regulation D (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only):

“THIS NOTE HAS NOT BEEN, AND WILL NOT BE, REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) OR THE SECURIITES LAWS OF ANY STATE OF THE UNITED STATES OR OTHER JURISDICTION AND, NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF WITHIN THE UNITED STATES IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, NOR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT.

BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER FOR THE BENEFIT OF THE ISSUER AND THE GUARANTORS AND ANY OF THEIR SUCCESSORS IN INTEREST:

(1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE U.S. SECURITIES ACT) (A “QIB”), (B) IT HAS ACQUIRED THIS SECURITY IN AN OFFSHORE TRANSACTION COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT OR (C) IT IS AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(a)(1), (2), (3), (7), (8), (9), (12) or

(13)	OF REGULATION D UNDER THE SECURITIES ACT) (AN “IAI”);

(2)AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED NOTES THAT IT WILL NOT PRIOR TO THE DATE WHICH IS ONE YEAR (OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE U.S. SECURITIES ACT OR ANY SUCCESSOR PROVISION THEREUNDER) AFTER THE LATER OF THE DATE OF ORIGINAL ISSUE AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THE NOTES (OR ANY PREDECESSOR THERETO) (THE “RESALE RESTRICTION TERMINATION DATE”) RESELL, PLEDGE OR OTHERWISE TRANSFER THIS NOTE OR A BENEFICIAL INTEREST IN THIS NOTE EXCEPT (A) TO THE ISSUER, THE GUARANTORS OR ANY SUBSIDIARY THEREOF, (B) TO A PERSON THAT THE SELLER, AND ANY PERSON ACTING ON ITS BEHALF, REASONABLY BELIEVES IS A QIB PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB IN A TRANSACTION COMPLYING WITH RULE 144A UNDER THE U.S. SECURITIES ACT, (C) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE U.S. SECURITIES ACT, (D) TO AN IAI THAT IS ACQUIRING THE NOTE FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN IAI, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT, AND IN EACH OF SUCH CASES IN COMPLIANCE WITH ANY APPLICABLE SECURITIES LAW OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION; PROVIDED THAT THE ISSUER, THE TRUSTEE AND THE REGISTRAR SHALL HAVE THE RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (C), (D) OR (E) PRIOR TO THE RESALE RESTRICTION TERMINATION DATE TO REQUIRE THAT AN OPINION OF COUNSEL, CERTIFICATIONS OR OTHER INFORMATION SATISFACTORY TO THE ISSUER, THE TRUSTEE AND THE REGISTRAR IS COMPLETED AND DELIVERED BY THE TRANSFEROR; AND

(3)AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE OR AN INTEREST HEREIN IS TRANSFERRED, A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.

THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE ISSUER AFTER THE RESALE RESTRICTION TERMINATION DATE. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION”, AND “UNITED STATES” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE U.S. SECURITIES ACT.

BY ACCEPTANCE AND HOLDING OF THIS NOTE, EACH ACQUIRER AND SUBSEQUENT TRANSFEREE OF THIS NOTE OR ANY INTEREST HEREIN WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (A) NO PORTION OF THE ASSETS USED BY SUCH ACQUIRER OR TRANSFEREE TO ACQUIRE OR HOLD THIS NOTE OR ANY INTEREST HEREIN CONSTITUTES ASSETS OF ANY (I) EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), (II) PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR PROVISIONS UNDER ANY U.S. OR NON-U.S. FEDERAL, STATE, LOCAL OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (COLLECTIVELY, “SIMILAR LAWS”), OR (III) ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT DESCRIBED IN CLAUSE (I) AND (II) (EACH OF THE FOREGOING DESCRIBED IN CLAUSES (I), (II) AND (III) REFERRED TO AS A “PLAN”) OR (B) THE ACQUISITION, HOLDING AND SUBSEQUENT DISPOSITION OF THIS NOTE OR ANY INTEREST HEREIN WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR ANY SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.”

Each Definitive Registered Note held by QIBs in accordance with Rule 144A or Institutional Accredited Investors in accordance with Section 4(a)(2) of the Securities Act shall bear the following additional legend:

“IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS THE ISSUER MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS”.

(ii)Upon any sale or transfer of a Transfer Restricted Note that is a Definitive Registered Note, the Holder thereof shall be permitted to exchange such Transfer Restricted Note for a Definitive Registered Note that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Note if the Holder certifies in writing to the Transfer Agent and Registrar that its request for such exchange was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Note).

(iii)Any additional Notes sold in a registered offering under the Securities Act shall not be required to bear the Restricted Notes Legend.

(e)Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Registered Notes, transferred,

redeemed, repurchased or cancelled, such Global Note shall be returned by the Common Depositary to Trustee or the Authenticating Agent for cancellation or retained and cancelled by the Trustee or the Authenticating Agent. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Registered Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or cancelled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Registrar with respect to such Global Note, by the Trustee or the Registrar, to reflect such reduction.

(f)	Obligations with Respect to Transfers and Exchanges.

(i)To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee or an Authenticating Agent shall authenticate, Definitive Registered Notes and Global Notes at the Registrar’s request.

(ii)No service charge shall be made for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchange or transfer pursuant to Section 2.07, 3.06, 4.05, 4.14 or 9.04 of the Indenture).

(iii)Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuer, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(iv)All Notes issued upon any transfer or exchange pursuant to the terms of the Indenture shall evidence the same debt and shall be entitled to the same benefits under the Indenture as the Notes surrendered upon such transfer or exchange.

(g)	No Obligation of the Trustee.

(i)The Trustee and Agents shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Common Depositary or any other Person with respect to the accuracy of the records of the Common Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Common Depositary) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to the registered Holders (which shall be the Common Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Common Depositary subject to the applicable rules and procedures of the Common Depositary. The Trustee and Agents may rely and shall be fully protected in relying upon information furnished by the Common Depositary with respect to its members, participants and any beneficial owners.

(ii)The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance, and shall not be responsible or liable for compliance, with any restrictions on transfer, exchange, redemption, purchase or repurchase, as applicable, imposed under the Indenture or under applicable law or regulation with respect to any transfer, exchange, redemption, purchase or repurchase, as applicable of any interest in any Note (including, without limitation, any transfers between or among Common Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of the Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof, it being understood that without limiting the generality of the foregoing, the Trustee shall not have any obligation or duty to monitor, determine or inquire as to compliance, and shall not be responsible or liable for compliance, with restrictions on transfer, exchange, redemption, purchase or repurchase, as applicable, of minimum denominations imposed under the Indenture or under applicable law or regulation with respect to any transfer, exchange, redemption, purchase or repurchase, as applicable, of any interest in any Note.

2.4	Transfer and Exchange of Global Notes for Definitive Registered Notes.

(a)A Global Note deposited with the Common Depositary or with the Registrar pursuant to Section 2.1 of this Exhibit A shall be transferred to the beneficial owners thereof in the form of Definitive Registered Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.3 of this Exhibit A and (i) the Common Depositary notifies the Issuer that it is unwilling or unable to continue as a Common Depositary for such Global Note and a successor Common Depositary is not appointed by the Issuer within 120 days of such notice or after the Issuer become aware of such cessation, or (ii) if the owner of a book-entry interest in such Global Note requests such exchange in writing delivered through the Common Depositary following an Event of Default and enforcement action is being taken in respect thereof under the Indenture.

(b)Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the Common Depositary to the Trustee or the Registrar, to be so transferred, in whole or from time to time in part, without charge, and the Trustee or an Authenticating Agent shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Registered Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section 2.4 shall be executed, authenticated and delivered only in minimum denominations of $1.00 and multiples of $1.00 in excess thereof and registered in such names as the Common Depositary shall direct. Any certificated Note in the form of a Definitive Registered Note delivered in exchange for an interest in the Global Note shall, to the extent required by Section 2.3(d) of this Exhibit A, bear the Restricted Notes Legend.

(c)Subject to the provisions of Section 2.4(d) of this Exhibit A, the registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent

Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under the Indenture or the Notes.

(d)In the event of the occurrence of any of the events specified in Section 2.4(a)(i) or (ii) of this Exhibit A, the Issuer will promptly make available to the Trustee a reasonable supply of Definitive Registered Notes in fully registered form without interest coupons.

EXHIBIT A-1

[FORM OF FACE OF NOTE]

9.0% SENIOR SECURED NOTE DUE 2025

[Global Notes Legend:]

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY OR A SUCCESSOR DEPOSITARY. THIS NOTE IS NOT EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

THIS GLOBAL NOTE AND ANY RELATED DOCUMENTATION MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME TO MODIFY THE RESTRICTIONS ON AND PROCEDURES FOR RESALES AND OTHER TRANSFERS OF THIS GLOBAL NOTE TO REFLECT ANY CHANGE IN APPLICABLE LAW OR REGULATION (OR THE INTERPRETATION THEREOF) OR IN PRACTICES RELATING TO THE RESALE OR TRANSFER OF RESTRICTED SECURITIES GENERALLY. THE HOLDER OF THIS GLOBAL NOTE SHALL BE DEEMED, BY THE ACCEPTANCE HEREOF, TO HAVE AGREED TO ANY SUCH AMENDMENT OR SUPPLEMENT.

[Restricted Global Notes Legend:]

THIS NOTE HAS NOT BEEN, AND WILL NOT BE, REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) OR THE SECURIITES LAWS OF ANY STATE OF THE UNITED STATES OR OTHER JURISDICTION AND, NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF WITHIN THE UNITED STATES IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, NOR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT.

BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER FOR THE BENEFIT OF THE ISSUER AND THE GUARANTORS AND ANY OF THEIR SUCCESSORS IN INTEREST:

(1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE U.S. SECURITIES ACT) (A “QIB”), (B) IT HAS

A-1-1

ACQUIRED THIS SECURITY IN AN OFFSHORE TRANSACTION COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT OR (C) IT IS AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(a)(1), (2), (3), (7), (8), (9), (12) or (13) OF REGULATION D UNDER THE SECURITIES ACT) (AN “IAI”);

(2) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED NOTES THAT IT WILL NOT PRIOR TO THE DATE WHICH IS ONE YEAR (OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE U.S. SECURITIES ACT OR ANY SUCCESSOR PROVISION THEREUNDER) AFTER THE LATER OF THE DATE OF ORIGINAL ISSUE AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THE NOTES (OR ANY PREDECESSOR THERETO) (THE “RESALE RESTRICTION TERMINATION DATE”) RESELL, PLEDGE OR OTHERWISE TRANSFER THIS NOTE OR A BENEFICIAL INTEREST IN THIS NOTE EXCEPT i. TO THE ISSUER, THE GUARANTORS OR ANY SUBSIDIARY THEREOF, ii. TO A PERSON THAT THE SELLER, AND ANY PERSON ACTING ON ITS BEHALF, REASONABLY BELIEVES IS A QIB PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB IN A TRANSACTION COMPLYING WITH RULE 144A UNDER THE U.S. SECURITIES ACT, iii. PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE

U.S. SECURITIES ACT, iv. TO AN IAI THAT IS ACQUIRING THE NOTE FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN IAI, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, v. PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OR vi. PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT, AND IN EACH OF SUCH CASES IN COMPLIANCE WITH ANY APPLICABLE SECURITIES LAW OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION; PROVIDED THAT THE ISSUER, THE TRUSTEE AND THE REGISTRAR SHALL HAVE THE RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (C), (D) OR (E) PRIOR TO THE RESALE RESTRICTION TERMINATION DATE TO REQUIRE THAT AN OPINION OF COUNSEL, CERTIFICATIONS OR OTHER INFORMATION SATISFACTORY TO THE ISSUER, THE TRUSTEE AND THE REGISTRAR IS COMPLETED AND DELIVERED BY THE TRANSFEROR; AND

(3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE OR AN INTEREST HEREIN IS TRANSFERRED, A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.

THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE ISSUER AFTER THE RESALE RESTRICTION TERMINATION DATE. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION”, AND “UNITED STATES” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE U.S. SECURITIES ACT.

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BY ACCEPTANCE AND HOLDING OF THIS NOTE, EACH ACQUIRER AND SUBSEQUENT TRANSFEREE OF THIS NOTE OR ANY INTEREST HEREIN WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (A) NO PORTION OF THE ASSETS USED BY SUCH ACQUIRER OR TRANSFEREE TO ACQUIRE OR HOLD THIS NOTE OR ANY INTEREST HEREIN CONSTITUTES ASSETS OF ANY (I) EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), (II) PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR PROVISIONS UNDER ANY U.S. OR NON-U.S. FEDERAL, STATE, LOCAL OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (COLLECTIVELY, “SIMILAR LAWS”), OR (III) ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT DESCRIBED IN CLAUSE (I) AND (II) (EACH OF THE FOREGOING DESCRIBED IN CLAUSES (I), (II) AND (III) REFERRED TO AS A “PLAN”) OR (B) THE ACQUISITION, HOLDING AND SUBSEQUENT DISPOSITION OF THIS NOTE OR ANY INTEREST HEREIN WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR ANY SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.”

[Each Definitive Registered Note shall bear the following additional legend:]

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS THE ISSUER MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

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[Rule 144A / IAI / Regulation S]

Common Code
ISIN

Issue Date:

9.0% Senior Secured Note due 2025

No.	$

FERROGLOBE FINANCE COMPANY PLC

a public limited company incorporated under the laws of England and Wales, having its registered office at 5 Fleet Place, London, England EC4M 7RD, United Kingdom, promises to pay [•], or its registered  assigns, the principal sum of $  , subject to adjustments listed on the Schedule of Increases or Decreases in the Global Note attached hereto, on June 30, 2025.

Interest Payment Dates: January 31 and July 31, commencing on January 31, 2022.

Record Dates: [One Business Day immediately preceding the relevant Interest Payment Date][for Global Notes]/[January 30 and July 30 immediately preceding the relevant Interest Payment Date][for Definitive Registered Notes]

This Note and the Note Guarantees in respect thereof are also subject to the transfer restrictions set forth on the other side of this Note.

The maximum principal amount of the Notes may be increased in accordance with the provisions set forth under the Indenture.

Additional provisions of this Note are set forth on the other side of this Note.

(Signature page to follow.)

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IN WITNESS WHEREOF, Ferroglobe Finance Company, PLC has caused this Note to be signed manually or by facsimile by its duly authorized officers.

Dated:

FERROGLOBE FINANCE COMPANY PLC

By:

Name:

Title:

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Dated:

Trustee’s Certificate of Authentication

This is one of the 9.0% Senior Secured Notes due
2025 described in the within-mentioned Indenture.

GLAS Trustees Limited,
as Trustee

By:
Authorized Signatory

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9.0% SENIOR SECURED NOTE DUE 2025

1.	Interest.

Ferroglobe Finance Company, PLC, a public limited company incorporated under the laws of England and Wales (such company, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”) promises to pay interest on the principal amount of this Note at the rate of 9.0% per annum. The Issuer shall pay interest on this Note semi- annually in arrears on January 31 and July 31, commencing on January 31, 2022. The Issuer will make each interest payment to Holders of record of the Notes one Business Day immediately preceding the relevant Interest Payment Date. Interest on the Notes shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from the Issue Date until the principal hereof is due. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at a rate that is 2.0% higher than the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) and Additional Amounts, if any, on overdue installments of interest, if any (without regard to any applicable grace period), at the same rate to the extent lawful.

2.	Method of Payment.

The Issuer shall pay interest on this Note (except defaulted interest) to the persons who are registered Holders of this Note at the close of business on the Record Date for the next Interest Payment Date even if this Note is cancelled after the Record Date and on or before the Interest Payment Date. The Issuer shall pay principal and interest in euros in immediately available funds that at the time of payment is legal tender for payment of public and private debts; provided, that payment of interest may be made at the option of the Issuer by check mailed to the Holder.

The amount of payments in respect of interest on each Interest Payment Date shall correspond to the aggregate principal amount of Notes represented by the Regulation S Global Note and the Restricted Global Note, as established by the Registrar at the close of business on the relevant Record Date. Payments of principal shall be made upon surrender of the Regulation S Global Note and the Restricted Global Note to the Paying Agent.

3.	Paying Agent and Registrar.

Initially, Global Loan Agency Services Limited will act as Paying Agent and GLAS Americas LLC will act as Registrar and Transfer Agent. The Issuer may appoint and change any Registrar, Transfer Agent or Paying Agent. The Issuer or any other Restricted Subsidiaries may act as Registrar, Transfer Agent and Paying Agent.

4.	Indenture.

The Issuer issued the Notes under the Indenture dated as of May 17, 2021 (the “Indenture”), among the Issuer, the Parent, the Guarantors, GLAS Trustees Limited, as trustee (in

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such capacity, the “Trustee”), Global Loan Agency Services Limited, as paying agent, and GLAS Americas LLC, as registrar and transfer agent. The terms of the Notes include those stated in the Indenture. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture for a statement of such terms and provisions. In the event of a conflict, the terms of the Indenture control.

The Notes are general, senior obligations of the Issuer. This Note is one of the Notes referred to in the Indenture. The Notes and, if issued, any Additional Notes are treated as a single class for all purposes under the Indenture, including, without limitation, with respect to waivers, amendments, redemptions and offers to purchase, except as otherwise provided for therein.

5.	Optional Redemption.

(a)Except as provided in this Section 5, the Notes are not redeemable until the Transaction Effective Date.

(b)On and after the Transaction Effective Date, the Issuer may redeem all or, from time to time, part of the Notes upon not less than 10 nor more than 60 days’ notice to the Holder, at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest and Additional Amounts (as defined below), if any, to, but not including, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the periods indicated below:

Redemption
Period	Price
Period commencing on the Transaction Effective Date to the date falling 15 months after the Transaction Effective Date	100.000%

Period commencing after the date falling 15 months after the Transaction Effective Date to the date falling 9 months after such date	100.000% plus Applicable Premium

Period commencing after the date falling 24 months after the Transaction Effective Date to the date falling 36 months after the Transaction Effective Date	104.500%

Period commencing after the date falling 36 months after the Transaction Effective Date and thereafter	100.000%

Any such redemption and notice may, in the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent. If such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the

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redemption date so delayed; provided that in no case shall the notice have been delivered less than 10 days or more than 60 days prior to the date on which such redemption (if any) occurs. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

(c)Prior to the date falling 24 months from the Transaction Effective Date, the Issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes (including the principal amount of any Additional Notes), upon not less than 10 nor more than 60 days’ notice, with funds in an aggregate amount (the “Redemption Amount”) not exceeding the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 109.000% of the principal amount of the Notes, plus accrued and unpaid interest and Additional Amounts, if any, to, but not including, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that:

(1)at least 65% of the original principal amount of the Notes (including the principal amount of any Additional Notes) remains outstanding immediately after each such redemption; and

(2)	the redemption occurs within 120 days after the closing of such Equity Offering.

(d)Prior to the date falling 24 months from the Transaction Effective Date, the Issuer may redeem all or, from time to time, a part of the Notes upon not less than 10 nor more than 60 days’ notice at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium and accrued and unpaid interest and Additional Amounts, if any, to, but not including, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). Any such redemption and notice may, at the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent.

“Applicable Premium” means with respect to any Note the greater of

(A)	(1% of the principal amount of such Note, and

(B)	the excess (to the extent positive) of:

(i)the present value at such redemption date of (1) the redemption price of such Note at the date falling 24 months from the Transaction Effective Date (such redemption price (expressed in percentage of principal amount) being set forth in the table above under Section 5(b) (excluding accrued and unpaid interest)), plus (2) all required interest payments due on such Note to and including the date falling 24 months from the Transaction Effective Date (excluding accrued but unpaid interest), computed upon the redemption date using a discount rate equal to the Treasury Rate at such redemption date plus 50 basis points; over

(ii)	the outstanding principal amount of such Note,

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as calculated by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate. For the avoidance of doubt, calculation of Applicable Premium shall not be an obligation or duty of the Trustee or any Paying Agent or Registrar.

“Treasury Rate” means, as obtained by the Issuer, as of any date of redemption of Notes, the yield to maturity as of such date U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the date notice of the applicable redemption of Notes is sent in accordance with the Indenture (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to the date falling 24 months from the Transaction Effective Date; provided, however, that if the period from such date to the date falling 24 months from the Transaction Effective Date, is less than one year, the weekly average yield on actively traded U.S. Treasury securities adjusted to a constant maturity of one year will be used.

(e)On or prior to the Initial Notes Repayment Date, (i) the Issuer may redeem and (ii) following any acceleration of the principal amount of Initial Notes prior to their Stated Maturity the Issuer shall be required to redeem, all or, from time to time, part of the Initial Notes upon not less than 10 nor more than 60 days’ notice to the Holder, at a redemption price equal to 100% of the principal amount of the Initial Notes plus the Initial Notes Repayment Date Premium and accrued and unpaid interest and Additional Amounts, if any, to, but not including, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). Following the Initial Notes Repayment Date no Initial Notes Repayment Date Premium shall be due.

“Initial Notes Repayment Date” means the earlier to occur of:

(A)

the date on which the Lock-Up Agreement is terminated: (i) pursuant to Clause 9.1(a) of the Lock-Up Agreement; (ii) pursuant to Clauses 9.1(b)(iii), 9.1(b)(iv), 9.1 (c)(iv) or 9.1(c)(v) of the Lock- Up Agreement as a result of a breach or misrepresentation, as applicable, by any holder of the Notes in its capacity as a “Consenting Noteholder” under the Lock-Up Agreement; (iii) pursuant to Clause 9.2(b) of the Lock Up Agreement; (iv) because a scheme of arrangement seeking to implement the Transaction fails to get the requisite creditor consent or is not sanctioned by the court;

(v) pursuant to Clauses 9.1(c)(viii) or 9.1(d)(viii) of the Lock Up Agreement where the event of default under the Lock-Up Agreement is termination of the Lock Up Agreement in the circumstances described in sub-clauses (iii) and (iv) of this paragraph (A); or (vi) pursuant to Clause 9.2(c) of the Lock-Up Agreement as a result of the Transaction Effective Date having occurred;

(B)	the date falling three months after the Lock-Up Agreement is terminated in accordance with its terms; and

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(C)

the Parent or the Issuer becomes subject to Chapter 11 proceedings under the United States Bankruptcy Code of 1978, as amended, administration, liquidation, receivership (in any form) or an analogous procedure in any jurisdiction, including under Bankruptcy Law.

“Initial Notes Repayment Date Premium” means, for each $1,000 in principal amount of Initial Notes to be redeemed in accordance with this Section 5 or accelerated in accordance with Section 17, as applicable, an amount equal to $437.5.

6.	Optional Tax Redemption.

The Issuer may redeem the Notes in whole, but not in part, at any time upon giving not less than 10 nor more than 60 days’ prior notice to the Holders of the Notes (which notice will be irrevocable) at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed for redemption (a “Tax Redemption Date”) (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) and all Additional Amounts (as defined in Section 4.13 of the Indenture), if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if any, if the Issuer determines in good faith that, as a result of:

(1)any change in, or amendment to, the law or treaties (or any regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction (as defined in Section 4.13 of the Indenture) affecting taxation; or

(2)any amendment to, or change in an official application or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction or a change in published administrative practice) (each of the foregoing in clauses (1) and (2), a “Change in Tax Law”), a Payor (as defined below) is, or on the next interest payment date in respect of the Notes would be, required to pay Additional Amounts with respect of the Notes (but, in the case of a Guarantor, only if the payment giving rise to such requirement cannot be made by the Issuer or another Guarantor who can make such payment without the obligation to pay Additional Amounts) and such obligation cannot be avoided by taking reasonable measures available to the Payor (including, for the avoidance of doubt, the appointment of a new Paying Agent where this would be reasonable). Such Change in Tax Law must be announced and become effective on or after the Issue Date (or if the applicable Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction on a date after the Issue Date, such later date). The foregoing provisions shall apply mutatis mutandis to any successor Person, after such successor Person becomes a party to the Indenture, with respect to a change or amendment occurring after the time such successor Person becomes a party to the Indenture.

Notice of redemption for taxation reasons will be published in accordance with the procedures described in Section 8. Notwithstanding the foregoing, no such notice of redemption will be given (a) earlier than 60 days prior to the earliest date on which the Payor would be obligated to make such payment of Additional Amounts and (b) unless at the time such notice is

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given, such obligation to pay such Additional Amounts remains in effect. Prior to the publication or mailing of any notice of redemption of Notes pursuant to the foregoing, the Issuer will deliver to the Trustee (a) an Officer’s Certificate stating that it is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right so to redeem have been satisfied and (b) an opinion of an independent tax counsel of recognized standing to the effect that the Payor has been or will become obligated to pay Additional Amounts as a result of a Change in Tax Law. The Trustee shall be entitled to rely on such Officer’s Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, without further inquiry, in which event it will be conclusive and binding on the Holders.

7.	Mandatory Redemption and Sinking Fund.

(a)Except as provided in this Section 7, the Issuer is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes.

(b)[If, on the Transaction Effective Date, the Issuer issues Additional Notes with aggregate principal amount in excess of $20.0 million, the Issuer shall be required to redeem an aggregate principal amount of Initial Notes equivalent to the Initial Notes Reduction Amount on a pro rata basis at a redemption price equal to 100% of the principal thereof, plus accrued and unpaid interest and Additional Amounts, if any, to, but not including, the date of redemption, which shall be the Business Day following the Transaction Effective Date. No notice of redemption shall be required to be provided to Holders in respect of the redemption set forth in this clause (b). For the avoidance of doubt, the Initial Note Repayment Date Premium shall not apply in respect of the redemption set forth in this clause (b).][To include only in the Notes to be issued on the Issue Date]

8.	Notice of Redemption.

Subject to the next paragraph, not less than 10 days but not more than 60 days before a date for redemption of Notes, the Issuer shall transmit to each Holder (with a copy to the Trustee and Registrar) a notice of redemption in accordance with Section 12.01 of the Indenture; provided, however, that any notice of redemption provided for by Section 6 shall not be given (a) earlier than 60 days prior to the earliest date on which the Payor would be obligated to make a payment of Additional Amounts and (b) unless at the time such notice is given, the obligation to pay such Additional Amounts remains in effect. In addition, for so long as the Notes are listed on the Global Exchange Market of Euronext Dublin and the rules thereof so require, the Issuer shall publish notice of redemption in a daily newspaper with general circulation in Ireland (which is expected to be The Irish Times) and in addition to such publication, not less than 10 nor more than 60 days prior to the redemption date, mail such notice to Holders by first-class mail, postage prepaid, at their respective addresses as they appear on the registration books of the Registrar. While in global form, notices to Holders may be delivered via Euroclear or Clearstream and in accordance with the applicable procedures of Euroclear or Clearstream in lieu of notice via registered mail. Such notice of redemption may also be published on the website of Euronext Dublin (www.euronext.com/en/markets/dublin) in lieu of publication in a daily newspaper to the extent and as permitted by the rules of Euronext Dublin. The notice shall identify the Notes to be redeemed and shall state the information required pursuant to Section 3.03 of the Indenture.

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At the Issuer’s request, the Trustee or the Paying Agent shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense. In such event, the Issuer shall deliver to the Trustee and the Paying Agent, with a copy to the Trustee, at least 5 Business Days prior to the date on which notice of redemption is to be delivered to the Holders (unless a shorter period is satisfactory to the Registrar), an Officer’s Certificate requesting that the Registrar give such notice and the information required and within the time periods specified by this Section 8.

If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed as follows: (i) if the Notes are listed on any securities exchange, in compliance with the requirements of the principal securities exchange on which the Notes are listed or (ii) if the Notes are not listed on any securities exchange, on a pro rata basis, by lot or by such method as the Trustee deems fair and appropriate and in accordance with Euroclear or Clearstream procedures, provided, however, that no such partial redemption shall reduce the portion of the principal amount of a Note not redeemed to less than $1,000. None of the Trustee, the Paying Agent nor the Registrar will be liable for any selections made by it in accordance with this paragraph.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. In the case of a Definitive Registered Note, a new Definitive Registered Note in principal amount equal to the unredeemed portion of any Definitive Registered Note redeemed in part will be issued in the name of the Holder thereof upon cancellation of the original Definitive Registered Note. In the case of a Global Note, an appropriate notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. Subject to the terms of the applicable redemption notice, Notes called for redemption become due on the date fixed for redemption. Unless the Issuer defaults in payment of the redemption price, on and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption. If the Issuer elects to redeem the Notes or portions thereof and request the Trustee to distribute to the Holders of the Notes any amounts deposited in trust (which, for the avoidance of doubt, will include accrued and unpaid interest to the date fixed for redemption) prior to the date fixed for redemption in accordance with the provisions set forth under Section 8.01 the applicable redemption notice will state that Holders of the Notes will receive such amounts deposited in trust prior to the date fixed for redemption and the payment date.

9.	Additional Amounts.

All payments made by a Payor on the Notes or any Note Guarantee, as applicable, will be made free and clear of and without withholding or deduction for, or on account of, any Taxes subject to and in accordance with Section 4.13 of the Indenture.

10.	Repurchase of Notes at the Option of Holders upon (i) a Change of Control and (ii) the occurrence of certain Asset Sales.

If a Change of Control occurs, each Holder of Notes will have the right, subject to certain conditions specified in the Indenture, to require the Issuer to repurchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to but excluding the date of purchase (subject to the right of

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Holders of record on the relevant record date to receive interest due on the relevant interest payment date) as provided in, and subject to the terms of, the Indenture.

In accordance with Section 4.05 of the Indenture, the Issuer will be required to, or may be permitted to, offer to purchase Notes upon the occurrence of certain events, including certain Asset Dispositions.

11.	[Reserved]

12.	Denominations, Transfer and Exchange.

The Notes are in registered form without interest coupons in minimum denominations of $1.00 and multiples of $1.00 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The transfer of Notes may be registered, and Notes may be exchanged, as provided in the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.

13.	Persons Deemed Owners.

Except as provided in Section 2, the registered Holder of this Note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the Indenture, including, without limitation, with respect to enforcement and the pursuit of other remedies.

14.	Unclaimed Money.

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Issuer at its written request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look to the Issuer for payment as general creditors and the Trustee and the Paying Agent shall have no further liability with respect to such monies.

15.	Discharge and Defeasance.

Subject to certain conditions, the Issuer at any time may terminate all of its obligations and all obligations of each Guarantor under the Notes, any Note Guarantee and the Indenture if the Issuer, among other things, deposits or causes to be deposited with the Trustee money or U.S. dollar-denominated Government Obligations, or a combination thereof, in an amount sufficient, without consideration of reinvestment, to pay and discharge the entire indebtedness on the Notes not previously delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of deposit (in the case of Notes that have become due and payable), or to the Stated Maturity or redemption date, as the case may be.

16.	Amendment, Waiver.

The Indenture and the Notes may be amended as set forth in the Indenture.

17.	Defaults and Remedies.

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Each of the following is an “Event of Default” under the Indenture:

(a)default in any payment of interest on any Note issued under the Indenture when due and payable, continued for 30 days;

(b)default in the payment of the principal amount of or premium, if any, on any Note issued under the Indenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(c)failure by the Issuer or any Guarantor to comply with its obligations under Section 5.01;

(d)failure by the Issuer or any Guarantor to comply for 30 days after written notice by the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes with its obligation to make a Change of Control Offer under Section 4.14;

(e)failure by the Parent or any of its Restricted Subsidiaries to comply for 60 days after notice by the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes with its other agreements contained in the Indenture (in each case, other than a default in performance, or breach of, a covenant or agreement specifically addressed in clauses (a) to (d) of this Section 17);

(f)default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Parent or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Parent or any of its Restricted Subsidiaries) other than Indebtedness owed to the Parent or a Restricted Subsidiary whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default:

(i)is caused by a failure to pay principal at stated maturity on such Indebtedness, immediately upon the expiration of the grace period provided in such Indebtedness (“payment default”); or

(ii)results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”),

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(g)the Issuer or any other Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(i)commences proceedings to be adjudicated bankrupt or insolvent;

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(ii)consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(iii)consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(iv)makes a general assignment for the benefit of its creditors; or

(v)admits in writing that it is unable to pay its debts as they become due;

(h)a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)is for relief against the Issuer or any other Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, in a proceeding in which the Issuer or any such other Restricted Subsidiary, that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, is to be adjudicated bankrupt or insolvent;

(ii)appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer or any other Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, or for all or substantially all of the property of the Issuer or any other Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; or

(iii)orders the winding up or liquidation of the Issuer or any other Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, and, in the case of any of (i), (ii) or (iii) of this clause (h), the order or decree remains un-stayed and in effect for 60 consecutive days;

(i)failure by the Issuer or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Parent and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $10.0 million (exclusive of any amounts that a solvent insurance company has acknowledged liability for), which judgments are not paid, discharged or stayed for a period of 60 days after the judgment becomes final (the “judgment default provision”);

(j)any Note Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee or this Indenture) or is declared invalid or unenforceable in a judicial proceeding or any Guarantor denies or disaffirms in writing its obligations under its Note Guarantee and any such Default continues for 10 days;

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(k)any security interest under the Security Documents on any Collateral having a fair market value in excess of $5.0 million shall, at any time, cease to be in full force and effect (other than in accordance with the terms of the relevant Security Document, the Intercreditor Agreement, the ABL Intercreditor Agreement and any Additional Intercreditor Agreement, and this Indenture) for any reason other than the satisfaction in full of all obligations under this Indenture or the release or amendment of any such security interest in accordance with the terms of this Indenture, the Intercreditor Agreement, the ABL Intercreditor Agreement and any Additional Intercreditor Agreement or such Security Document or any such security interest created thereunder shall be declared invalid or unenforceable or the Parent, the Issuer or any other Restricted Subsidiary shall assert in writing that any such security interest is invalid or unenforceable and any such Default continues for 10 days;

(l)any default under any ABL Facility of the Parent or any of its Restricted Subsidiaries involving a principal amount of Indebtedness of $10.0 million or more in the aggregate, the effect of which is to permit the lenders under such ABL Facility to cause the Indebtedness under such ABL Facility to become due or to require the prepayment, repurchase, defeasance or redemption of the Indebtedness under such ABL Facility prior to its stated maturity; provided that this Section 6.01(l) shall not apply to the Indebtedness under any such ABL Facility that becomes due as a result of a refinancing thereof permitted by this Indenture; or

(m)the Lock-Up Agreement is terminated in accordance with its terms other than (x)(a) pursuant to clause 9.1(a) of the Lock-Up Agreement or (b) pursuant to clauses 9.1(b)(iii), 9.1(b)(iv), 9.1 (c)(iv), or 9.1(c)(v) of the Lock-Up Agreement as a result of a breach or misrepresentation, as applicable, by the holders of the Notes in their capacity as “Consenting Noteholders” under the Lock-Up Agreement or (y) pursuant to clause 9.2 (c) of the Lock-Up Agreement.

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court of any order, rule or regulation of any administrative or governmental body. However, a default under clause (c), (d), (e), (f), (i), (k) or (l) will not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes under the Indenture notify the Parent of the default and, with respect to clause (d), (e), (i) or (k), the Parent does not cure such default within the time specified in clause (d), (e), (i) or (k), as applicable, after receipt of such notice.

18.	Trustee Dealings with the Issuer

The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuer or its Affiliates and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee.

19.	No Recourse Against Others.

No director, officer, employee, incorporator or shareholder of the Parent or any of their respective Subsidiaries or Affiliates as such, shall have any liability for any obligations of the

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Issuer or the Guarantors under the Notes Documents, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

20.	Authentication.

This Note shall not be valid until an authorized signatory of the Trustee or the Authenticating Agent manually signs the certificate of authentication on the other side of this Note. The signature shall be conclusive evidence that the security has been authenticated under the Indenture.

21.	Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

22.	Governing Law.

THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

The Issuer will furnish to any Holder of Notes upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note.

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[ASSIGNMENT FORM]

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. No.)

(Insert assignee’s name, address and zip or post code)

and irrevocably appoint

to transfer this Note on the books of the Issuer. The agent may substitute another to act for it.

Date:

Your Signature:

Sign exactly as your name appears on the other side of this Note.

Signature Guarantee*:

*(Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee)

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[FORM OF CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR REGISTRATION OF TRANSFER RESTRICTED NOTES]

This certificate relates to $[●] principal amount of Notes held in (check applicable box) book-entry or definitive registered form by the undersigned.

The undersigned (check one box below):

◻	as requested the Trustee by written order to deliver, in exchange for its beneficial interest in the Global Note held by the Common Depositary, a Definitive Registered Note in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above);

◻	as requested the Trustee by written order to exchange or register the transfer of a Note.

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the expiration of the period referred to in Rule 144(d) under the Securities Act, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1)◻to the Issuer; or

(2)◻to the Registrar for registration in the name of the Holder, without transfer; or

(3)◻pursuant to an effective registration statement under the Securities Act; or

(4)◻inside the United Sates to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A; or

(5)◻outside the United Sates in an offshore transaction  within  the  meaning  of  Regulation S in compliance with Rule 904 under the Securities Act;

(6)◻to an institutional investor that is an accredited investor within the meaning of Rule 501(a)(1), (2), (3), (7), (8), (9), (12) or (13) of Regulation D in a transaction exempt from the registration requirements of the Securities Act; or

(7)◻pursuant to Rule 144 under the Securities Act or another available exemption from registration.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered Holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Trustee or the Issuer have reasonably requested to confirm that such transfer is being made

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pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Date:

Your Signature:

Sign exactly as your name appears on the other side of this Note.

Signature Guarantee*:

*(Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee)

TO BE COMPLETED BY PURCHASER IF (4) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Date:

Signature:

(to be executed by an executive officer of purchaser)

TO BE COMPLETED BY PURCHASER IF (6) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3), (7), (8), (9), (12) or (13) of Regulation D in a transaction meeting the requirements of Rule 506 of Regulation D or such other applicable exemption and the purchase of this Note is in compliance with any applicable blue sky securities laws of any state or territory of the United States.

Date:

Signature:

(to be executed by an executive officer of purchaser)

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Schedule of Increases and Decreases in the Global Notes

The  initial  principal  amount  of  this  Global Note is $[•].The following increases or decreases in this Global Note have been made:

		Amount of	Principal
	Amount of	Increase in	Amount
	Decrease in	Principal	of	Signature of
	Principal	Amount	this Global Note	Authorized
	Amount	of	Following such	Signatory of
Date of	of	this Global	Decrease or	Registrar or
Increase/Decrease	this Global Note	Note	Increase	Paying Agent

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[FORM OF OPTION OF HOLDER TO ELECT PURCHASE]

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.14 (Change of Control) or Section 4.05 (Limitation on Sales of Assets and Subsidiary Stock) of the Indenture, check the box:

Asset Disposition ☐Change of Control ☐

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.14 or Section 4.05 of the Indenture, state the amount (minimum amount of $1.00):

$

Date:

Your Signature:

(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee*:

*(SIGNATURE MUST BE GUARANTEED BY A PARTICIPANT IN A RECOGNIZED SIGNATURE GUARANTY MEDALLION PROGRAM OR OTHER SIGNATURE GUARANTOR ACCEPTABLE TO THE TRUSTEE)

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EXHIBIT B

FORM OF SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE No. [•] (this “Supplemental Indenture”), dated as of [•], among [•], a company organized and existing under the laws of [•] (the “Additional Guarantor”), a subsidiary of Ferroglobe PLC, a public limited company incorporated under the laws of England and Wales (the “Parent”), Ferroglobe Finance Company, PLC, a public limited company incorporated under the laws of England and Wales (the “Issuer”) and GLAS Trustees Limited, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of May 17, 2021 providing for the issuance of the Issuer’s U.S. dollar- denominated 9.0% Senior Secured Notes due 2025 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances a Subsidiary may execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Issuer, the Additional Guarantor and the Trustee are authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Additional Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.AGREEMENT TO GUARANTEE. The Additional Guarantor hereby agrees to provide an unconditional Note Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article X thereof.

[In addition, pursuant to Section 10.07 of the Indenture, the obligations of the [Guarantor]/[Additional Guarantor] and the granting of its Guarantee shall be limited as follows: [•].]

3.NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator or stockholder of any Additional Guarantor, as such, shall have any liability for any obligations of the Issuer or any Additional Guarantor under the Notes, the Indenture, the Note Guarantees or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under applicable securities laws.

4.THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE, THE NOTES AND THE NOTE GUARANTEES.

5.Each of the parties hereto irrevocably agrees that any suit, action or proceeding arising out of, related to, or in connection with the Indenture, this Supplemental Indenture, the Notes and the Note Guarantees or the transactions contemplated hereby, and any action arising under U.S. Federal or state securities laws, may be instituted in any U.S. federal or state court located in the State and City of New York, Borough of Manhattan; irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding; and irrevocably submits to the jurisdiction of such courts in any such suit, action or proceeding. The Issuer and each of the Guarantors (including the Additional Guarantor) has appointed (or hereby appoints) Globe Specialty Metals, Inc., as its authorized agent (the “Authorized Agent”) upon whom process may be served in any such suit, action or proceeding which may be instituted in any Federal or state court located in the State of New York, Borough of Manhattan arising out of or based upon the Indenture, this Supplemental Indenture, the Notes or the transactions contemplated hereby or thereby, and any action brought under U.S. Federal or state securities laws. The Issuer and each of the Guarantors (including the Additional Guarantor) expressly consents to the jurisdiction of any such court in respect of any such action and waives any other requirements of or objections to personal jurisdiction with respect thereto and waives any right to trial by jury. Such appointment shall be irrevocable unless and until replaced by an agent reasonably acceptable to the Trustee. The Issuer and each of the Guarantors (including the Additional Guarantor) represents and warrants that the Authorized Agent has agreed to act as said agent for service of process, and the Issuer agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent and written notice of such service to the Issuer shall be deemed, in every respect, effective service of process upon the Issuer and the Guarantors (including the Additional Guarantor).

6.COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7.EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

8.THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Additional Guarantor and the Issuer.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

FERROGLOBE FINANCE COMPANY PLC

By:
Name:
Title:

[ADDITIONAL GUARANTOR]

By:
Name:
Title:

GLAS Trustees Limited, as Trustee

By:
Name:
	Title:	Authorized Signatory

EXHIBIT C

FORM OF ABL INTERCREDITOR AGREEMENT

C-1

Schedule 1

Certain Existing Indebtedness

1.

The Financial support originally granted to FerroAtlántica, S.A.U. by the Ministry of Industry, Energy, and Tourism of Spain by Resolution of December 1, 2016 of the General Secretary for Industry and SMEs, under the order IET/619/2014, of April 11, and subrogated to Ferrosolar OpCo Group SL pursuant to the authorization of the General Secretary for Industry and SMEs on May 6, 2019 (the “Reindus loan”)

2.

Credit agreement dated July 26, 2013, as amended on January 23, 2015, between Silicio Ferrosolar, S.L.U. as borrower, Grupo Ferroatlantica S.A.U. as guarantor and el Centro Para el Desarollo Tecnológico Industrial as lender, and the credit agreement dated May 13, 2014, as amended on July 17, 2014, between Silicio Ferrosolar, S.L.U. as borrower, Grupo Ferroatlantica S.A.U. as guarantor and el Centro Para el Desarollo Tecnológico Industrial as lender (the “Silicio FerroSolar loan”)

3.	FerroAtlantica del Cinca loan entered into on December 23, 2008

4.	A loan agreement dated July 23, 2020 and entered into between BNP Paribas as lender and Ferropem S.A.S. as borrower, pursuant to which a state-guaranteed amount of

€4,300,000 was made available to the borrower in a single draw which is to be repaid (together with a €21,500 guarantee fee) in a single payment at the maturity of the loan on July 23, 2021 (the “French COVID loan”)

5.

A loan agreement dated June 2, 2020 and entered into between Investissement Quebec as lender and Silicium Québec Société en Commandite and Silicium Québec Commandité Inc as the borrowers, pursuant to which an amount of (CAD)$7,000,000 plus additional hypothec of 20% was made available to the borrowers at no interest with repayment occurring after 36 months in 84 monthly instalments of (CAD)$83 340 each payable to the lender. (the “Quebec Silicon loan”)

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Schedule 2

Security Documents

A.	Canada

Security Documents to be entered into on the Issue Date

1.	Pledge Agreement entered into by GSM Netherlands B.V. as the initial pledgor in favour of GLAS Trust Corporation Limited with respect to a pledge over shares in QSIP Canada ULC.
2.	General security agreement entered into between QSIP Canada ULC as the debtor and GLAS Trust Corporation Limited as the Security Agent.
3.	Deed of Hypothec entered into by QSIP Canada ULC as grantor and GLAS Trust Corporation Limited as the hypothecary representative.
B.	France

Security Documents to be entered into on the Issue Date

1.	Securities Account Pledge Agreement entered into by, among others, Grupo FerroAtlantica

S.A.U. as pledgor and GLAS Trust Corporation Limited with respect to the securities account opened in the name of Grupo FerroAtlantica S.A.U. and on which are recorded all the financial securities (titres financiers) issued by Ferropem S.A.S. and held by Grupo FerroAtlantica S.A.U.

2.

Securities Account Pledge Agreement entered into by, among others, Kintuck SAS as pledgor and GLAS Trust Corporation Limited with respect to the securities account opened in the name of Kintuck SAS and on which are recorded all the financial securities (titres financiers) issued by Ferroglobe Manganese S.A.S. and held by Kintuck S.A.S.

3.	Bank Accounts Pledge Agreement entered into by, among others, Ferropem S.A.S. as pledgor and GLAS Trust Corporation Limited as security agent with respect to the bank accounts listed therein.
4.	Bank Accounts Pledge Agreement entered into by, among others, Ferroglobe Manganese

S.A.S. as pledgor and GLAS Trust Corporation Limited as security agent with respect to the bank accounts listed therein.

5.	Receivables Pledge Agreement entered into by, among others, Ferropem S.A.S. as pledgor and GLAS Trust Corporation Limited as security agent with respect to the receivables listed therein.
6.	Receivables Pledge Agreement entered into by, among others, Ferroglobe Manganese S.A.S. as pledgor and GLAS Trust Corporation Limited as security agent with respect to the receivables listed therein.

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7.	Non-possessory Inventory Pledge Agreement entered into by, among others, Ferropem

S.A.S. as pledgor and GLAS Trust Corporation Limited as security agent with respect to the inventory listed therein provided that, such security satisfies the requirements specified in paragraph 4(f) of the Agreed Security Principles.

8.

Non-possessory Inventory Pledge Agreement entered into by, among others, Ferroglobe Manganese S.A.S. as pledgor and GLAS Trust Corporation Limited as security agent with respect to the inventory listed therein provided that, such security satisfies the requirements specified in paragraph 4(f) of the Agreed Security Principles.

9.

Possessory Inventory Pledge Agreement entered into by, among others, Ferropem S.A.S. as pledgor and GLAS Trust Corporation Limited as security agent with respect to the inventory listed therein provided that, such security shall only be required to be perfected if the requirements specified in paragraph 6(m) of the Agreed Security Principles are satisifed.

10.

Possessory Inventory Pledge Agreement entered into by, among others, Ferroglobe Manganese S.A.S. as pledgor and GLAS Trust Corporation Limited as security agent with respect to the inventory listed therein provided that, such security shall only be required to be perfected if the requirements specified in paragraph 6(m) of the Agreed Security Principles are satisifed.

Security Documents to be entered into on the Transaction Effective Date

1.	Notarized Mortgage Agreement (hypothèque) to be entered into by, among others, Ferropem

S.A.S. as pledgor and GLAS Trust Corporation Limited as security agent with respect to the real property listed therein provided that, such security satisfies the requirements specified in paragraph 4(i) of the Agreed Security Principles.

2.

Notarized Mortgage Agreement (hypothèque) to be entered into by, among others, Ferroglobe Manganese S.A.S. as pledgor and GLAS Trust Corporation Limited as security agent with respect to the real property listed therein provided that, such security satisfies the requirements specified in paragraph 4(i) of the Agreed Security Principles.

Security Documents to be entered into 60 days after the Transaction Effective Date at the latest

1. Pledge of going concern agreement (nantissement de fonds de commerce) to be entered into by, among others, Ferropem S.A.S. as pledgor and GLAS Trust Corporation Limited as security agent with respect to the going concern (fonds de commerce) identified therein provided that, such security shall be required to be granted to the extent that the requirements specified in paragraphs 4(j) of the Agreed Security Principles are satisfied.

C.	The Netherlands

Security Documents to be entered into on the Issue Date

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1.	Notarial Deed of Pledge of Shares. entered into by Globe Speciality Metals, Inc. as pledgor and GLAS Trust Corporation Limited as pledgee with respect to the shares in GSM Netherlands B.V.
2.

Security Agreement entered into between GSM Netherlands B.V. as the pledgor and GLAS Trust Corporation Limited as pledgee with respect to account bank receivables, intra-group receivables, insurance receivables, third party receivables, movable assets and intellectual property rights.

3.	Power of Attorney granted by GSM Netherlands B.V. to a Stibbe civil notary.
4.	Power of Attorney granted by Globe Speciality Metals, Inc. to a Stibbe civil notary.
5.	Power of Attorney granted by GLAS Trust Corporation Limited to a Stibbe civil notary.
D.	Norway

Security Documents to be entered into on the Issue Date

1.	Share Pledge Agreement entered into by Kintuck AS as pledgor and GLAS Trust Corporation Limited as pledgee and security agent with respect to the shares in Ferroglobe Mangan Norge AS.
2.

Security Agreement entered into by Ferroglobe Mangan Norge AS as pledgor and GLAS Trust Corporation Limited as pledgee and security agent with respect to intercompany loans, accounts receivables, inventory, operating assets, real property and bank accounts.

E.	Spain

Security Documents to be entered into on the Issue Date

1.

Pledges Agreement over Quota Shares entered into by Grupo Ferroatlantica S.A.U. and Ferroatlantica Participaciones, S.L.U. as pledgors, Ferroatlantica Participaciones, S.L.U., Ferroatlantica de Boo S.L.U., Ferroatlantica de Sabon S.L.U., Ferroatlantica del Cinca S.L., Ferrosolar Opco Group, S.L. and Grupo Ferroatlantica de Servicios, S.L.U. as companies, and Global Trust Corporation Limited as pledgee and security agent, with respect to the shares in Ferroatlantica Participaciones, S.L.U., Ferroatlantica de Boo S.L.U., Ferroatlantica de Sabon S.L.U., Ferroatlantica del Cinca S.L., Ferrosolar Opco Group, S.L. and Grupo Ferroatlantica de Servicios, S.L.U.

2.

Pledges Agreement over Shares entered into by Ferroglobe Holding Company, Ltd and Ferroatlantica Participaciones, S.L.U. as pledgors, Grupo Ferroatlantica S.A.U. and Cuarzos Industriales, S.A.U. as companies, and Global Trust Corporation Limited as pledgee and security agent, with respect to the shares in Grupo Ferroatlantica S.A.U. and Cuarzos Industriales, S.A.U.

3.

Pledges Agreement over Credit Rights entered into by Ferropem, S.A.S., Grupo Ferroatlantica S.A.U., Cuarzos Industriales S.A.U., Ferroatlantica de Boo S.L.U., Ferroatlantica de Sabon S.L.U., Grupo Ferroatlantica de Servicios S.L.U., Ferroatlantica del Cinca, S.L., Ferroatlantica

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Participaciones S.L.U., Ferrosolar OPCO Group S.L. as pledgors and Global Trust Corporation Limited as pledgee and security agent with respect to the bank accounts listed therein.

4.

Real Estate Promissory Mortgage entered into by Ferroatlantica de Boo S.L.U., Ferroatlantica de Sabon S.L.U., Ferroatlantica del Cinca, S.L. and Ferrosolar OPCO Group S.L. as the promisors and Global Trust Corporation Limited as mortgagee and security agent.

5.

Non-Possessory Pledge Agreement over Inventory entered into between Cuarzos Industriales S.A.U. as pledgor and Global Trust Corporation Limited Limited as pledgee and security agent with respect to the inventory listed therein.

6.

Non-Possessory Pledge Agreement over Inventory entered into between Ferroatlantica de Boo S.L.U. as pledgor and Global Trust Corporation Limited Limited as pledgee and security agent with respect to the inventory listed therein.

7.

Non-Possessory Pledge Agreement over Inventory entered into between Ferroatlantica de Sabon S.L.U. as pledgor and Global Trust Corporation Limited Limited as pledgee and security agent with respect to the inventory listed therein.

8.

Non-Possessory Pledge Agreement over Inventory entered into between Ferroatlantica del Cinca, S.L. as pledgor and Global Trust Corporation Limited Limited as pledgee and security agent with respect to the inventory listed therein.

9.

Non-Possessory Pledge Agreement over Inventory entered into between Ferrosolar Opco Group S.L. as pledgor and Global Trust Corporation Limited Limited as pledgee and security agent with respect to the inventory listed therein.

10.

Pledges Agreement over Credit Rights entered into by Grupo Ferroatlantica S.A.U., Cuarzos Industriales S.A.U., Ferroatlantica de Boo S.L.U., Ferroatlantica de Sabon S.L.U., Grupo Ferroatlantica de Servicios S.L.U., Ferroatlantica del Cinca, S.L., Ferroatlantica Participaciones S.L.U., and Ferrosolar OPCO Group S.L. as pledgors and Global Loan Agency Services Limited as pledgee and security agent with respect to intragroup receivables held vis- à-vis other Ferroglobe PLC subsidiaries.

Security Documents to be entered into on or before the Transaction Effective Date at the latest

1. Mortgage entered into by Ferroatlantica de Boo S.L.U., Ferroatlantica de Sabon S.L.U., Ferroatlantica del Cinca, S.L. and Ferrosolar OPCO Group S.L. as the mortgagors and Global Trust Corporation Limited as mortgagee and security agent over their real estate property and/or public concessions (as applicable), provided that, in case the mortgage is to be granted over a public concession, the mortgage will only be required to be granted to the extent that the requirements specified in paragraphs 4(h) and (j) of the Agreed Security Principles are satisfied.

Security Documents to be entered into 60 days after the Transaction Effective Date at the latest

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1.

Real estate mortgages (hipoteca inmobiliaria) over mining concessions at Sonia, Conchitina, Segunda Esmeralda, Trasmonte, Merlan, Cristina and Cabenetas to be entered into by Cuarzos Industriales S.A.U. and Ferroatlantica del Cinca, S.L. as mortgagors and Global Loan Agency Services Limited as mortgagee and security agent, provided that such security shall only be required to be granted to the extent that the requirements specified in paragraph 4(j) of the Agreed Security Principles are satisfied.

2.

Movable asset mortgages (hipoteca mobiliaria) over leaseholds at Madrid to be entered into by Grupo Ferroatlantica de Servicios S.L.U. as mortgagor and Global Loan Agency Services Limited as mortgagee and security agent, provided that such security shall only be required to be granted to the extent that the requirements specified in paragraph 4(j) of the Agreed Security Principles are satisfied.

F.	England & Wales

Debenture entered into between Ferroglobe PLC, Ferroglobe Finance Company, PLC, Ferroglobe Holding Company, Ltd and GLAS Trust Corporation Limited.

G.	United States

Security Documents to be entered into on the Issue Date

1.	Pledge Agreement entered into by and among the Ferroglobe Holding Company Ltd. and GLAS Trust Corporation Limited

2.

Pledge and Security Agreement entered into by and among Globe Specialty Metals, Inc., Globe Metallurgical Inc., Alden Resources LLC, ARL Resources LLC, ARL Services LLC, Core Metals Group Holdings LLC, Core Metals Group LLC, Metalurgical Process Materials, LLC, Tennessee Alloys Company, LLC, Alabama Sand and Gravel, Inc., GSM Sales, Inc. Gatliff Services LLC, GSM Financial Inc., Solsil, Inc., GSM Alloys I Inc., GSM Allows II Inc., Globe Metals Enterprises LLC, GBG Holdings LLC, Alden Sales Corp LLC, GSM Enterprises LLC, GSM Enterprises Holdings Inc., Norchem, Inc. and GLAS Trust Corporation Limited.

3.	Patent Security Agreement by and among Globe Metallurgical Inc. and GLAS Trust Corporation Limited.

Owned Properties

1.	the Open-End Mortgage (First Lien), Assignment of Rents and Leases, Security Agreement and Fixture Filing relating to 1595 Sparling Road, Waterford, Washington County, Ohio 45786.
2.	the First Lien Mortgage, Security Agreement and Fixture Filing relating to 2401 Old Montgomery Highway, Selma, Dallas County, Alabama 36703.
3.	the First Lien Mortgage, Security Agreement and Fixture Filing relating to 101 Garner Road, Bridgeport, Jackson County, Alabama 35740.

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4.	the First Lien Mortgage, Security Agreement and Fixture Filing relating to 133 Franklin Street, Aurora, Dearborn County, Indiana 47001.
5.	the First Lien UCC-1 Fixture Filing relating to 1595 Sparling Road, Waterford, Washington County, Ohio 45786.
6.	the First Lien UCC-1 Fixture Filing relating to 2401 Old Montgomery Highway, Selma, Dallas County, Alabama 36703.
7.	the First Lien UCC-1 Fixture Filing relating to 101 Garner Road, Bridgeport, Jackson County, Alabama 35740.
8.	the First Lien UCC-1 Fixture Filing relating to 133 Franklin Street, Aurora, Dearborn County, Indiana 47001.

Security Documents to be entered into 60 days after the Transaction Effective Date at the latest

1.	Control Agreement (as defined in the Pledge and Security Agreement referred to in Section G.2 above) by and among Globe Specialty Metals, Inc., GLAS Trust Corporation Limited and Citizens Bank, N.A. in respect of Account #6238670197.

2.	Control Agreement (as defined in the Pledge and Security Agreement referred to in Section G.2 above) by and among Globe Specialty Metals, Inc., GLAS Trust Corporation Limited and Citizens Bank, N.A. in respect of Account #6302618189.

3.

Control Agreement (as defined in the Pledge and Security Agreement referred to in Section G.2 above) by and among Globe Specialty Metals, Inc., GLAS Trust Corporation Limited and PNC Bank, National Association in respect of Account #8026437506.

Leased Properties

1.	the First Lien Collateral Assignment of Lease relating to 3714 County Road 40 E, Lowndesboro, Alabama 36752 provided that, such security shall only be required to be granted to the extent that the requirements specified in paragraph 4(j) of the Agreed Security Principles are satisfied.

2.	the First Lien Collateral Assignment of Lease relating to 600 Brickell Ave, Suite 3100, Miami, Florida 33131 provided that, such security shall only be required to be granted to the extent that the requirements specified in paragraph 4(j) of the Agreed Security Principles are satisfied.

3.	the First Lien Collateral Assignment of Lease relating to 985-A Seaway Drive, Fort Pierce, Florida 34949 provided that, such security shall only be required to be granted to the extent that the requirements specified in paragraph 4(j) of the Agreed Security Principles are satisfied.

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Schedule 3

Agreed Security Principles

1	Agreed Security Principles

(a)

The guarantees and security to be provided under the Notes Documents will be given in accordance with the security principles set out in this Schedule 3 (Agreed Security Principles). This Schedule 3 identifies the Agreed Security Principles and determines the extent and terms of the guarantees and security proposed to be provided in relation to the Notes.

(b)	Capitalised terms used in this Schedule 3 but not otherwise defined in this Agreement shall have the meanings given in the Intercreditor Agreement.

2	Guarantees

Subject to the guarantee limitations set out in the Notes Documents, each guarantee will be an upstream, cross-stream and downstream guarantee for all liabilities of the Issuer and the Guarantors under the Notes Documents in accordance with, and subject to, the requirements of these Agreed Security Principles in each relevant jurisdiction (references to “security” to be read for this purpose as including guarantees).

3	Secured Liabilities

Security documents will secure the borrowing and guarantee obligations of the Issuer and each Guarantor respectively under the Notes Documents, in each case in accordance with, and subject to, the requirements of these Agreed Security Principles in each relevant jurisdiction.

4	Overriding Principle

The parties agree that the overriding intention is for security only to be granted by:

(a)	the Parent over shares owned by it in the capital of Ferroglobe Holding Company, Ltd (“Holdco”);

(b)	Holdco over shares owned by it in the capital of the Issuer;

(c)	the Parent and the Restricted Subsidiaries in each case over the shares owned by it in the capital of any Guarantor that is incorporated in any European jurisdiction (a “European Guarantor”);

(d)	The Parent, Holdco, the Issuer and the European Guarantors in each case over its bank accounts other than:

(i)	the bank accounts of Grupo Ferroatlantica at Caixa Bank and Bankinter (or any replacement accounts thereof) used to hold amounts for certain guarantees; and

(ii)	the landfill account, FX account and tax deduction account of Ferroglobe Mangan Norge AS (or any replacement accounts thereof);

(e)	the Issuer and the European Guarantors in each case over intercompany receivables:

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(i)	arising as a result of cash pooling arrangements and tolling agreements between the European Guarantors;

(ii)	arising in connection with the corporate reorganization or new money borrowing; and

(iii)	that can be pledged under the relevant governing law in accordance with the general principles set out in these Agreed Security Principles;

(f)	each European Guarantor in each case over its inventory (with respect to European Guarantors incorporated in France, to the extent stored in France);

(g)

the Issuer and each European Guarantor (other than, without prejudice to paragraphs (h) to (j) below, those incorporated in France or Spain) over its real property, moveable machinery and plant and equipment;

(h)

the Parent (if applicable) and each relevant European Guarantor, by way of promissory mortgage in respect of real property and concessions linked to real property, over the real property, moveable machinery and plant and equipment at the sites at Boo, Monzon, Sabon and Puertollano provided that, to the extent any such asset is a concession, such security will only be required to be granted to the extent that the requirements specified in sub-paragraphs (i) to

(iii) of paragraph (j) below are satisfied;

(i)

the Parent (if applicable) and each relevant Restricted Subsidiary over the real property, moveable machinery and plant and equipment at the sites at Laudun, Les Clavaux, Chateau Feuillet, Pierrefitte, Anglefort, Montricher and Dunkirk (provided that such security shall be limited to mortgage (hypothèque) over real property owned by them);

(j)	the Parent (if applicable) and each relevant Restricted Subsidiary over its rights in respect of

(x) the Sonia, Conchitina, Segunda, Esmeralda, Trasmonte, Merlan, Cristina and Cabenetas mine concessions (which security shall be by way of mortgage); (y) the Chambery and Madrid leaseholds (which security shall be by way of pledge and provided that with respect to the Chambery leasehold, the security shall be a pledge of going concern (fonds de commerce) pursuant to articles L.142-1 of the French Code de commerce and to the extent (i) limited to the going concern operated in Chambery premises and (ii) limited the items listed in article L.142- 2 al. 3 of the same code but excluding any trademarks and similar rights); and (z) the Prattville, AL, Miami, FL and Ft Piece, FL leaseholds (which security shall be by way of collateral assignment), provided that such security shall only be required to be granted to the extent that:

(i)

consent has been granted by the relevant lessor or administrative authority for the granting of such security, it being agreed herein that neither the Parent, nor any Restricted Subsidiary shall have any obligation other than to use its reasonable endeavours to obtain such consent;

(ii)

the fees, costs and expenses relating to the perfection of such security (and the compliance with the requirements of that security) are not disproportionate to the benefit obtained by the Secured Parties (as defined in the Intercreditor Agreement); and

(iii)	the granting of such security (and compliance with the requirements thereof) would not unduly disrupt the business of the relevant security provider);

(k)	each Restricted Subsidiary in each case over the shares owned by it in the capital of each of GSM Financial Inc., Globe Metallurgical Inc,. GSM Sales Inc., Solsil Inc., GSM Alloys I Inc.,

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GSM Alloys II Inc., Globe Metals Enterprises LLC, Globe Specialty Metals Inc, Core Metals Group Holdings LLC, Core Metals Group LLC, Metallurgical Process Materials LLC, Tennessee Alloys Company LLC, Alabama Sand and Gravel Inc., Norchem Inc., GBG Holdings LLC, Alden Resources LLC, Alden Sales Corp LLC, Gatliff Services LLC, ARL Resources LLC, ARL Services LLC, GSM Enterprises LLC, GSM Enterprises Holdings Inc., QSIP Canada ULC and GSM Netherlands BV;

(l)

the Parent (if applicable) and each relevant Restricted Subsidiary over, by way of legal mortgage (first liens and second liens, if applicable), the real property at the Beverly (Waterford, OH), Selma (Selma, AL), Bridgeport (Bridgeport, AL) and Aurora (Aurora, IN) sites; and

(m)	any Guarantor incorporated in Norway over its trade receivables,

(the “Overriding Principle”) and that no other security shall be required to be given by any other person or in relation to any other asset provided that:

(A)

a Guarantor incorporated or otherwise formed in the United States of America (including the District of Columbia), Canada or the Netherlands will also grant customary all asset security over its personal property and such security shall be subject to the terms of these Agreed Security Principles;

(B)

a Guarantor incorporated or otherwise formed in the United States of America (including the District of Columbia), Canada or the Netherlands will also grant, following its acquisition of any real property, customary security on such real property and such security shall be subject to the terms of these Agreed Security Principles;

(C)	the Issuer and each Guarantor incorporated in the United Kingdom or any other jurisdiction that recognises a floating charge (or equivalent security) will also grant a floating charge;

(D)

if the date by which any security is required to be granted is expressly specified in the Lock-up Agreement, then that security shall not be required to be granted until that date, notwithstanding anything to the contrary in these Agreed Security Principles or in the relevant security document; and

(E)

to the extent security in any category referred to in this paragraph 4 is granted on or before the Issue Date, any future security under the same category shall, subject to these Agreed Security Principles, be on the same terms unless otherwise required by law in order for the relevant security to be valid, effective and enforceable.

5	Governing Law and Jurisdiction of Security

(a)

All security (other than share security) will be governed by the law of, and secure only assets located in, the jurisdiction of incorporation or formation of the applicable grantor of the security, provided that with respect to any company incorporated in the United States of America, all security agreements shall by governed by the laws of the State of New York and with respect to any Guarantor incorporated or otherwise formed in Canada, all security agreements shall be governed by the laws of the province of Nova Scotia, provided that a hypothec governed by the laws of the Province of Quebec shall also be entered into if such Guarantor has its registered office or tangible property located in the Province of Quebec, which security agreements and hypothec shall secure assets located in Canada.

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(b)

Share security over any subsidiary will be governed by the law of the place of incorporation or other formation of that subsidiary or, to the extent applicable, the place of incorporation or other formation of the financial intermediary with which the relevant shares are deposited, provided that with respect to share security over any company incorporated or otherwise formed in the United States of America, all share security shall be governed by the laws of the State of New York and with respect to share security over any company incorporated or otherwise formed in Canada, all share security shall be governed by the laws of the province in which such subsidiary has its registered office unless such subsidiary has its registered office in the Province of Quebec, in which case a hypothec governed by the laws of the Province of Quebec shall govern the share security.

6	Terms of security documents

The following principles will be reflected in the terms of any security taken in connection with the Facilities:

(a)	the security will be first ranking to the extent possible unless otherwise agreed;

(b)

security will not be enforceable until the occurrence of an Acceleration Event (or, in the case of Security governed by French law, until the occurrence of an Event of Default under paragraphs (a) and/or (b) of section 6.01 (Event of Default) of the Indenture which is continuing or the delivery of a notice of acceleration under section 6.03 (Acceleration) of the Indenture);

(c)

the beneficiaries of the security or any agent will only be able to exercise a power of attorney following the occurrence of an Event of Default which is continuing or where the relevant security provider has failed to comply with a written request to fulfil a further assurance or perfection obligation;

(d)

notices to account banks shall not request the account bank to amend or waive the standard terms and conditions of the account bank and any acknowledgement provided by an account bank shall be permitted to include a permission for any prior security interests in favour of the account bank created or arising by operation of law or in its standard terms and conditions;

(e)

unless a security document specifies a later date, notices and other perfection steps are to be completed within five (5) Business Days after the date of the security document (or the date on which any security provider becomes a party to that security document);

(f)

in relation to any asset which a security provider does not own on the date of a security document (or the date on which the security provider becomes a party to that security document) including the opening of a new bank account, any notices or other perfection steps shall, the Company shall ensure that, unless a security document specifies a later date, any notice, document, certificate or other requirement required to be sent, deposited or completed in respect of that asset in accordance with the terms of the relevant security document is sent, deposited or completed as soon as reasonably practicable after the relevant asset is acquired by the relevant security provider;

(g)

until an Event of Default has occurred and is continuing, the security providers shall be permitted to retain and to exercise voting rights to any shares secured by them in a manner which does not materially adversely affect the validity or enforceability of the Security or cause an Event of Default to occur and the security providers shall be permitted to receive and retain dividends on secured shares/pay dividends upstream on secured shares;

(h)	the security documents should only operate to create security rather than to impose new commercial obligations or repeat clauses in other Notes Documents; accordingly:

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(i)

they should not contain additional representations, undertakings or indemnities unless these are the same as or consistent with those contained in this Agreement or are required for the creation, perfection, protection, preservation or maintenance of security; and

(ii)

notwithstanding anything to the contrary in any security document, the terms of a security document shall not operate or be construed so as to prohibit or restrict any transaction, matter or other step (or a grantor of security taking or entering into the same) or dealing in any manner whatsoever in relation to any asset with the exception of ULC Shares (as such term is defined below) (including all rights, claims, benefits, proceeds and documentation, and contractual counterparties in relation to such assets) the subject of (or expressed to be the subject of) the security document if not prohibited by the Notes Documents;

(i)	security will, where possible and practical, automatically create security over future assets of the same type as those already secured;

(j)

where local law requires supplemental pledges or stock transfer powers, unless the relevant security document specifies otherwise, lists of assets or notices to be delivered in respect of future acquired assets in order for effective security to be created over that class of asset, such supplemental pledges or notices, such lists of assets shall be delivered to the Security Agent promptly upon request by the Security Agent;

(k)

to the extent possible under applicable law, each security document must contain a clause which records that if there is a conflict between the security document and this Agreement or the Intercreditor Agreement then (to the fullest extent permitted by law) the provisions of this Agreement or (as applicable) the Intercreditor Agreement will take priority over the provisions of the security document with the exception of any provision of the security document specifically relating to shares of stock or membership interests issued by any unlimited company or unlimited liability company (“ULC Shares”);

(l)

if the date by which any security is required to be perfected, registered or stamped is expressly specified in the Lock-up Agreement, then that security shall not be required to be perfected, registered or stamped until that date, notwithstanding anything to the contrary in these Agreed Security Principles; and

(m)

the security referred to in sub-paragraph (f) of paragraph 4 of these Agreed Security Principles shall, to the extent possessory security granted by a Guarantor incorporated in France, only be required to be perfected if:

(i)

the fees, costs and expenses relating to the perfection of such possessory security (and the compliance with the requirements of that security) are not disproportionate to the benefit obtained by the Secured Parties (as defined in the Intercreditor Agreement); and

(ii)	the perfection of such possessory security (and compliance with the requirements thereof) would not unduly disrupt the business of the relevant security provider,

and any such perfection shall not be required to be completed until the date falling 60 days after the Transaction Effective Date.

7	Additional Principles

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The Agreed Security Principles embody the recognition by all parties that there may be certain legal and practical difficulties in obtaining effective or commercially reasonable guarantees and/or security from the Parent and all relevant Restricted Subsidiaries in each jurisdiction in which it has been agreed that guarantees and security will be granted by those members. In particular:

(a)

general legal and statutory limitations, regulatory restrictions, financial assistance, anti-trust and other competition authority restrictions, corporate benefit, fraudulent preference, equitable subordination, “transfer pricing”, “thin capitalisation”, “earnings stripping”, “controlled foreign corporation” “fiscal unity requirements” and other tax restrictions, “exchange control restrictions”, “capital maintenance” rules and “liquidity impairment” rules, tax restrictions, retention of title claims, employee consultation or approval requirements and similar principles may limit the ability of the Parent or its Restricted Subsidiaries to provide a guarantee or security or may require that the guarantee or security be limited as to amount or otherwise and, if so, the guarantee or security will be limited accordingly, provided that, to the extent requested by the Security Agent before signing any applicable security or accession document, the Parent or relevant Restricted Subsidiary shall use its best efforts to overcome any such obstacle or otherwise such guarantee or security document shall be subject to such limit;

(b)

a key factor in determining whether or not (and the terms of which) a guarantee or security will be taken (and in respect of the security, the extent of its perfection and/or registration) is the applicable time and cost (including adverse effects on taxes, interest deductibility, stamp duty, registration costs and taxes, notarial and registration costs, translation costs, guarantee fees payable to any person that is not the Parent or a Restricted Subsidiary and all applicable legal and notarial fees and adverse effects on the ability of the Parent or any Restricted Subsidiary to obtain or maintain local facilities or other financing arrangements, including any factoring or similar arrangement (in each case not prohibited by this Agreement) which will not be disproportionate to the benefit accruing to the Secured Parties (as defined in the Intercreditor Agreement) of obtaining such guarantee or security;

(c)

the Parent and its Restricted Subsidiaries will not be required to give guarantees or enter into security documents if it would conflict with the fiduciary or statutory duties of their directors or contravene any applicable legal or regulatory prohibition or restriction or have the potential to result in a material risk of personal or criminal liability for any director or officer of or for the Parent or any Restricted Subsidiary, provided that, to the extent requested by the Security Agent before signing any applicable security document or accession document, the Parent or relevant Restricted Subsidiary shall, in relation to a contractual prohibition or restriction only, use reasonable endeavours to overcome any such obstacle or otherwise such guarantee or security document shall be subject to such limit;

(d)

guarantees and security (and/or the maximum guaranteed or secured amount thereunder) will be limited so that the aggregate of notarial costs and all registration and relevant taxes and duties relating to the provision of security will not exceed an amount to be agreed between the Issuer and the Security Agent;

(e)

where a class of assets to be secured includes material and immaterial assets, if the cost of granting security over the immaterial assets is disproportionate to the benefit of such security, security will be granted over the material assets only;

(f)	it is expressly acknowledged that it may be either impossible or impractical to create security over certain categories of assets in which event security will not be taken over such assets;

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(g)

the giving of a guarantee, the granting of security and the registration and/or the perfection of the security granted will not be required if it would have a material adverse effect on the ability of the Parent or the relevant Restricted Subsidiary to conduct its operations and business in the ordinary course as otherwise permitted by the Notes Documents;

(h)	any security document will only be required to be notarised if required by law in order for the relevant security to become effective or admissible in evidence;

(i)

to the extent possible or legally effective, all security will be given in favour of the Security Agent and not the Secured Parties (as defined in the Intercreditor Agreement) individually (with the Security Agent to hold one set of security documents for all the Noteholders); “parallel debt” provisions will be used where necessary (and included in the Intercreditor Agreement and not the individual security documents);

(j)	no security may be provided on terms which are inconsistent with the turnover or sharing provisions in the Intercreditor Agreement;

(k)

no guarantee or security shall guarantee or secure any “Excluded Swap Obligations” defined in accordance with the LSTA Market Advisory Update dated February 15, 2013 entitled “Swap Regulations’ Implications for Loan Documentation”, and any update thereto by the LSTA;

(l)	other than a general security document and related filing, no perfection, filing or other action will be required with respect to assets of a type not owned by members of the Group; and

(m)

no translation of any document relating to any security or any asset subject to any security will be required to be prepared or provided to the Secured Parties (as defined in the Intercreditor Agreement), unless required for such documents to become effective or admissible in evidence.

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